     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BANKNORTH GROUP, INC.
             (Exact name of Registrant as specified in its charter)

              MAINE                               6022                            01-0437984
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)        Classification Code No.)             Identification No.)

                                 P.O. BOX 9540
                              TWO PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                WILLIAM J. RYAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BANKNORTH GROUP, INC.
                                 P.O. BOX 9540
                              TWO PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with a copy to:

              GERARD L. HAWKINS, ESQ.                             WILLIAM P. MAYER, ESQ.
       ELIAS, MATZ, TIERNAN & HERRICK L.L.P.                      JAMES A. MATARESE, ESQ.
               734 15TH STREET, N.W.                               GOODWIN PROCTER, LLP
                    SUITE 1200                                      ONE EXCHANGE PLACE
              WASHINGTON, D.C. 20005                            BOSTON, MASSACHUSETTS 02109
                  (202) 347-0300                                      (617) 570-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED(1)         SHARE OR UNIT(2)           PRICE(2)        REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share.................   16,685,722 shares           $21.815              $363,999,026            $91,000
----------------------------------------------------------------------------------------------------------------------
Preferred Stock purchase
  rights(3).................   16,685,722 rights             N/A                    N/A                   N/A
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant and related Preferred Stock purchase rights issuable upon consummation of the merger of Andover Bancorp, Inc. ("Andover") with and into the Registrant (the "Merger").
(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee is based on the average of the high and low prices of the Andover common stock, par value $0.10 per share, on July 24, 2001 (as reported on the Nasdaq National Market), as adjusted by the exchange ratio, and computed based on the estimated maximum number of shares (7,350,538) that may be exchanged for the securities being registered.
(3) Preferred Stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ANDOVER BANCORP, INC.
                                 61 MAIN STREET
                          ANDOVER, MASSACHUSETTS 01810

                                                                          , 2001

Dear Stockholders:

     You are cordially invited to attend the special meeting of stockholders of
Andover Bancorp, Inc. to be held at 10:00 a.m., local time, on           at the
Andover Town House, 20 Main Street, Andover, Massachusetts 01810. At the special meeting you will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of June 11, 2001, pursuant to which Andover will be merged with and into Banknorth Group, Inc.

     If the merger agreement is adopted and approved, and the merger is subsequently completed, each outstanding share of Andover common stock will be converted into the right to receive 2.27 shares of common stock of Banknorth, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

     Banknorth common stock is traded on the Nasdaq National Market under the
trading symbol "BKNG," and on             , 2001, the closing price of Banknorth
common stock was $     per share.

     Before we can complete the merger, at the special meeting of Andover stockholders at which the merger agreement is considered and voted upon, the holders of a majority of the outstanding shares of Andover common stock, voting in person or by proxy, must vote in favor of approval of the merger agreement and the merger.

     Based on our reasons for the merger described herein, including the fairness opinion issued by Merrill Lynch, Andover's financial advisor, the Andover board of directors believes that the merger is fair to you and in your best interests. ACCORDINGLY THE ANDOVER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Following this letter you will find a formal notice of the special meeting and a document providing you with detailed information concerning the merger agreement, the merger, Andover and Banknorth. You also may obtain more information about Banknorth and us from documents that each of us has filed with the Securities and Exchange Commission.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD, OR BY VOTING BY TELEPHONE OR VIA THE INTERNET IN THE MANNER DESCRIBED HEREIN. IF YOU DO NOT VOTE IN PERSON, BY PROXY OR OTHER MEANS THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

     Thank you for your cooperation.

                                            Sincerely,

                                            Gerald T. Mulligan
                                            President and Chief Executive
                                            Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BANKNORTH COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF BANKNORTH COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

This prospectus/proxy statement is dated             , 2001 and was first mailed
           to shareholders of Andover on or about             , 2001.

                             ANDOVER BANCORP, INC.
                                 61 MAIN STREET
                          ANDOVER, MASSACHUSETTS 01810
                                 (978) 749-2000

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001

                             ---------------------

To the shareholders of Andover Bancorp, Inc.:

     We will hold a special meeting of shareholders of Andover Bancorp, Inc. at
10:00 a.m., local time, on           ,             , 2001, at the Andover Town
House, 20 Main Street, Andover, Massachusetts, for the following purposes:

          1. To consider and vote on a proposal to adopt and approve an agreement and plan of merger, dated as of June 11, 2001, between Banknorth Group, Inc. and Andover Bancorp, Inc. and to approve the merger of Andover with and into Banknorth contemplated by the merger agreement, as described in the attached document; and

          2. To transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Andover has fixed the close of business on             , 2001 as the record
date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of Andover common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     THE BOARD OF DIRECTORS OF ANDOVER HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ANDOVER AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     YOUR VOTE IS VERY IMPORTANT. Even if you plan to be present at the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free number or by using the Internet as described in the instructions with your proxy card. Failure to vote your shares by telephone, via the Internet, by mail or in person at the special meeting will have the same effect as a vote against the merger agreement and the merger.

                                            By Order of the Board of Directors

                                            Cynthia J. Milne
                                            Secretary

Andover, Massachusetts
            , 2001

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Banknorth and Andover from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Banknorth Group, Inc.                         Andover Bancorp, Inc.
P.O. Box 9540                                 61 Main Street
Two Portland Square                           Andover, Massachusetts 01810
Portland, Maine 04112-9540                    Attention: Joseph F. Casey
Attention: Brian S. Arsenault                 (978) 749-2000
(202) 761-8517

     You will not be charged for any of these documents that you request. If you
would like to request documents, please do so by             , 2001 in order to
receive them before the special meeting.

     For additional information regarding where you can find information about Banknorth and Andover, please see "Where You Can Find More Information" beginning on page 77.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
REFERENCES TO ADDITIONAL INFORMATION........................     i
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
  SPECIAL MEETING...........................................     1
SUMMARY.....................................................     2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    13
GENERAL INFORMATION.........................................    13
THE SPECIAL MEETING.........................................    14
  Time and Place............................................    14
  Matters to be Considered..................................    14
  Shares Outstanding and Entitled to Vote; Record Date......    14
  How to Vote Your Shares...................................    14
  Vote Required.............................................    15
  Solicitation of Proxies...................................    16
  Recommendation of the Andover Board of Directors..........    16
THE MERGER..................................................    17
  General...................................................    17
  Background of the Merger..................................    17
  Andover's Reasons for the Merger..........................    21
  Banknorth's Reasons for the Merger........................    24
  Recommendation of Andover's Board of Directors............    24
  Opinion of Andover's Financial Advisor....................    24
  Exchange of Andover Common Stock Certificates.............    33
  Assumption of Andover Stock Options and Stock Units.......    34
  Conditions to the Merger..................................    35
  Regulatory Approvals......................................    36
  Business Pending the Merger...............................    38
  Board of Directors' Covenant to Recommend the Merger
     Agreement..............................................    39
  No Solicitation...........................................    40
  Representations and Warranties of the Parties.............    40
  Effective Time of the Merger..............................    40
  Termination and Amendment.................................    41
  Directors and Officers of Banknorth and First
     Massachusetts Bank, NA following the Merger and the
     Bank Mergers...........................................    44
  Interests of Certain Persons in the Merger................    44
  Certain Employee Matters..................................    46
  Bank Mergers..............................................    48
  Resale of Banknorth Common Stock..........................    48
  Federal Income Tax Consequences...........................    48
  Accounting Treatment of the Merger........................    50
  Expenses of the Merger....................................    50
  Listing of the Banknorth Common Stock and Delisting of the
     Andover Common Stock...................................    50
  Stock Option Agreement....................................    50
  Shareholder Agreements....................................    53
  No Dissenters' Rights.....................................    53
MARKET FOR COMMON STOCK AND DIVIDENDS.......................    54

                                                               PAGE
                                                               ----
INFORMATION ABOUT BANKNORTH.................................    55
  General...................................................    55
  Completed Acquisitions....................................    55
  Pending Acquisitions......................................    56
  Management and Additional Information.....................    56
INFORMATION ABOUT ANDOVER...................................    57
  General...................................................    57
  Management and Additional Information.....................    57
SUPERVISION AND REGULATION OF BANKNORTH AND ANDOVER.........    57
  General...................................................    57
  Capital and Operational Requirements......................    58
  Distributions.............................................    59
  "Source of Strength" Policy...............................    60
  Financial Modernization...................................    60
DESCRIPTION OF BANKNORTH CAPITAL STOCK......................    60
  Banknorth Common Stock....................................    60
  Banknorth Preferred Stock.................................    61
  Banknorth Rights..........................................    61
  Other Provisions..........................................    63
  Transfer Agent............................................    63
COMPARISON OF THE RIGHTS OF SHAREHOLDERS....................    63
  Authorized Capital Stock..................................    63
  Issuance of Capital Stock.................................    64
  Voting Rights.............................................    64
  Classification and Size of Board of Directors.............    64
  Director Vacancies and Removal of Directors...............    65
  Director Duties...........................................    65
  Conflict of Interest Transactions.........................    66
  Exculpation of Directors and Officers.....................    66
  Indemnification of Directors and Officers.................    67
  Special Meetings of Shareholders..........................    68
  Shareholder Nominations...................................    68
  Shareholder Proposals.....................................    69
  Shareholder Action without a Meeting......................    69
  Shareholder's Right to Examine Books and Records..........    69
  Amendment of Governing Instruments........................    70
  Mergers, Consolidations and Sales of Assets...............    70
  State Anti-takeover Statutes..............................    71
  Dissenters' Rights of Appraisal...........................    72
  Shareholder Rights Plans..................................    73
CERTAIN BENEFICIAL OWNERS OF ANDOVER COMMON STOCK...........    75
LEGAL OPINION...............................................    77
EXPERTS.....................................................    77
PROPOSALS FOR THE 2002 ANNUAL MEETING.......................    77
WHERE YOU CAN FIND MORE INFORMATION.........................    77

Annexes:
  Annex I    Agreement and Plan of Merger, dated as of June 11, 2001,
             between Banknorth and Andover...............................       I
  Annex II   Stock Option Agreement, dated as of June 11, 2001, between
             Andover and Banknorth.......................................    II-1
  Annex III  Opinion of Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................................   III-1

                             QUESTIONS AND ANSWERS
                ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You may also vote by telephone or the Internet instead. This will enable your shares to be represented and voted at the special meeting.

Q:   WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by holders of at least a majority of the outstanding shares of Andover common stock. If you do not vote, it will have the same effect as a vote against the merger agreement and the merger.

Q:   IF MY SHARES ARE HELD IN STREET NAME BY MY
     BROKER OR BANK, WILL MY BROKER OR BANK AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:   WHAT IF I FAIL TO INSTRUCT MY BROKER OR BANK?

A: If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement and the merger.

Q:   CAN I ATTEND THE MEETING AND VOTE MY SHARES
     IN PERSON?

A:   Yes. All shareholders are invited to attend the
     special meeting. Shareholders of record on                , 2001 can vote
     in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:   CAN I CHANGE MY VOTE?

A:   Yes. If you have not voted through your
broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

     - First, you may send a written notice to the Secretary of Andover stating that you would like to revoke your proxy before the special meeting.

     - Second, you may complete and submit a new proxy card or vote again by telephone or on the Internet. Any earlier proxies will be revoked automatically.

     - Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

     If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:   No. You should not send in your stock
certificates at this time. Instructions for surrendering your Andover common stock certificates in exchange for certificates representing Banknorth common stock will be sent to you after we complete the merger.

Q:   WHO SHOULD I CALL WITH QUESTIONS?

A:   You should call our proxy solicitor Georgeson
     Shareholder Communications, Inc. at 1-800-   -     . You also may contact
     the persons listed under "References to Additional Information" on page i.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 77. Page references are included in this summary to direct you to a more complete description of the topics.

ANDOVER SHAREHOLDERS WILL RECEIVE 2.27 SHARES OF BANKNORTH COMMON STOCK FOR EACH SHARE OF ANDOVER COMMON STOCK (PAGE 17)

     Banknorth and Andover propose a merger in which Andover will merge with and into Banknorth. As a result of the merger, which we expect will be consummated by the end of 2001, Andover will cease to exist as a separate corporation and you will become a shareholder of Banknorth. If the merger is completed, you will have the right to receive 2.27 shares of Banknorth common stock for each share of Andover common stock that you own as of the effective time of the merger, subject to possible adjustment in certain circumstances, plus cash in lieu of any fractional share interest.

     You will need to surrender your Andover common stock certificates to receive new stock certificates representing Banknorth common stock, but you should not send us any certificates now. Shortly after the merger is completed, an exchange agent appointed by Banknorth will send you detailed instructions on how to exchange your shares.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 54)

     Shares of Banknorth and Andover trade on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG" and "ANDB," respectively. On June 8, 2001, the last trading day preceding public announcement of the merger agreement, Banknorth common stock closed at $21.19 per share and Andover common
stock closed at $38.22 per share. On             , 2001, Banknorth common stock
closed at $     per share and Andover common stock closed at $     per share.

     The market value of 2.27 shares of Banknorth common stock would be $48.10
based on Banknorth's June 8, 2001 closing price and $     based on Banknorth's
            , 2001 closing price. Because the consideration to be provided to stockholders of Andover in connection with the merger is based on a fixed number of shares of Banknorth common stock, stockholders of Andover are not assured of receiving a specific market value of Banknorth common stock, and thus a specific market value for their shares of Andover common stock, at the effective time of the merger. Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Banknorth common stock from a newspaper, via the Internet or by calling your broker.

     Banknorth and Andover currently pay a quarterly cash dividend to their shareholders. For the second quarter of 2001, Banknorth declared a cash dividend of $0.13 per share of Banknorth common stock and Andover declared a cash dividend of $0.27 per share of Andover common stock. Banknorth intends to continue to pay a quarterly cash dividend to its shareholders.

THE MERGER WILL GENERALLY BE TAX-FREE FOR ANDOVER SHAREHOLDERS (PAGE 48)

     Banknorth and Andover have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes and, accordingly, you generally will not recognize any gain or loss on the conversion of shares of Andover common stock into shares of Banknorth common stock. However, you will be taxed on the cash you receive instead of any fractional share of Banknorth common stock that you would otherwise be entitled to receive. The parties' obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date, regarding the federal income tax treatment of the merger to them and the Andover shareholders.

     Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

ANDOVER SHAREHOLDERS WILL OWN APPROXIMATELY 12% OF THE BANKNORTH COMMON STOCK FOLLOWING THE MERGER (PAGE 17)

     Based on the 2.27 exchange ratio, Banknorth will issue a maximum of approximately 16.7 million shares of Banknorth common stock to Andover shareholders in the merger (inclusive of shares which are issuable upon exercise of outstanding Andover stock options and conversion of stock units under the Andover deferred compensation plan). Based on that number and the number of outstanding shares of Banknorth common stock on June 30, 2001, and without taking into account Banknorth's intent to repurchase up to one-half of the shares of Banknorth common stock to be issued in the merger in the open market from time to time as market conditions and the earnings, liquidity and capital of Banknorth allow, former Andover shareholders will own approximately 12% of the outstanding Banknorth common stock following the merger.

OUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE MERGER (PAGES 21 AND 24)

     Based on Andover's reasons for the merger described herein, including the fairness opinion of Merrill Lynch, the Andover board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" adoption and approval of the merger agreement and approval of the merger.

ANDOVER'S FINANCIAL ADVISOR BELIEVES THAT THE EXCHANGE RATIO IS FAIR TO ANDOVER SHAREHOLDERS (PAGE 24)

     Among other factors considered in deciding to approve the merger, the Andover board of directors received the oral opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of June 10, 2001 (the date on which the Andover board of directors approved the merger and related agreements), the 2.27 exchange ratio was fair to the holders of Andover common stock from a financial point of view. This opinion was subsequently confirmed in writing as of June 10, 2001 [and as of the date of this document.] The opinion dated [as of the date of this document] is included as Annex III. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in providing its opinion. Merrill Lynch's opinion is directed to the Andover board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Andover has agreed to pay Merrill Lynch a fixed fee and a transaction fee calculated as follows: 0.85% of the first $293,780,512 of the aggregate purchase price, plus 1.50% of the aggregate purchase price (if any) in excess of this amount. Based on the closing price of
the Banknorth common stock on             , 2001, the aggregate fee payable to
Merrill Lynch was $     million, of which $500,000 has been paid and the balance
of which is contingent upon closing of the merger.

INFORMATION ABOUT BANKNORTH AND ANDOVER (PAGE 56)

     Banknorth. Banknorth is a Maine-chartered, multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of June 30, 2001, 281 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Banknorth offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through seven wholly-owned banking subsidiaries and insurance brokerage subsidiaries. At June 30, 2001, Banknorth had consolidated assets of $18.1 billion and consolidated shareholders' equity of $1.4 billion. Banknorth's executive offices are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

     Andover. Andover is a Delaware-chartered, multi-bank holding company which conducts business from its headquarters in Andover, Massachusetts and, as of June 30, 2001, 12 banking offices in Middlesex and Essex Counties, Massachusetts and three banking offices in Rockingham County, New Hampshire. Andover offers a broad array of commercial and consumer banking services and products through two banking subsidiaries, Andover Bank and Gloucester Bank & Trust Company, and an insurance agency subsidiary. At June 30, 2001, Andover had consolidated assets of $1.8 billion and consolidated shareholders' equity of $163.3 million. Andover's executive offices are located at 61 Main Street, Andover, Massachusetts 01810, and its telephone number is (978) 749-2000.

DATE, TIME AND LOCATION OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT (PAGE 14)

     The special meeting will be held at 10:00 a.m., local time, on           ,
          , 2001, at the Andover Town House, 20 Main Street, Andover, Massachusetts. At the special meeting, Andover shareholders will be asked to adopt and approve the merger agreement and approve the merger and to act on any other matters that may properly come before the special meeting.

RECORD DATE AND VOTING RIGHTS FOR THE SPECIAL MEETING (PAGE 14)

     You are entitled to vote at the special meeting if you owned shares of
Andover common stock as of the close of business on             , 2001. You will
have one vote at the special meeting for each share of Andover common stock that you owned on that date.

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER REQUIRES A MAJORITY VOTE BY ANDOVER SHAREHOLDERS (PAGE 15)

     The affirmative vote of the holders of a majority of the outstanding shares of Andover common stock is necessary to adopt and approve the merger agreement and approve the merger on behalf of Andover. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement and the merger.

MANAGEMENT OF ANDOVER OWNS SHARES WHICH MAY BE VOTED AT THE SPECIAL MEETING (PAGE 76)

     The directors and executive officers of Andover and their respective
affiliates collectively owned approximately   % of the outstanding shares of
Andover common stock as of the record date for the special meeting. The
directors of Andover, who can cast approximately   % of the votes entitled to be
cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they agreed to vote all of their shares in favor of the merger agreement and the merger.

BANKNORTH AND ANDOVER MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE
35)

     Completion of the merger depends on meeting a number of conditions, including the following:

     - shareholders of Andover must approve the merger agreement and the merger;

     - Banknorth and Andover must receive all required regulatory approvals for the merger and the merger of each of Andover's banking subsidiaries, Andover Bank and Gloucester Bank & Trust Company, into First Massachusetts Bank, NA, Banknorth's Massachusetts-based banking subsidiary, and any waiting periods required by law must have passed;

     - there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank mergers;

     - Banknorth and Andover must receive a legal opinion confirming the tax-free nature of the merger;

     - the Banknorth common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market;

     - the representations and warranties of each of Banknorth and Andover in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Banknorth or Andover, respectively; and

     - Banknorth and Andover must have complied in all material respects with their respective covenants in the merger agreement.

     Unless prohibited by law, either Banknorth or Andover could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

BANKNORTH AND ANDOVER MUST OBTAIN REGULATORY APPROVALS TO COMPLETE THE MERGER (PAGE 36)

     To complete the merger we need the prior approval of the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States and Maine and Massachusetts regulatory authorities of the merger and the bank mergers. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have no less than 15 and up to 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Banknorth and Andover have filed all necessary applications and notices with the applicable regulatory agencies. Banknorth and Andover cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Banknorth following completion of the merger.

BANKNORTH AND ANDOVER MAY TERMINATE THE MERGER AGREEMENT (PAGE 41)

     Banknorth and Andover can agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Banknorth and Andover have already voted to approve it.

     Either company also can terminate the merger agreement:

     - if any required regulatory approval for consummation of the merger or the bank mergers is not obtained;

     - if the merger is not completed by March 31, 2002;

     - if the shareholders of Andover do not approve the merger agreement and the merger; or

     - if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

     In addition, Banknorth may terminate the merger agreement at any time prior to the special meeting if the board of directors withdraws or modifies its recommendation to the Andover shareholders that the merger agreement and the merger be approved in any way which is adverse to Banknorth, or breaches its covenant prohibiting the solicitation of other offers.

     In addition, Andover may terminate the merger agreement if the market price of the Banknorth common stock (1) declines by more than 17.5% during a specified period and (2) underperforms by more than 17.5% the Nasdaq Bank Index during the same period, as specified in the merger agreement. In the event of such a termination, Banknorth could voluntarily elect to issue more shares of Banknorth common stock pursuant to a formula set forth in the merger agreement. Banknorth is not required to issue more shares, however, and it is possible under these circumstances that the Andover board of directors could conclude that proceeding with the merger at the lower price, rather than exercising Andover's right to terminate the merger agreement, would still be in the best interests of Andover shareholders.

BANKNORTH AND ANDOVER MAY AMEND AND EXTEND THE MERGER AGREEMENT (PAGE 41)

     The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting which by law requires further approval by the shareholders of Andover without obtaining such approval.

CERTAIN DIRECTORS OF ANDOVER WILL BECOME DIRECTORS OF BANKNORTH AND FIRST MASSACHUSETTS BANK, NA FOLLOWING THE MERGER AND THE BANK MERGERS (PAGE 44)

     When the merger is completed, the directors of Banknorth will include one non-employee director of Andover as of the date of the merger agreement who both meets the director qualifications in Banknorth's bylaws and is otherwise reasonably acceptable to Banknorth.

     The merger agreement also provides that upon consummation of the merger of each of Andover's banking subsidiaries into First Massachusetts Bank, NA, the directors of First Massachusetts Bank, NA will include two persons serving as a director of Andover's banking subsidiaries as of the date of the merger agreement designated by Andover who both meet the director qualification requirements set forth in the bylaws of First Massachusetts Bank, NA and are otherwise acceptable to Banknorth and First Massachusetts Bank, NA.

ANDOVER'S DIRECTORS AND EXECUTIVE OFFICERS HAVE SOME INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 44)

     Some of Andover's directors and executive officers have agreements, stock options, stock units and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests. In connection with the merger, Andover's President and Chief Executive Officer, Gerald T. Mulligan, will enter into a noncompetition agreement with Banknorth which generally provides that he will refrain from activities that compete with its business in Massachusetts and New Hampshire during the three-year period after the merger is completed in return for a lump sum payment in the amount of $1.27 million. Andover has entered into change-in-control agreements with certain of its officers which provide severance benefits should the officer's employment be terminated for any reason within two years after the occurrence of a change-in-control of Andover, which would be deemed to occur under these agreements in the event that Andover's shareholders approve the merger agreement at the special meeting. These agreements generally give the officer the right to receive severance payments equal to three times his average annual compensation over the five previous years of his employment with Andover or Andover Bank (or such shorter period in which the officer was employed). Banknorth also has agreed to honor indemnification obligations of Andover and to permit Andover to purchase liability insurance for Andover's directors and officers for a six-year period following the merger. The board of directors of Andover was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger.

ANDOVER IS PROHIBITED FROM SOLICITING OTHER OFFERS (PAGE 40)

     Andover has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Banknorth regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock.

THE MERGER WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD (PAGE 50)

     Generally accepted accounting principles require that Banknorth use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit intangibles recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules.

ANDOVER HAS GRANTED A STOCK OPTION TO BANKNORTH (PAGE 50)

     As a material inducement to Banknorth's willingness to enter into the merger agreement, Andover granted to Banknorth a stock option that allows Banknorth to purchase up to 19.9% of its common stock under specified circumstances. The exercise price of the option is $37.65 per share, which is based on the average of Andover's closing stock prices during the week preceding the date of the merger agreement. The option will become exercisable only if certain triggering events occur, including Andover entering into a merger or other similar transaction with a third party other than Banknorth and Andover's board of directors withdrawing its recommendation of the merger in anticipation of engaging in an acquisition transaction with a party other than Banknorth. Banknorth's total profits from exercise of the option are capped at $19.7 million. Under certain circumstances involving a competing acquisition transaction, the holder of the option may require Andover to repurchase the option and any shares purchased under the option agreement for a price not to exceed this amount.

     The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate Banknorth if the merger is not completed. The existence of the stock option agreement could significantly increase the cost to a potential acquiror of acquiring Andover. Consequently, the stock option agreement may discourage persons who otherwise might be interested in making a competing proposal to acquire Andover, even if those persons were prepared to pay consideration which had a higher current market price than the shares of Banknorth common stock to be received under the merger agreement. The stock option agreement is attached as Annex II.

THE SHARES OF BANKNORTH COMMON STOCK TO BE ISSUED IN THE MERGER WILL BE LISTED ON NASDAQ (PAGE 50)

     The shares of Banknorth common stock issued in connection with the merger will be listed on the Nasdaq National Market.

ANDOVER SHAREHOLDERS DO NOT HAVE DISSENTERS' RIGHTS (PAGE 53)

     The holders of Andover common stock do not have rights under Delaware law, the jurisdiction of incorporation of Andover, to dissent from the merger and obtain the fair value of their shares.

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

     The following tables show per share financial information reflecting the merger of Banknorth and Andover (which is referred to as "pro forma" information) and summary historical data for each of Banknorth and Andover. All historical financial data for Banknorth has been restated to reflect its acquisition of Banknorth Group, Inc. on May 10, 2000 (in connection with which Banknorth changed its name to "Banknorth Group, Inc." from "Peoples Heritage Financial Group, Inc.") under the pooling of interests method of accounting and, as a result, this historical financial data reflects the combination of these companies for all periods presented.

     Banknorth expects that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Banknorth and Andover been combined throughout the indicated periods. Finally, six-month information should not be viewed as being indicative of results for the entire year or for any future interim period.

     The summary historical financial data of Banknorth and Andover has been derived from historical financial information that Banknorth and Andover have included in prior filings with the Securities and Exchange Commission. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included. Certain amounts in the historical financial data of Andover have been reclassified to conform with the historical financial statement presentation of Banknorth.

     When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of Banknorth and Andover to which we refer. See "Where You Can Find More Information" beginning on page 77.

                      UNAUDITED COMPARATIVE PER SHARE DATA

                                                         BANKNORTH                    ANDOVER
                                                        COMMON STOCK                COMMON STOCK
                                                  ------------------------   --------------------------
                                                                PRO FORMA                   PRO FORMA
                                                  HISTORICAL   COMBINED(1)   HISTORICAL   EQUIVALENT(2)
                                                  ----------   -----------   ----------   -------------
Basic income per share:
  Six months ended June 30, 2001................    $0.83(3)     $ 0.81(4)     $ 1.51        $ 1.84
  Year ended December 31, 2000..................     1.33(3)       1.34(4)       3.09          3.04
Diluted income per share:
  Six months ended June 30, 2001................     0.82(5)       0.80(6)       1.47          1.81
  Year ended December 31, 2000..................     1.32(5)       1.33(6)       3.01          3.02
Dividends declared per share:
  Six months ended June 30, 2001................     0.26          0.26(7)       0.54          0.59
  Year ended December 31, 2000..................     0.50          0.50(7)       0.99          1.14
Book value per share:
  June 30, 2001.................................     9.92         11.11         24.35         25.22
  December 31, 2000.............................     9.42         10.64         23.03         24.15
Tangible book value per share:
  June 30, 2001.................................     8.65          8.69         23.09         19.73
  December 31, 2000.............................     8.11          8.19         21.72         18.59

---------------

(1) Reflects estimated purchase accounting adjustments to be recorded in connection with the merger, consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods, and the estimated number of shares of Banknorth common stock to be issued upon completion of the merger. Does not reflect planned discretionary repurchases of up to one-half of the shares of Banknorth common stock to be issued in the merger in the open market from time to time as market conditions and the earnings, liquidity and capital of Banknorth allow.

(2) Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 2.27. This information is presented to reflect the fact that Andover shareholders will receive more than one share of common stock of Banknorth for each share of Andover common stock they own before the merger.

(3) Excluding merger-related and other special charges, Banknorth's basic income per share would have been $0.85 and $1.63 for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

(4) Excluding merger-related and other special charges, pro forma combined basic income per share would have been $0.84 and $1.61 for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

(5) Excluding merger-related and other special charges, Banknorth's diluted income per share would have been $0.85 and $1.62 for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

(6) Excluding merger-related and other special charges, pro forma combined diluted income per share would have been $0.83 and $1.59 for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

(7) It is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma combined dividends per share of Banknorth common stock represent the historical dividends per common share paid by Banknorth.

               SELECTED CONSOLIDATED FINANCIAL DATA OF BANKNORTH
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                DECEMBER 31,
                                        JUNE 30,     -------------------------------------------------------------------
                                          2001          2000          1999          1998          1997          1996
                                       -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Total assets.........................  $18,142,525   $18,233,810   $18,508,264   $16,453,120   $15,332,821   $12,894,769
Debt and equity securities...........    5,843,007     5,880,658     6,873,182     4,379,774     3,617,236     3,031,996
Total loans and leases, net(1).......   10,727,155    10,692,112     9,699,608     9,770,039     9,862,103     8,381,840
Goodwill and other intangibles.......      174,888       185,520       184,381       204,587       158,535       117,289
Deposits.............................   12,427,519    12,107,256    11,710,501    12,016,212    11,088,410     9,996,458
Borrowings...........................    4,063,857     4,560,615     5,367,478     2,910,173     2,774,286     1,648,026
Shareholders' equity.................    1,360,662     1,330,857     1,192,274     1,222,390     1,164,383     1,087,890
Nonperforming assets.................       73,269        67,132        69,192        89,021        98,125        97,007
Book value per share.................         9.92          9.42          8.22          8.37          7.97          7.39
Tangible book value per share........         8.65          8.11          6.95          6.97          6.88          6.59

                                       SIX MONTHS ENDED
                                           JUNE 30,                           YEAR ENDED DECEMBER 31,
                                      -------------------   ------------------------------------------------------------
                                        2001       2000        2000         1999         1998         1997        1996
                                      --------   --------   ----------   ----------   ----------   ----------   --------
OPERATIONS DATA:
Interest and dividend income........  $643,179   $656,447   $1,330,287   $1,227,519   $1,146,160   $1,056,027   $871,617
Interest expense....................   316,800    348,109      717,276      603,290      555,644      489,681    389,536
                                      --------   --------   ----------   ----------   ----------   ----------   --------
Net interest income.................   326,379    308,338      613,011      624,229      590,516      566,346    482,081
Provision for loan and lease
  losses............................    16,450     10,917       23,819       23,575       23,775       15,763     15,850
                                      --------   --------   ----------   ----------   ----------   ----------   --------
Net interest income after provision
  for loan and lease losses.........   309,929    297,421      589,192      600,654      566,741      550,583    466,231
                                      --------   --------   ----------   ----------   ----------   ----------   --------
Net securities gains (losses)(2)....       803         25      (15,456)         655        6,423        2,837      3,520
Other noninterest income............   115,551     91,030      226,644      191,140      161,124      134,144    104,789
Noninterest expense (excluding
  special charges)..................   245,790    237,740      468,846      470,140      458,326      440,329    378,205
Special charges(3)..................     5,608     42,608       43,007       28,002       61,140       23,559     11,210
                                      --------   --------   ----------   ----------   ----------   ----------   --------
Income before income tax expense....   174,885    108,128      288,527      294,307      214,822      223,676    185,125
Income tax expense..................    59,608     39,349       96,793       97,349       73,078       78,188     62,081
Cumulative effect of change in
  accounting principle, net of
  tax...............................      (290)        --           --           --           --           --         --
                                      --------   --------   ----------   ----------   ----------   ----------   --------
Net income..........................  $114,987   $ 68,779   $  191,734   $  196,958   $  141,744   $  145,488   $123,044
                                      ========   ========   ==========   ==========   ==========   ==========   ========
Net income per share(4):
  Basic.............................  $   0.83   $   0.48   $     1.33   $     1.35   $     0.97   $     1.00   $   0.88
  Diluted...........................      0.82       0.47         1.32         1.34         0.95         0.98       0.87
Dividends per share.................      0.26       0.25         0.50         0.47         0.44         0.38       0.34

                                                      AT OR FOR THE
                                                       SIX MONTHS
                                                     ENDED JUNE 30,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ---------------     ---------------------------------------------
                                                     2001      2000      2000      1999      1998      1997      1996
                                                     -----     -----     -----     -----     -----     -----     -----
OTHER DATA(5):
Return on average assets...........................   1.28%     0.75%     1.05%     1.12%     0.90%     1.05%     1.08%
Return on average equity...........................  17.22     11.73     15.69     16.42     11.96     13.01     12.53
Average equity to average assets...................   7.43      6.43      6.66      6.81      7.55      8.07      8.66
Interest rate spread(6)............................   3.32      3.17      3.08      3.37      3.51      3.80      4.00
Net interest margin(6).............................   3.94      3.67      3.65      3.86      4.10      4.42      4.58
Tier 1 leverage capital ratio at end of period.....   7.14      6.76      7.02      6.75      7.22      7.65      8.11
Dividend payout ratio..............................  31.33     50.35     36.91     33.19     40.38     39.60     33.86
Efficiency ratio(7)................................  54.56     56.12     54.72     56.45     59.35     61.37     64.44
Nonperforming assets as a percent of total assets
  at end of period.................................   0.40      0.33      0.37      0.37      0.54      0.64      0.75

                                                  (notes on the following page.)

(1) Does not include loans held for sale.

(2) In 2000, includes a $15.9 million pre-tax loss incurred in connection with the restructuring of Banknorth's portfolio of investment securities.

(3) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to an acquired subsidiary, in 1999, a $7.4 million pre-tax charge relating to Banknorth's exit from the correspondent mortgage banking business and, in 2000, $1.4 million of pre-tax expenses related to the closing of 11 branch offices.

(4) Excluding special charges and a loss on restructuring the investment portfolio in 2000, Banknorth's basic income per share would have been $0.85, $0.77, $1.63, $1.49, $1.28, $1.11 and $0.95 for the six months ended June
    30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively, and Banknorth's diluted income per share would have been $0.85, $0.77, $1.62, $1.48, $1.25, $1.08 and $0.93 for the same respective periods.

(5) Ratios are annualized where appropriate.

(6) Ratios are on a fully-tax equivalent basis.

(7) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trusts, special charges and securities transactions, as a percentage of net interest income and noninterest income, excluding securities transactions.

                SELECTED CONSOLIDATED FINANCIAL DATA OF ANDOVER
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                       DECEMBER 31,
                                  JUNE 30,    --------------------------------------------------------------
                                    2001         2000         1999         1998         1997         1996
                                 ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Total assets...................  $1,778,997   $1,823,233   $1,491,054   $1,410,247   $1,322,745   $1,204,813
Total loans, net(1)............   1,324,133    1,341,541    1,121,717    1,040,279      966,302      857,806
Allowance for loan losses......      15,310       14,640       11,384       10,486       12,521       12,229
Investments(2).................     308,745      366,988      286,722      283,048      282,813      276,727
Deposits.......................   1,254,875    1,221,189      968,533      988,656      946,982      824,311
Borrowed funds.................     348,936      436,218      379,384      283,824      258,732      274,418
Shareholders' equity...........     163,314      153,621      130,263      121,142      107,079       95,846
Nonperforming assets...........       2,074        1,706        2,497        3,492        8,255       12,382
Book value per share...........       24.35        23.03        19.94        18.58        16.58        14.94
Tangible book value per
  share........................       23.09        21.72        19.94        18.58        16.58        14.94

                                    SIX MONTHS ENDED
                                        JUNE 30,                     YEAR ENDED DECEMBER 31,
                                   ------------------   -------------------------------------------------
                                    2001       2000       2000       1999      1998      1997      1996
                                   -------    -------   --------   --------   -------   -------   -------
OPERATIONS DATA:
Interest and dividend income.....  $64,478    $55,163   $120,547   $100,010   $97,246   $90,752   $83,823
Interest expense.................   33,543     29,920     66,844     52,701    55,015    52,047    48,529
                                   -------    -------   --------   --------   -------   -------   -------
Net interest and dividend
  income.........................   30,935     25,243     53,703     47,309    42,231    38,705    35,294
Provision (credit) for loan
  losses.........................      550        600      1,500        400    (1,705)      983     2,555
Net gains (losses) from sales of
  assets held for sale and
  investment(2)..................      387         24     (1,967)      (368)      670       422      (265)
Gains (losses) on real estate
  operations, net................      (10)       (25)       (40)        (5)       14      (971)   (1,542)
Other income.....................    2,463      2,687      5,536      4,613     3,502     5,307     4,804
Merger (recovery) expense........    1,052         --         --         --        --        --      (225)
Noninterest expense..............   15,649     12,619     28,208     21,977    22,577    21,986    20,045
                                   -------    -------   --------   --------   -------   -------   -------
Income before income tax expense
  and extraordinary item.........   16,524     14,710     27,524     29,172    25,545    20,494    15,916
Income tax expense...............    6,351      5,371      7,342     10,287     8,159     7,288     3,264
                                   -------    -------   --------   --------   -------   -------   -------
Income before extraordinary
  item...........................   10,173      9,339     20,182     18,885    17,386    13,206    12,652
Extraordinary item...............       --         --         --         --        --        --      (173)
                                   -------    -------   --------   --------   -------   -------   -------
Net income.......................  $10,173    $ 9,339   $ 20,182   $ 18,885   $17,386   $13,206   $12,479
                                   =======    =======   ========   ========   =======   =======   =======
Net income per share:
  Basic..........................  $  1.51    $  1.46   $   3.09   $   2.89   $  2.68   $  2.05   $  1.95
  Diluted........................     1.47       1.42       3.01       2.82      2.60      1.99      1.92
Dividends per share..............     0.54       0.48       0.99       0.87      0.69      0.54      0.40

                                            AT OR FOR THE
                                           SIX MONTHS ENDED
                                               JUNE 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          ------------------   -------------------------------------------------
                                           2001       2000      2000       1999       1998      1997      1996
                                          -------    -------   -------   --------   --------   -------   -------
OTHER DATA(3):
Return on average assets................     1.15%      1.22%     1.22%      1.31%      1.27%     1.06%     1.08%
Return on average equity(4).............    13.01      14.30     14.67      15.05      15.64     13.24     13.89
Average equity to average assets(4).....     8.83       8.50      8.30       8.68       8.13      8.00      7.76
Interest rate spread....................     2.96       2.82      2.74       2.79       2.57      2.67      2.66
Net interest margin.....................     3.63       3.39      3.35       3.37       3.18      3.22      3.16
Tier 1 leverage capital ratio at end of
  period................................     8.39       8.54      8.03       9.03       8.72      8.16      8.02
Dividend payout ratio...................    36.73      33.80     32.89      30.85      26.54     27.14     20.83
Efficiency ratio(5).....................    50.01      45.18     47.62      42.33      49.37     49.95     49.43
Nonperforming assets as a percent of
  total assets at end of period.........     0.12       0.13      0.09       0.17       0.25      0.62      1.03

                                                  (notes on the following page.)

(1) Does not include loans held for sale.

(2) Includes investment securities, mortgage-backed securities and short-term investments, both available for sale and held to maturity.

(3) Ratios are annualized where appropriate.

(4) Excludes the effect of SFAS No. 115.

(5) The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income, excluding securities transactions.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated herein by reference contain forward-looking statements by Banknorth and Andover within the meaning of the Federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Banknorth upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Banknorth's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the actual exchange ratio and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts," "assume," "outlook," "should," "intend" and similar expressions indicate forward-looking statements. These forward-looking statement involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     - estimated cost savings from the merger or other previously-announced mergers may not be fully realized within the expected time frame;

     - deposit attrition, customer loss or revenue loss following the merger or other previously-announced mergers may be greater than expected;

     - competitive pressure among depository and other financial institutions may increase significantly;

     - costs or difficulties related to the integration of the businesses of Banknorth and its merger partners, including Andover, may be greater than expected;

     - changes in the interest rate environment may reduce interest margins;

     - general economic or business conditions, either nationally or in the states or regions in which Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     - legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Banknorth is engaged;

     - adverse changes may occur in the securities markets; and

     - competitors of Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Banknorth.

     Management of Banknorth and Andover each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Banknorth's and Andover's ability to control or predict.

                              GENERAL INFORMATION

     This document constitutes a proxy statement and is being furnished to all record holders of Andover common stock in connection with the solicitation of proxies by the board of directors of Andover to be used at a special meeting of
shareholders of Andover to be held on           ,             , 2001 and any
adjournment or postponement of the special meeting. The purpose of the special meeting is to consider and vote upon the merger agreement between Banknorth and Andover, which provides, among other things, for the merger of Andover with and into Banknorth.

     This document also constitutes a prospectus of Banknorth relating to the Banknorth common stock issuable to holders of Andover common stock upon completion of the merger. Based on (i) the number of shares of Andover common stock outstanding on the record date for the special meeting, (ii) the number of shares of Andover common stock issuable upon the exercise of employee stock options or pursuant to other Andover common stock equivalents outstanding on such date and (iii) a 2.27 exchange ratio, an estimated maximum of approximately 16.7 million shares of Banknorth common stock will be issuable upon completion of the merger. The actual total number of shares of Banknorth common stock to be issued in the merger will depend on the number of shares of Andover common stock outstanding when the merger is completed, the number of shares of Andover common stock issuable upon the exercise of outstanding employee stock options or pursuant to other Andover common stock equivalents at such time and the actual exchange ratio.

     Banknorth has supplied all information contained or incorporated by reference herein relating to Banknorth, and Andover has supplied all such information relating to Andover.

                              THE SPECIAL MEETING

TIME AND PLACE

     A special meeting of shareholders of Andover will be held at 10:00 a.m.,
local time, on           ,             , 2001 at the Andover Town House, 20 Main
Street, Andover, Massachusetts.

MATTER TO BE CONSIDERED

     The purpose of the Andover special meeting is to adopt and approve the merger agreement and approve the merger and any other matters that may be properly submitted to a vote at the special meeting. At this time, the Andover board of directors is unaware of any matters other than approval of the merger agreement and the merger that may be presented for action at the special meeting. A copy of the merger agreement is attached to this document as Annex I. Andover shareholders are encouraged to carefully read the merger agreement and all of the other information in this document when deciding how to vote.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on             , 2001 has been fixed by Andover as
the record date for the determination of holders of Andover common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record
date, there were           shares of Andover common stock outstanding and
entitled to vote. Each share of Andover common stock entitles the holder to one vote at the Andover special meeting on all matters properly presented at the meeting.

HOW TO VOTE YOUR SHARES

     Shareholders of record may vote by telephone, via the Internet, by mail or by attending the special meeting and voting in person.

     - Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instruction have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

     - Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

     - Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

     Any shareholder executing a proxy may revoke it at any time before it is voted by:

     - filing written notice of revocation with the secretary of Andover at the address of Andover set forth on the notice of special meeting of shareholders;

     - submitting a new proxy with a later date by telephone, the Internet or mail; or

     - attending the special meeting and giving notice of such revocation in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

     Each proxy returned to Andover (and not revoked) by a holder of Andover common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" adoption and approval of the merger agreement and approval of the merger.

     At this time, the Andover board of directors is unaware of any matters other than approval of the merger agreement and the merger that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters. Proxies that are voted against approval of the merger agreement and the merger, however, will not be voted in favor of any motion to adjourn the special meeting to solicit more votes in favor of approval of the merger agreement and the merger.

VOTE REQUIRED

     A quorum, consisting of the holders of a majority of the issued and outstanding shares of Andover common stock must be present in person or by proxy before any action may be taken at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Andover common stock, voting in person or by proxy, is necessary to adopt and approve the merger agreement and approve the merger on behalf of Andover.

     For purposes of determining the number of votes cast with respect to a matter, only those votes cast "for" and "against" a proposal are counted. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted "for" or "against" a proposal. "Broker non-votes," if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes "for" or "against" for purposes of determining the number of votes cast but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Because the proposal to adopt and approve the merger agreement and approve the merger is required to be approved by the holders of a majority of the outstanding shares of the Andover common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal to adopt and approve the merger agreement and approve the merger at the special meeting. And for the same reason, the failure of an Andover shareholder to vote by mail, telephone, via the Internet or in person will have the effect of a vote against this proposal.

     The directors and executive officers of Andover and their respective
affiliates collectively owned approximately   % of the outstanding shares of
Andover common stock as of the record date for the special meeting. The
directors of Andover, who can cast approximately   % of the votes entitled to be
cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they agreed to vote all of their shares in favor of the merger agreement and the merger. See "Certain Beneficial

Owners of Andover Common Stock" beginning on page 75 and "The
Merger -- Shareholder Agreements" on page 53.

     As of the close of business on the record date for the special meeting, neither Banknorth nor, to the knowledge of Banknorth, any of its directors and executive officers, beneficially owned any shares of Andover common stock.

SOLICITATION OF PROXIES

     Andover will bear its costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Banknorth and Andover will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of Andover and its subsidiaries may solicit proxies from shareholders of Andover in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Andover will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Andover has retained Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $5,500, plus reimbursement for reasonable out-of-pocket expenses.

RECOMMENDATION OF THE ANDOVER BOARD OF DIRECTORS

     The Andover board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Andover's reasons for the merger described in this document, including Merrill Lynch's fairness opinion, the Andover board of directors believes that the merger is in the best interests of Andover shareholders and recommends that you vote "FOR" adoption and approval of the merger agreement and approval of the merger. See "The Merger -- Andover's Reasons for the Merger" beginning on page 21 and "-- Recommendation of Andover's Board of Directors" on page 24.

                                   THE MERGER

     The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement and the stock option agreement. All shareholders are urged to carefully read the annexes in their entirety.

GENERAL

     Under the terms and conditions set forth in the merger agreement, Andover will be merged with and into Banknorth. At the effective time of the merger each share of common stock of Andover, par value $0.10 per share, outstanding immediately before the effective time of the merger (except for any shares held by Banknorth or Andover, other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive
2.27 shares of common stock of Banknorth, par value $0.01 per share (together with accompanying rights under the Banknorth shareholder rights plan), subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

     If, between the date of the merger agreement and the effective time of the merger, the shares of Banknorth common stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within this period, the 2.27 exchange ratio will be adjusted accordingly. The exchange ratio also could be subject to possible adjustment under the termination provisions of the merger agreement, as discussed under "-- Termination and Amendment" beginning on page 41.

BACKGROUND OF THE MERGER

     As part of its continuing efforts to improve Andover's community banking franchise and enhance stockholder value, Andover's management and board of directors have regularly considered various strategic alternatives, including continuing as an independent institution, growing internally and through acquisitions of branches and of other community banks and entering into a strategic merger with another institution.

     Consistent with these goals, from time to time Gerald T. Mulligan, Chief Executive Officer and President of Andover, has met informally with chief executive officers of other community banks, including William J. Ryan, the Chief Executive Officer of Banknorth (formerly Peoples Heritage Financial Group, Inc.) and David D. Hindle, the Chief Executive Officer of Family Bancorp and, after its merger with Peoples Heritage, a consultant to Peoples Heritage. Over a number of years, first Mr. Hindle and then later Mr. Ryan contacted Mr. Mulligan on behalf of Peoples Heritage to discuss the possibilities of the parties entering into a strategic transaction. These periodic conversations became more regular as Mr. Ryan and Mr. Mulligan, who also served together on the board of directors of the Federal Home Loan Bank of Boston, met from time to time in Portsmouth, New Hampshire to discuss issues relating to the New England community banking environment. These discussions were very general in nature and did not result in any agreement with respect to the form or amount of consideration or other material terms that a transaction between the companies might reflect. Mr. Mulligan kept the Andover board informed of his meetings with Mr. Ryan and the preliminary and general nature of the discussions. At the time the Andover board believed that continued independent operation provided greater opportunity for earnings growth and capital appreciation and focused more on internal growth and strategic expansion through acquisition and less on pursuing a business combination transaction with another institution, such as Peoples Heritage.

     In the summer of 1998, as part of its periodic consideration of alternatives that might enhance Andover's community banking franchise and value for its stockholders, the Andover board of directors engaged Merrill Lynch as a financial advisor to explore strategic alternatives on behalf of Andover. At this time, the Andover Board was aware of the announced terms of the merger between Peoples Heritage and SIS Bancorp, Inc., which Andover viewed as a peer institution. In particular, the Andover Board directed

Merrill Lynch to seek indications of interest from institutions that might view a business combination transaction with Andover favorably.

     In response to Merrill Lynch's general solicitations, three companies responded with formal indications of preliminary interest, including Peoples Heritage. One entity, Company A, indicated it was potentially interested in pursuing a stock-for-stock transaction valued at approximately $42 for each share of Andover stock, while another entity, Company B, proposed an all cash transaction at approximately the same valuation. Peoples Heritage responded with a proposal to acquire Andover in a stock-for-stock merger with an exchange ratio of two Peoples Heritage shares for each share of Andover common stock, which would have given Andover shareholders consideration valued at approximately $44 per share based on the then trading price of Peoples Heritage common stock. However, within the same week that the three initial offers were made, the market for publicly traded bank stocks declined significantly, and as the value of the stock consideration of Company A and Peoples Heritage decreased, they asked for time to consider revising their offers to increase the exchange ratios. However, shortly thereafter, as banking stock prices continued to decline, these two companies withdrew their indications of interest, and soon thereafter, Company B reduced its cash offer to a level that the Andover board determined to be unattractive. As a result of these events in August 1998, the Andover board concluded that it was in the best interests of the Andover shareholders to continue as an independent institution, and therefore terminated its exploration of strategic alternatives. As part of this strategy, Andover's management and board focused on pursuing acquisitions of smaller community banks in or adjacent to Andover's market and in 2000, succeeded in acquiring Gloucester Bank & Trust Company.

     During the late summer 2000, Mr. Mulligan was contacted by a financial advisor to another community bank, Company C, who indicated that Company C was interested in engaging a strategic combination transaction with Andover. The Andover board discussed the proposed terms of this transaction, but were concerned about Company C's commitment to the transaction and its ability to consummate the transaction. The Andover board determined that it would nonetheless be prudent for management to continue discussions with Company C.

     Shortly after additional conversations had begun with Company C, Mr. Mulligan was contacted by the Chief Executive Officer of Company B and, separately, by Mr. Ryan. The substance of these conversations concerned each of Company B's and Banknorth's continuing interest, respectively, in engaging in a strategic business combination with Andover. Mr. Mulligan made appointments to meet each of these individuals to discuss further their levels of interest.

     On October 12, 2000, Mr. Mulligan met Mr. Ryan in Portsmouth, New Hampshire. Mr. Ryan reiterated his interest in a possible transaction involving Banknorth and Andover. While Mr. Ryan and Mr. Mulligan made no specific proposals and did not discuss any form of consideration or valuation, Mr. Mulligan and Mr. Ryan did discuss the possibility of a business combination transaction between Banknorth and Andover and the potential benefits to the shareholders and customers of both institutions that could result from the merger of their banking franchises. Mr. Ryan informed Mr. Mulligan that though Banknorth maintained an interest in having further discussions, attention to various other aspects of Banknorth's business would make it difficult for Banknorth to continue discussions concerning a possible transaction with Andover for several months. Accordingly, at the conclusion of the meeting, it was agreed that they would renew discussions in Spring 2001.

     On January 4, 2001, Mr. Mulligan met the Chief Executive Officer of Company B in Boston, during which the environment for community banking and Andover's strategic goals were discussed, as well as the general interest expressed by other potential acquirors of Andover.

     On January 18, 2001, the Andover board of directors met to discuss the general proposal from Company C. In light of the Board's and management's skepticism of Company C's capacity to consummate such a transaction, the complicated structure and prolonged time frame for consummation of the proposal and inadequate price offered, the board rejected pursuing further a business combination transaction with Company C.

     On March 8, 2001, at a meeting of the Board of Directors of Andover, representatives of Merrill Lynch discussed with the board the existing community banking environment and potential strategic alternatives for Andover, including a sale of Andover in a stock or cash transaction, or growth through acquisition of smaller banking organizations. Based on these discussions, the Andover board of directors concluded that Andover needed to either become more aggressive as an acquirer or consider being acquired by an appropriate party. Either of these alternatives would, in Merrill Lynch's view, be more likely to enhance shareholder value than internally generated growth through branch expansion. The Andover board considered these alternatives and resolved to examine both approaches.

     During the next month, Mr. Mulligan arranged to meet with the heads of potential acquisition target banks to investigate their interest in being acquired by Andover. None of these meetings resulted in any tangible expressions of interest by these potential targets.

     At the April 19, 2001, meeting of the Board of Directors of Andover, the board discussed the ongoing and anticipated consolidation in the New England banking industry. In particular, members of the Andover board expressed their concern that the number of potential active acquirors for Andover could be reduced to a potentially non-competitive number. Accordingly, the Board directed Andover management to explore the interest of potential acquirors, and specifically, that of Banknorth, since Banknorth had previously indicated its desire to acquire Andover and Mr. Mulligan and Mr. Ryan had agreed to resume discussions in Spring 2001.

     In early May, 2001, Mr. Mulligan telephoned Mr. Ryan to determine whether Banknorth had a continued interest in Andover, and on May 8, 2001 they met in Portsmouth, New Hampshire. At this time, Mr. Ryan indicated that Banknorth remained interested in a potential transaction with Andover and was willing to proceed with further discussions. Neither Mr. Mulligan nor Mr. Ryan made any specific proposals and Mr. Mulligan and Mr. Ryan did not discuss any form of consideration or valuation, but Mr. Mulligan reminded Mr. Ryan that valuation would be an important factor in any bid by Banknorth. At the conclusion of the meeting, Mr. Ryan told Mr. Mulligan that Keefe Bruyette & Woods, financial advisors to Banknorth, would be contacting Merrill Lynch to discuss structure and valuation.

     In view of the determination by the Andover board to explore the interest of potential acquirors, and in part due to the advancing discussions with Banknorth, on May 16, 2001, Andover engaged Merrill Lynch to serve as financial advisor in connection with the exploration of business combinations, including a possible sale of Andover.

     On May 17, 2001, representatives of Merrill Lynch and Keefe spoke briefly by telephone. The conversations generally consisted of Merrill Lynch confirming Andover's continuing interest in a business combination transaction with Banknorth. At the conclusion of the call, Keefe indicated that Banknorth would provide a formal initial indication of interest by May 18th or May 21st.

     On May 18, 2001, representatives of Merrill Lynch met with Mr. Mulligan and Joseph F. Casey, Chief Financial Officer of Andover, at Andover's headquarters to evaluate existing market conditions and discuss generally Andover's alternatives. On the same day, a representative of Keefe communicated to Merrill Lynch that Banknorth was prepared to offer consideration of $43.00 per share of Andover common stock in the form of common Banknorth stock. Based on this information, and believing the valuation to be indicative of Banknorth's serious interest, Mr. Mulligan and Mr. Casey authorized Merrill Lynch to set up a meeting between itself and representatives of Keefe to discuss valuation further.

     On May 21, 2001, representatives of Merrill Lynch met with representatives of Keefe to discuss further the price and structure of Banknorth's proposal, and informed Keefe that Andover was prepared to continue discussions with Banknorth and would seek a higher valuation. Keefe indicated that a higher valuation might be possible following completion of additional financial and legal due diligence of Andover's business. Later that same day, Banknorth management sent a formal due diligence information request to Mr. Casey.

     On May 23, 2001, Banknorth, acting through Keefe, informed Merrill Lynch that it was revising its proposal to increase the consideration valuation to a fixed exchange ratio of 2.24 shares of Banknorth common stock for every share of Andover common stock (equal to approximately $45.83 on May 23, 2001), and, furthermore, that the proposal would also include giving Andover representation on the Banknorth board (one seat) and on the board of First Massachusetts Bank, NA (two seats).

     On May 24, 2001, after internal discussions and evaluation of the revised proposal from Banknorth, Andover, acting through its representatives at Merrill Lynch, informed Keefe that Andover had an interest in receiving a higher valuation than the proposed 2.24 exchange ratio. On this same day, Banknorth requested a meeting with Mr. Casey to review and better understand Andover's business, financial condition and prospects.

     On May 29, 2001, Mr. Casey and Peter J. Verrill, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Banknorth, met in Portsmouth, New Hampshire to discuss Andover's business, financial condition and prospects. At the conclusion of the meeting, Mr. Verrill asked for Mr. Casey to forward to him additional financial information concerning Andover, which Mr. Casey promptly accomplished.

     On May 31, 2001, Banknorth, acting through Keefe, informed Merrill Lynch that it was revising its proposal to increase the valuation to a fixed exchange ratio of 2.27 shares of Banknorth common stock for every share of Andover common stock (equal to approximately $46.10 on May 31, 2001).

     On June 1, 2001, Mr. Ryan telephoned Mr. Mulligan to inquire generally on the status of the negotiations; however, no significant provisions of the proposed transaction were discussed. Mr. Mulligan informed Mr. Ryan that Andover's board was scheduled to discuss the status of the negotiations on June 4, 2001, and that Mr. Mulligan would contact Mr. Ryan shortly thereafter to advise him of the results of the meeting.

     On June 4, 2001, Andover's board of directors met to discuss the status of Andover's investigation of strategic alternatives, including the proposal from Banknorth. At this meeting, representatives of Merrill Lynch discussed with the Board the present market conditions for community banks, Andover's market position relative to its peers, the proposed terms of Banknorth's current proposal, various preliminary valuation analyses of the 2.27 exchange ratio proposed by Banknorth, and an overview of Banknorth, including its business and financial condition. Representatives of Andover's legal counsel, Goodwin Procter LLP, reviewed the fiduciary obligations of the board of directors to the stockholders of Andover in connection with the Board's consideration of whether Andover should remain independent or agree to pursue continued negotiations with Banknorth regarding a potential business combination transaction. At the conclusion of the meeting, the Andover board authorized Andover's management and financial and legal advisors to continue to negotiate with Banknorth.

     During the week of June 4, 2001, Andover and Banknorth management and their respective financial and legal advisors facilitated the exchange of business, financial, accounting, tax and legal due diligence and participated in discussions with each other on various issues relating to the proposed transaction. On June 5, 2001, Banknorth's legal counsel forwarded a draft of the merger agreement to Andover, Goodwin Procter and Merrill Lynch. Andover returned a revised merger agreement on June 6, 2001 and from then until June 10, 2001, numerous drafts of the merger agreement were negotiated and exchanged between the parties. During this period, the major issues discussed and negotiated between the parties included the ability of Andover to terminate the merger agreement in the event of certain declines in Banknorth's common stock price, indemnification provisions, provisions concerning treatment of existing Andover employees, restrictive covenants concerning Andover's and Banknorth's respective businesses during the period between signing of the merger agreement and the completion or termination of the merger, the stock option agreement and the shareholders agreement to be entered into by each of the members of the Andover board pursuant to which such members would agree to vote their shares of Andover common stock in favor of this transaction.

     On June 7, 2001, at a regularly scheduled meeting of the Andover board of directors, Mr. Mulligan of Andover updated the members of the board as to the status of Banknorth's due diligence and negotiations of definitive agreements with Banknorth. Mr. Mulligan reviewed with the Board the status of the negotiations with Banknorth. In particular, he noted that the price was not likely to exceed the 2.27 fixed exchange ratio that was Banknorth's current proposal. Mr. Mulligan also discussed with the board the status of the various other significant issues under negotiation with Banknorth. Mr. Mulligan stated that management was pleased with the direction of the negotiations, and believed that significant progress was being made towards having final terms that the Board could consider in the next several days.

     On June 7, 2001, Mr. Ryan informed Mr. Mulligan that Banknorth also was negotiating for the acquisition of MetroWest Bank. See "Information About Banknorth -- Pending Acquisitions" on page 56.

     On June 8 and 9, 2001, Ray Smith, Andover's Credit Officer and Senior Vice President of Commercial Lending, Michael Ecker, Andover's Senior Vice President of Construction Lending, Mr. Mulligan, Mr. Casey, representatives of Andover's legal counsel and representatives of Merrill Lynch conducted financial, business, regulatory and legal due diligence in an Andover, Massachusetts hotel conference room where representatives of Banknorth had delivered relevant due diligence documentation. At the same time and elsewhere in the same hotel, members of Banknorth's internal and external business, financial and legal team conducted their due diligence on Andover, based on documentation Andover provided.

     On June 10, 2001, Andover's board of directors met to discuss the final terms of the merger with Banknorth. At this meeting, Mr. Mulligan, together with Andover's legal counsel, updated the board on the status of the negotiations and the material terms that had been resolved, subject to approval by the Andover board. Andover's legal counsel reviewed for the board the terms of the merger agreement and the terms of the stock option agreement, as well as the shareholders agreement to be entered into by each member of the Andover board. Merrill Lynch made a presentation to the Andover board of a financial analysis of the proposed merger. In addition, Merrill Lynch delivered an oral opinion concerning the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to Andover's common shareholders, which was later confirmed in writing. The Andover board of directors considered the terms of the merger agreement and the stock option agreement, the potential advantages and risks associated with the merger, and the analysis and opinion of Merrill Lynch. Following discussion, the Andover board of directors unanimously determined that the merger was advisable, was in the best interests of Andover shareholders, and was on terms that are fair to the shareholders of Andover. Accordingly, the Andover board of directors approved the merger agreement and recommended that shareholders vote their shares in favor of approving the merger agreement and the merger, and authorized management to enter into the merger agreement, the stock option agreement and other related agreements. These negotiations and preparation of final definitive versions of the merger agreement and related agreements continued through the evening of June 10, 2001 and the merger agreement was signed on the morning of June 11, 2001. Early in the morning of June 11, 2001, Andover, Banknorth and MetroWest issued a joint press release publicly announcing the mergers.

ANDOVER'S REASONS FOR THE MERGER

     Andover's board of directors consulted with senior management and Andover's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that Andover's stockholders vote "FOR" adoption and approval of the merger agreement and approval of the merger.

     The following discussion of Andover's reasons for the merger contains a number of forward-looking statements that reflect the current views of Andover with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under "Cautionary Statements Regarding Forward-Looking Statements."

     Review of Historical Performances. The Andover board of directors reviewed and considered the respective businesses, operations, asset quality, financial condition, earnings, strategic business plans, histories of successful acquisitions, competitive positions and stock price performance of Andover and Banknorth.

     Compatibility of Cultures. The Andover board of directors considered the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer service, efficiency, credit quality, product diversification and meeting local banking needs and the companies' compatible management teams. The Andover board was particularly cognizant of Banknorth's focus on providing community banking services, which provided a measure of assurance that Andover's legacy of offering such services will be continued by a proficient successor.

     Projected Strength of Combined Entity. The Andover board of directors considered the projected market capitalization and market position of the combined entity (and in particular the increasing importance of economies of scale and access to greater financial resources to capitalize on opportunities in the banking and financial services markets), the diversification of the companies' asset and deposit bases, the introduction of several new products and services not presently offered by Andover, and the ability of the combined company to compete more effectively in New England (and in particular, Eastern Massachusetts).

     Projected Cost Savings. The Andover board of directors considered the pro forma financial effects of the proposed transactions, including the cost savings (resulting from back office efficiencies, consolidations and other cost savings) and enhanced revenue anticipated from the merger, and the effects of the merger on the risk-based and leverage capital ratios of the combined company and its subsidiary banks.

     Effect on Employees and Customers. The Andover board of directors considered the likely impact of the proposed merger on the employees and customers of Andover and its subsidiaries, on the communities in which Andover presently conducts its business and on Andover's other constituencies. Considered especially were the expanded range of financial services the combined company would be well situated to offer. In particular, the Andover board of directors considered the potential that the merger with a larger institution might be expected to provide more Andover employees with continued employment, career advancement and other benefits than certain other potential business combinations might have provided.

     Status of the Banking Industry. The Andover board of directors considered the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including margin pressure, minimal deposit growth, rising expenses, slowing revenue growth, the impact of recent reductions in the Federal funds interest rate, the pace and scope of consolidation in the banking industry (including the impact of proposed changes in accounting for such transactions) and competition from larger institutions. Especially noted was the diversion of traditional bank deposits to nonbank providers of financial services. The Andover board also noted the nascent competition facing traditional branch-based retail banking franchises, such as Andover, from Internet and other financial services providers operating without disproportionately high overhead inherent in a relatively's small financial institution's ownership of bank locations and delivery of high levels of customer service.

     Merger Consideration. Andover's board of directors considered the amount and form of the consideration offered by Banknorth in relation to the estimated value of Andover's common stock and the significantly greater liquidity of the trading market for Banknorth common stock. In particular the Andover board of directors looked at the premium represented by the consideration to be offered to the holders of Andover common stock in the merger, based upon the same day or same period trading average price of Andover common stock compared to the price of Banknorth common stock of $21.19 on June 8, 2001 (a 26% premium), and the 5, 10, 20 and 30 day trading average of Banknorth common stock of $21.09, $20.73, $20.46 and $20.25, respectively (representing premiums of 27%, 30%, 29% and 28%, respectively). The Andover board also considered that, based on recent historical dividends of the two parties,

2.27 shares of Banknorth common stock (i.e. the exchange ratio) would have provided shareholders with greater amounts of absolute dividends than one share of Andover common stock. Andover's board of directors also considered the ability of Andover's shareholders to continue to participate in the growth of the combined company since the consideration to be received by Andover's shareholders consists of shares of Banknorth common stock.

     Advice from Andover's Financial Advisor. Among other factors considered, Andover's board of directors also considered the presentations made by Merrill Lynch with respect to the proposed consideration to be offered to the holders of Andover's common stock in the merger. The Andover board also considered Merrill Lynch's oral opinion, which was subsequently confirmed in writing, that as of the date of its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of Andover common stock. The full text of this opinion is attached to this document as Annex III.

     Certain Terms of the Merger Agreement and the Stock Option Agreement. In evaluating the adequacy of the consideration to be received, the Andover board of directors considered the terms of the merger agreement, including the following:

     - termination provisions applicable in the event of a significant decline in the price of Banknorth common stock, both in absolute terms and relative to a market index, prior to the completion of the merger;

     - the provisions pertaining to adding members of the Andover board to the Banknorth board and to the board of First Massachusetts Bank, National Association upon the completion of the merger;

     - the provisions providing salary and benefits continuation for Andover employees whose employment is terminated following the merger;

     - the provisions providing protection of employee and executive termination benefits; and

     - the provisions pertaining to Andover's ability to withdraw its recommendation of the merger to the Andover stockholders and Andover's ability to recommend another transaction to the Andover stockholders.

     The Andover board of directors noted that the stock option granted pursuant to the stock option agreement, and the terms of that agreement, could have the effect of discouraging alternative proposals for a business combination between Andover and a third party. However, the board of directors concluded that the number of shares that Andover would be required to issue (or the amount of the fee that Andover would be obligated to pay), and the circumstances under which it may be issuable (or payable), are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to induce Banknorth to enter into the merger agreement.

     Limited Closing Conditions and Likelihood of Obtaining Approvals. The Andover board considered the limited nature of the closing conditions included in the merger agreement and the likelihood of obtaining the regulatory and shareholder approvals that would be required in order to consummate the merger within a reasonable timeframe.

     Tax Treatment of Merger. The Andover board considered the treatment of the merger as a tax-free reorganization for federal income tax purposes. The Andover board also noted that generally Andover common shareholders are not expected to recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable in respect of cash received instead of fractional shares.

     Review of Prospects in Remaining Independent. Andover's board of directors considered Andover's financial condition, results of operations and business and earnings prospects if it were to remain an independent entity.

     Proposed Acquisition of MetroWest Bank. The Andover board considered the proposed acquisition of MetroWest Bank by Banknorth, the impact of that transaction on the various factors listed above, and the likelihood of consummation of that acquisition. See "Information About Banknorth -- Pending Acquisitions" on page 56. The Andover board also noted that accounting for both transactions, the combined company will have an expanded greater Boston -- area geographic presence, which it viewed as increasing the attractiveness of the long-term prospects of Banknorth and the long-term value of Banknorth common stock to be issued in the merger.

     In considering the opinion of Merrill Lynch that the exchange ratio is fair to Andover shareholders from a financial point of view, the Andover Board took into account that the various types of financial analyses ordinarily used to support this type of opinion inevitably have limitations. These limitations were explained to the Andover Board by Merrill Lynch at the time the Board considered and approved the merger and the merger agreement.

     The foregoing discussion of the information and factors considered by Andover's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Andover's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

BANKNORTH'S REASONS FOR THE MERGER

     Banknorth entered into the merger agreement with Andover because, among other things, Banknorth believes the merger is consistent with its expansion strategy within the northeastern United States. The Andover franchise is a natural extension of Banknorth's current operations in Massachusetts, and Banknorth believes the merger will enhance its competitive position in the markets currently served. In addition, the proposed merger is expected by Banknorth to be accretive to earnings in 2002.

RECOMMENDATION OF ANDOVER'S BOARD OF DIRECTORS

     After careful consideration, Andover's board of directors has unanimously determined that the merger agreement is advisable, in the best interests of Andover's shareholders and on terms that are fair to the stockholders of Andover. Accordingly, the Andover board of directors has unanimously approved the merger agreement and the merger, AND RECOMMENDS THAT ANDOVER SHAREHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF ANDOVER'S FINANCIAL ADVISOR

     On May 16, 2001, Andover retained Merrill Lynch to act as its financial advisor in connection with the merger. On June 10, 2001, the board of directors of Andover held a meeting to evaluate further the proposed merger. At this meeting, Merrill Lynch rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the
2.27 exchange ratio was fair, from a financial point of view, to the Andover shareholders. Merrill Lynch subsequently confirmed its opinion in writing as of June 10, 2001 [and updated its opinion by delivering to the board of directors of Andover a written opinion dated as of the date of this document. In connection with its updated written opinion, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.]

     Although Merrill Lynch evaluated the fairness, from a financial point of view, of the 2.27 exchange ratio to the Andover shareholders, the exchange ratio itself was determined through arm's length negotiations between Andover's senior management and Banknorth's senior management with the assistance of their financial advisors. Andover did not provide specific instructions to, or place any limitation on, Merrill Lynch with respect to the procedures to be followed or factors to be considered by Merrill Lynch in performing its analyses or providing its opinion.

     The full text of the Merrill Lynch opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Annex III to this document and is incorporated in this document by reference. Andover shareholders are urged to, and should read, Merrill Lynch's opinion carefully and in its entirety.

     Merrill Lynch's opinion is directed to the board of directors of Andover and addresses only the fairness, from a financial point of view, of the exchange ratio to Andover shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Andover and Banknorth that Merrill Lynch deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Andover and Banknorth furnished to Merrill Lynch by the senior management of Andover and Banknorth, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Merrill Lynch by senior management of Banknorth;

     - conducted discussions with members of senior management and representatives of Andover and Banknorth concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings, revenue enhancements and related expenses;

     - reviewed the market prices and valuation multiples for Andover common stock and Banknorth common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the respective publicly reported financial condition and results of operations of Andover and Banknorth and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

     - participated in certain discussions among representatives of Andover and Banknorth and their financial and legal advisors with respect to the merger;

     - reviewed the potential pro forma impact of the merger;

     - reviewed the most recent draft of the merger agreement and the related stock option agreements provided to Merrill Lynch; and

     - reviewed other financial studies and analyses and took into account other matters that Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with, or reviewed by or for Merrill Lynch, or that was publicly available. Merrill Lynch also did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Andover or Banknorth, and Merrill Lynch has not been furnished any evaluation or appraisal on these matters.

     Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of Andover or Banknorth, nor reviewed any individual credit files of Andover or Banknorth or been requested to conduct such a review. As a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both Andover and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, and Merrill Lynch did not conduct, any physical inspection of the properties or facilities of Andover or Banknorth. With respect to the financial and operating forecast information furnished to or discussed with Merrill Lynch by Andover or Banknorth, including without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger, Merrill Lynch assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Andover and Banknorth as to the future financial and operating performance of Andover, Banknorth, or the combined entity, as the case may be, and the expected cost savings, revenue enhancements, and related expenses. Merrill Lynch's opinion is based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

     For purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analyses:

     - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

     - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

     - Andover and Banknorth will perform all of the covenants and agreements required to be performed by them under the merger agreement and any related documents;

     - all conditions to completing the merger will be satisfied without any waivers; and

     - in the course of obtaining any necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Andover, Banknorth, or the combined entity, or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     Merrill Lynch further assumed that the merger would be accounted for as a purchase under U.S. generally accepted accounting principles, which we refer to in this document as GAAP, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of Andover common stock or shares of Banknorth common stock will or may trade following the announcement of the merger, or the actual value of the shares of common stock of Andover when issued pursuant to the merger, or the prices at which the shares of common stock of the combined entity will trade following the completion of the merger.

  Analyses of Merrill Lynch

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Andover and Banknorth. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Merrill Lynch opinion was among several factors taken into consideration by Andover's board of directors in making its determination to approve the merger agreement and the merger. In addition, Andover's board did not rely on single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of Andover's board of directors or management with respect to the fairness of the merger consideration.

     The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of Andover on June 10, 2001 in connection with the rendering of its oral opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to Andover's board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     Calculation of Transaction Value. Merrill Lynch reviewed the terms of the merger. It noted that the exchange ratio of 2.27 shares of Banknorth common stock for each share of Andover common stock meant that the transaction had a per share value of $48.10 for each share of Andover common stock based upon the closing price of Banknorth common stock of $21.19 on June 8, 2001 (the last trading day preceding the Andover board meeting of June 10, 2001). Merrill Lynch noted that the closing price of Andover common stock on June 8, 2001 was $38.22. Merrill Lynch also noted that, based on the exchange ratio, the transaction also had an implied aggregate value of approximately $338 million as of June 8, 2001.

     Transaction Pricing Multiple Analysis. Based on an exchange ratio of 2.27 and the per share closing price of Banknorth's common stock on June 8, 2001 of $21.19, Merrill Lynch also analyzed the implied hypothetical per share transaction value to Andover of $48.10 as of June 8, 2001 as a premium to the per share closing price of Andover's common stock on that date and to its deposits. Merrill Lynch also analyzed the implied hypothetical transaction value as a multiple of Andover's last twelve months diluted earnings per share, Andover's estimated earnings per share for the years 2001 and 2002 (based on First Call consensus earnings estimates per share as of June 8, 2001 of $3.16 and $3.44, respectively), and Andover's stated book value and its stated tangible book value per share (based on financial data for the period ended March 31, 2001 per share). First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysis regarding companies of interest to institutional investors.

     Merrill Lynch also compared the foregoing analyses to comparable data achieved in selected domestic merger transactions in the thrift industry that have occurred since December 31, 1999 and that were valued at greater than $100 million and less than $500 million. The following transactions were reviewed by Merrill Lynch in this process (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction): SouthTrust Corporation/CENIT Bancorp, Inc.; Connecticut Bancshares, Inc./First Federal Savings and Loan Association of East Hartford; Charter One Financial, Inc./Alliance Bancorp; Hudson River Bancorp, Inc./Cohoes Bancorp, Inc.; Glacier Bancorp, Inc./WesterFed Financial Corporation; Union Planters Corporation/Jefferson Savings Bancorp, Inc.; BB&T Corporation/First Spartan Financial Corp.; Fifth Third Bancorp/Ottawa Financial Corp.; New York Community Bancorp, Inc./Haven Bancorp, Inc.; Harris Financial, MHC/York

Financial Corp.; and Mutual Savings Bancorp, MHC/First Northern Capital Corp. Merrill Lynch considered the earlier transactions to be reasonably similar to the merger, but none of the transactions are identical to the merger. For the transactions selected by Merrill Lynch, the comparable data used was taken as of the announcement date of those transactions. The results of Merrill Lynch's analysis are set forth in the following table.

                                                                    MERRILL LYNCH SELECTED
                                                                     TRANSACTION AVERAGE
                                                                    ----------------------
TRANSACTION VALUE AS A PREMIUM TO:
  Andover Closing Stock Price: June 8, 2001...............   25.9%           24.5%
  Deposit Premium.........................................   14.9             9.1
TRANSACTION VALUE AS A MULTIPLE OF:
  Last 12 Months Fully Diluted Earnings Per Share.........   15.7x           14.8x
  2001 Est. "Street" Earnings Per Share...................   15.2            13.6
  2002 Est. "Street" Earnings Per Share...................   14.0             N/A
  Stated Book Value.......................................    2.0             1.5
  Stated Tangible Book Value..............................    2.1             1.6

     Historical Trading Range Analysis. Based on an exchange ratio of 2.27 and the per share closing price of Banknorth common stock of $21.19 on June 8, 2001 (the last trading day preceding the June 10, 2001 Andover board meeting), Merrill Lynch also reviewed the historical trading range of Banknorth common stock for different periods during the thirty-day period prior to June 8, 2001 to determine the implied per share offer value of the transaction to Andover shareholders and the implied premium to the price of Andover common stock for such periods. The following table indicates the implied per share offer value of the transaction to Andover shareholders and the implied premium to the price of Andover common stock for the periods listed.

                                                       IMPLIED VALUE TO   IMPLIED PREMIUM TO
                                                           ANDOVER          ANDOVER PRICE
                                                       ----------------   ------------------
Banknorth Closing Price: June 8, 2001................       $48.10                26%
Five-day trading average.............................        47.88                27
Ten-day trading average..............................        47.07                30
Twenty-day trading average...........................        46.44                29
Thirty-day trading average...........................        45.96                28

     Discounted Dividend Analysis -- Andover. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Andover common stock assuming Andover continued to operate as a stand-alone entity. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received at a specified time in the future, of the estimated future dividends that Andover could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of Andover common stock.

     In calculating a terminal value of Andover common stock, Merrill Lynch applied multiples of 9.0x, 10.0x and 11.0x to year 2007 forecasted cash earnings. These multiples were used to approximate current stock market trading multiples for Andover. The dividend stream and terminal value were then discounted back to June 8, 2001 using discount rates of 13.0%, 13.5% and 14.0%. Merrill Lynch viewed these rates as the appropriate range of discount rates for a company with Andover's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2001 ($3.16) and 2002 ($3.44). For periods after 2002, earnings per share were assumed to increase at First Call's consensus estimated annual long-term earnings growth rate of 9.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0% and further assumed that earnings in excess of those necessary to maintain Andover's tangible common equity ratio at 7.5% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the

Andover common stock ranged from $32.72 to $38.92 per share. The results of Merrill Lynch's analysis are set forth in the following table.

                                                                    DISCOUNT RATE
                                                               ------------------------
                                                               13.0%    13.5%    14.0%
                                                               ------   ------   ------
TERMINAL YEAR MULTIPLE OF  9.0x..............................  $34.09   $33.40   $32.72
  FORWARD CASH EARNINGS    10.0..............................   36.50    35.75    35.02
                           11.0..............................   38.92    38.11    37.32

     Discounted Dividend Analysis -- Banknorth. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of Banknorth common stock assuming Banknorth continued to operate as a stand-alone entity. As was the analysis performed with regard to Andover, this range was determined by adding (1) the present value of the estimated future dividend stream that Banknorth could generate through December 31, 2006, and (2) the present value of the terminal value of Banknorth common stock.

     In calculating a terminal value of Banknorth common stock, Merrill Lynch applied multiples of 10.0x, 11.0x and 12.0x to year 2007 forecasted cash earnings. These multiples were used to approximate current stock market trading multiples for Banknorth. The dividend stream and terminal value were then discounted back to June 8, 2001 using discount rates of 13.0%, 13.5% and 14%. Merrill Lynch viewed these rates as the appropriate range of discount rates for a company with Banknorth's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2001 ($1.77) and 2002 ($1.96). For periods after 2002, earnings were assumed to increase at First Call's consensus estimated annual long-term earnings growth rate of 9.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0% and further assumed that earnings in excess of those necessary to maintain Banknorth's tangible common equity ratio at 6.50% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the per share stand-alone present value of the Banknorth common stock ranged from $20.08 to $23.84 per share. The results of Merrill Lynch's analysis are set forth in the following table.

                                                                    DISCOUNT RATE
                                                               ------------------------
                                                               13.0%    13.5%    14.0%
                                                               ------   ------   ------
TERMINAL YEAR MULTIPLE OF  10.0x............................   $20.98   $20.52   $20.08
  FORWARD CASH EARNINGS    11.0.............................    22.41    21.92    21.44
                           12.0.............................    23.84    23.31    22.90

     Pro Forma Discounted Dividend Analysis. Merrill Lynch also performed a pro forma discounted dividend analysis to estimate a range of present values per share of Andover common stock and Banknorth common stock based on the pro forma combined company. This range was determined by using the same valuation methodology applied in the preceding six paragraphs in terms of calculating the terminal value of the combined company and the discount rates applicable to that value. Merrill Lynch also made the same assumptions as set forth in the preceding discounted dividend analyses, except that: (1) earnings estimates for pro forma Banknorth are based on combined First Call estimates increased at 9% after 2002; (2) after-tax synergies are assumed to equal $2.3 million in 2002 and $4.5 million in 2003 with synergies increasing at 9% annually thereafter;
(3) earnings in excess of those necessary to maintain pro forma Banknorth's tangible common equity ratio at 6.50% could be paid out to shareholders as dividends; and (4) Merrill applied multiples of 10.0x, 11.0x and 12.0x to year 2007 forecasted cash earnings.

     Based on the above assumptions, the present value of pro forma Banknorth common stock ranged from $21.10 to $24.98 per share. Merrill Lynch then applied the 2.27 exchange ratio to the pro forma discounted dividend values arrived at per share of pro forma Banknorth common stock to determine a range of present values per share of Andover common stock, and determined that the present value of the

Andover common stock under this analysis ranged from $47.90 to $56.70 per share. The results of Merrill Lynch's analysis are set forth in the following table.

                                            PRO FORMA BANKNORTH      IMPLIED ANDOVER PRICE BASED
                                                 VALUATION                ON EXCHANGE RATIO
                                          ------------------------   ---------------------------
                                               DISCOUNT RATE                DISCOUNT RATE
                                          ------------------------   ---------------------------
                                          13.0%    13.5%    14.0%     13.0%     13.5%     14.0%
                                          ------   ------   ------   -------   -------   -------
Terminal Year Forward  10x..............  $21.96   $21.53   $21.10   $49.85    $48.86    $47.90
  Cash Multiple        11...............   23.47    23.00    22.54    53.28     52.21     51.17
                       12...............   24.98    24.47    23.98    56.70     55.55     54.43

     The analyses set forth in the preceding eight paragraphs do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Andover and Banknorth referred to in the paragraphs above were based on several factors, including Merrill Lynch's knowledge of each of Andover and Banknorth and the industry in which they operate, the business risk of each company and the overall interest rate environment as of June 8, 2001. The asset growth rates applied for Andover and Banknorth took into consideration several factors, including the historical asset growth rate of each of Andover and Banknorth as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Peer Group Stock Trading Analysis -- Andover. Merrill Lynch compared selected operating and stock market results of Andover to the publicly available corresponding data for the following companies, which are regional thrift institutions, that Merrill Lynch determined were comparable to Andover:

-    BostonFed Bancorp, Inc.                     -    Medford Bancorp, Inc.
-    First Essex Bancorp, Inc.                   -    MetroWest Bank
                                                      Seacoast Financial Services
-    FIRSTFED AMERICA Bancorp, Inc.              -      Corporation
-    MASSBANK Corporation                        -    Warren Bancorp

     The following table compares selected financial data of Andover with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended March 31, 2001, earnings estimates from First Call as of June 2001, and market prices as of June 8, 2001. The calculations of price-to-2001 and price-to-2002 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2001 and price-to-2002 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                 STOCK       STOCK       STOCK       STOCK
                                PRICE/      PRICE/      PRICE/      PRICE/               STOCK
                                 2001        2002        2001        2002      STOCK     PRICE/
                               ESTIMATED   ESTIMATED   ESTIMATED   ESTIMATED   PRICE/   TANGIBLE
                                 GAAP        GAAP        CASH        CASH       BOOK      BOOK
                                  EPS         EPS         EPS         EPS      VALUE     VALUE
                               ---------   ---------   ---------   ---------   ------   --------
Merrill Lynch Selected
  Company Average............    10.98x      10.12x      10.35x       9.60x     1.38x    1.48x
Andover......................    12.09x      11.11x      11.77x      10.84x     1.60x    1.69x

     Peer Group Analysis -- Banknorth. Merrill Lynch also compared selected operating and stock market results of Banknorth to the publicly available corresponding data for the following companies, which are commercial banking institutions, that Merrill Lynch determined were comparable to Banknorth:

-    Charter One Financial, Inc.                 -    M&T Bank Corporation
-    DIME Bancorp                                -    North Fork Bancorporation
-    Hudson United Bancorp                       -    Sovereign Bancorp, Inc.
                                                 -    Webster Financial Corporation

     The following table compares selected financial data of Banknorth with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended March 31, 2001, and market prices as of June 8, 2001. The calculations of price-to-2001 and price-to-2002 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2001 and price-to 2002 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                 STOCK       STOCK       STOCK       STOCK
                                PRICE/      PRICE/      PRICE/      PRICE/               STOCK
                                 2001        2002        2001        2002      STOCK     PRICE/
                               ESTIMATED   ESTIMATED   ESTIMATED   ESTIMATED   PRICE/   TANGIBLE
                                 GAAP        GAAP        CASH        CASH       BOOK      BOOK
                                  EPS         EPS         EPS         EPS      VALUE     VALUE
                               ---------   ---------   ---------   ---------   ------   --------
Merrill Lynch Selected
  Company Average............    13.72x      12.42x      11.57x      10.60x     2.47x    3.83x
Banknorth....................    11.97x      10.81x      11.02x      10.03x     2.16x    2.49x

     No company used in the analyses described above is identical to Andover, Banknorth or the pro forma combined company, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the average or median, are not of themselves meaningful methods of using comparable transaction data or comparable company data.

     Comparable Transaction Analysis. Merrill Lynch also analyzed certain multiples achieved in selected domestic merger transactions in the thrift industry that have occurred since December 31, 1999, and that were valued at greater than $100 million and less than $500 million to determine the imputed per share value of Andover common stock based on the comparable multiples achieved in those transactions. The following transactions were reviewed by Merrill Lynch in this process (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction): SouthTrust Corporation/CENIT Bancorp, Inc.; Connecticut Bancshares, Inc./First Federal Savings and Loan Association of East Hartford; Charter One Financial, Inc./Alliance Bancorp; Hudson River Bancorp, Inc./Cohoes Bancorp, Inc.; Glacier Bancorp, Inc./WesterFed Financial Corporation; Union Planters Corporation/Jefferson Savings Bancorp, Inc.; BB&T Corporation/First Spartan Financial Corp.; Fifth Third Bancorp/Ottawa Financial Corp.; New York Community Bancorp, Inc./Haven Bancorp, Inc.; Harris Financial, MHC/York Financial Corp.; and Mutual Savings Bancorp, MHC/First Northern Capital Corp. These are the same transactions used in the transaction pricing analysis described above. Merrill Lynch considered these transactions to be reasonably similar to the merger, but none of the transactions are identical to the merger. The following table sets forth the imputed per share value of Andover common stock, based upon selected multiples achieved in the selected transactions.

                                                              STOCK
                                                              PRICE/
                                                  STOCK        LAST        STOCK
                                      STOCK      PRICE/       TWELVE      PRICE/
                                     PRICE/     TANGIBLE      MONTHS     ESTIMATED
                                    BOOK PER    BOOK PER     EARNINGS    EARNINGS    DEPOSIT   MARKET
                                      SHARE       SHARE     PER SHARE    PER SHARE   PREMIUM   PREMIUM
                                    ---------   ---------   ----------   ---------   -------   -------
Merrill Lynch Selected Transaction
  Average.........................     1.54x       1.63x       14.76x      13.58x      9.08%    24.48%
Imputed Andover Value Per Share...   $36.90      $36.89       $45.16      $42.93     $39.65    $47.58

     Pro Forma Financial Impact. Based on an exchange ratio of 2.27, Merrill Lynch also analyzed the pro forma per share financial impact of the merger on Banknorth's "new GAAP" earnings per share and cash earnings per share for 2002 and 2003. For purposes of this analysis, Merrill Lynch assumed the effectiveness of certain anticipated modifications to GAAP that are expected to take effect at the end of 2001. The anticipated modifications to GAAP assume that all new and existing goodwill will cease being amortized and instead be reviewed for impairment when an event or series of events occur indicating that goodwill might be impaired. Merrill Lynch also analyzed the pro forma financial impact of the merger on Banknorth's book value per share, tangible book value per share, and tangible common equity ratio, and on Andover's dividend payment. This analysis was based on First Call earnings estimates and estimated after-tax synergies of $2.3 million in 2002 and $4.5 million in 2003. The analysis also included the impact of an estimated restructuring charge equal to $15.9 million after tax. The analysis indicated that the impact of the merger would be accretive, or additive, to Banknorth on a "new GAAP" and cash earnings per share basis for both 2002 and 2003. The analysis further indicated that the merger would be accretive to Banknorth's book value per share, dilutive to, or decrease, Banknorth's tangible book value per share, and accretive to Banknorth's tangible common equity ratio. The analysis further illustrated that the merger would be accretive to Andover's dividend payment. The following table sets forth the results of Merrill Lynch's analyses.

     The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

                                                     ACCRETION/(DILUTION)
                                                     --------------------
Banknorth "New GAAP" EPS Impact
  2002.............................................           0.1%
  2003.............................................           1.1
Banknorth Cash EPS Impact
  2002.............................................           0.7%
  2003.............................................           1.6
Banknorth Book Value per share.....................           5.3%
Banknorth Tangible Book Value per share............          (7.8)%
Andover Dividend...................................          10.3%
Banknorth Tangible Common Equity Ratio.............          6.26%

     Andover retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Andover and Banknorth for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to Andover financial advisory, investment banking and other services unrelated to the proposed merger of these services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.

     Pursuant to a letter agreement between Andover and Merrill Lynch, dated as of May 16, 2001, Andover agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger a fixed fee and a transaction fee calculated as follows: 0.85% of the first $293,780,512 of aggregate purchase price, plus 1.50% of the aggregate purchase price (if any) in excess of this amount. Based on the closing price of the Banknorth common stock
on             , 2001, the aggregate fee payable to Merrill Lynch was $
million, of which $500,000 has been paid and the balance of which is contingent upon closing of the merger. Andover also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

EXCHANGE OF ANDOVER COMMON STOCK CERTIFICATES

     At the effective time of the merger, each holder of a certificate or certificates which previously evidenced issued and outstanding shares of Andover common stock, upon surrender of the same to an exchange agent appointed by Banknorth, will be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Banknorth common stock into which the shares of Andover common stock were converted by virtue of the merger. As promptly as practicable after the effective time of the merger, but in no event later than five business days after Andover's transfer agent delivers a certified shareholders' list to the exchange agent, the exchange agent will mail to each Andover shareholder of record a form of letter of transmittal advising each holder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent Andover stock certificates in exchange for a certificate or certificates evidencing Banknorth common stock and cash in lieu of any fractional share interest. Upon surrender to the exchange agent of one or more certificates evidencing shares of Andover common stock, together with a properly completed and executed letter of transmittal, the exchange agent will mail to the shareholder after the effective time of the merger a certificate or certificates representing the number of full shares of Banknorth common stock into which the aggregate number of shares of Andover common stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the merger agreement. Banknorth will be entitled, after the effective time of the merger, to treat certificates representing shares of Andover common stock as evidencing ownership of the number of full shares of Banknorth common stock into which the shares of Andover common stock represented by such certificates shall have been converted pursuant to the merger agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     After the effective time of the merger, there will be no further transfer on the records of Andover of certificates representing shares of Andover common stock. If any such certificates are presented to Andover or the transfer agent for the Andover common stock for transfer after the effective time of the merger, they will be cancelled against delivery of certificates for Banknorth common stock in accordance with the merger agreement.

     No dividends which have been declared on the Banknorth common stock will be remitted to any person entitled to receive shares of Banknorth common stock under the merger agreement until such person surrenders his or her certificate or certificates representing shares of Andover common stock in exchange for a certificate or certificates evidencing shares of Banknorth common stock, at which time such dividends shall be remitted to such person, without interest.

     No fractional shares of Banknorth common stock will be issued in the merger. Andover shareholders who otherwise would have been entitled to a fraction of a share of Banknorth common stock will instead receive, upon surrender of their Andover stock certificates, an amount of cash, without interest, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of the Banknorth common stock on the Nasdaq Stock Market's National Market on the last business day before the merger is completed.

     Banknorth will only issue a Banknorth stock certificate in a name other than the name in which a surrendered Andover stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Andover common stock formerly represented by such Andover stock certificate, and show that you paid any applicable stock transfer taxes.

     If your Andover stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving your Banknorth stock certificate.

ASSUMPTION OF ANDOVER STOCK OPTIONS AND STOCK UNITS

     At the effective time of the merger, each option to purchase Andover common stock granted under Andover's stock option plans (including acquired and predecessor plans), whether or not exercisable, will cease to represent a right to acquire shares of Andover common stock and will be converted automatically into an option to purchase shares of Banknorth common stock, and Banknorth will assume each Andover stock option, in accordance with the terms of the Andover stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger:

     - Banknorth and the board of directors of Banknorth or a duly authorized board committee shall be substituted for Andover and the Andover board of directors or duly authorized board committee administering the Andover stock option plans;

     - each Andover stock option assumed by Banknorth will be exercised solely for shares of Banknorth common stock;

     - the number of shares of Banknorth common stock subject to such Andover stock option will be equal to the number of shares of Andover common stock subject to such Andover stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

     - the per share exercise price under each such Andover stock option will be adjusted by dividing the per share exercise price under each such Andover stock option by the exchange ratio, rounded up to the nearest cent.

     At the effective time of the merger, each stock unit which is then outstanding under the deferred compensation plan maintained by Andover for directors of Andover and its subsidiaries shall cease to represent a right to receive a share of Andover common stock and shall be converted automatically into a stock unit with a right to receive that number of shares of Banknorth common stock equal to the exchange ratio. Following the merger, Banknorth shall continue to maintain the Andover deferred compensation plan unless and until it is merged or otherwise combined with a comparable Banknorth plan or terminated in accordance with its terms, in each case subject to the right of plan participants to receive distribution of their deferred compensation accounts in accordance with their elections, and units shall be payable in shares of Banknorth common stock in accordance with the terms of the Andover deferred compensation plan.

     Pursuant to the merger agreement, Banknorth agreed to register under the Securities Act of 1933 the shares of Banknorth common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement and issuable pursuant to stock units under the Andover deferred compensation plan within five business days after consummation of the merger.

CONDITIONS TO THE MERGER

     Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

     - the holders of not less than a majority of the outstanding Andover common stock must have approved the merger agreement and the merger;

     - all required regulatory approvals required to consummate the merger and the bank mergers by any governmental authority must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof must have expired, and no required approval can contain any condition, restriction or requirement which Banknorth's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger and the bank mergers to such a degree that Banknorth would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

     - no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger or the bank mergers;

     - the registration statement of Banknorth of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

     - the shares of Banknorth common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Stock Market's National Market; and

     - each of Banknorth and Andover must have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P. (or in the absence of this firm's opinion, an opinion of Goodwin Procter LLP) to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and with respect to certain related federal income tax considerations.

     In addition to the foregoing conditions, the obligation of Banknorth to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Banknorth:

     - the representations and warranties of Andover in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Andover will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect on Andover;

     - Andover must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

     - Banknorth must have received a certificate from specified officers of Andover with respect to compliance with the foregoing conditions to the obligations of Banknorth; and

     - Banknorth shall have received such certificates of Andover's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Banknorth may reasonably request.

     In addition to the other conditions set forth above, the obligation of Andover to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Andover:

     - the representations and warranties of Banknorth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Banknorth will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect on Banknorth;

     - Banknorth must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

     - Andover must have received a certificate from specified officers of Banknorth with respect to compliance with the foregoing conditions to the obligations of Andover;

     - the time period during which Andover may be entitled to terminate the merger agreement under certain circumstances involving a decline in the market price of the Banknorth common stock must have expired without exercise by Andover of its termination rights (see "-- Termination and Amendment" beginning on page 41); and

     - Andover shall have received such certificates of Banknorth's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Andover may reasonably request.

     Under the terms of the merger agreement, a material adverse effect on either Banknorth or Andover is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or the bank merger agreements or otherwise materially impede the consummation of the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

     - changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

     - changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

     - changes in general economic conditions affecting banks and their holding companies generally;

     - modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them; and

     - with respect to Andover only, the effects of any action or omission taken with the prior consent of Banknorth or as otherwise contemplated by the merger agreement.

REGULATORY APPROVALS

     Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank mergers by all applicable federal and state regulatory authorities.

     Federal Reserve Board. The merger is subject to the prior approval of the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956 and, because of certain equity investments of

Andover, Section 4 of this Act. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

     - such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

     - the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

     Banknorth's exercise of the option granted to it by Andover under the stock option agreement is subject to the prior approval of the Federal Reserve Board to the extent that the exercise of the option would result in Banknorth owning more than 5% of the outstanding shares of Andover common stock. In considering whether to approve Banknorth's right to exercise this option, including its right to purchase more than 5% of the outstanding shares of Andover common stock, the Federal Reserve Board generally would apply the same statutory criteria as it is required to apply in considering the merger. See "-- Stock Option Agreement."

     OCC. The parties currently intend to merge each of Andover's banking subsidiaries, Andover Bank and Gloucester Bank & Trust Company, into First Massachusetts Bank, NA as soon as practicable after the merger of Andover into Banknorth. Each of the bank mergers is subject to the prior approval of the Office of the Comptroller of the Currency of the United States under the Bank Merger Act. The OCC will review each bank merger under statutory criteria which is substantially the same as that required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above, except that the OCC will not conduct an independent antitrust analysis of the bank mergers if the Federal Reserve Board does so. Applicable regulations require publication of notice of the applications for approval of the bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

     Any transaction approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the OCC and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

     State Approvals and Notices. The prior approval of the Superintendent of the Bureau of Banking of the State of Maine is required for consummation of the merger under Section 1015 of Title 9-B of the Maine Revised Statutes. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public. The factors to be considered by the Maine Superintendent in this regard are substantially similar to those to be considered by federal banking agencies, as discussed above.

     The merger is subject to the prior approval of the Massachusetts Board of Bank Incorporation under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Banknorth in Massachusetts, and such other matters as the Massachusetts Board may deem necessary or advisable.

     In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the Fund.

     Pursuant to Section 34D of Chapter 168 and Section 36 of Chapter 172 of the Massachusetts General Laws, written notice of the bank mergers involving Andover Bank and Gloucester Bank & Trust Company, respectively, is required to be provided to the Massachusetts Commissioner of Banks and Andover, in its capacity as the sole shareholder of Andover Bank and Gloucester Bank & Trust Company, at least 60 days prior to the meeting at which Andover approves the bank mergers in such capacity.

     Status of Applications and Notices. Banknorth and Andover have filed all required applications and notices with applicable regulatory authorities in connection with the merger and the bank mergers. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Banknorth that had such condition or requirement been known Banknorth, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Banknorth may elect not to consummate the merger. See "-- Conditions to the Merger" beginning on page 35.

BUSINESS PENDING THE MERGER

     The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

     Pending consummation of the merger, Andover may not, and will cause each Andover subsidiary not to, among other things, take the following actions without the prior written consent of Banknorth:

     - conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Banknorth the goodwill of the customers of Andover and its subsidiaries and others with whom business relations exist;

     - issue or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options and other rights to acquire Andover common stock outstanding on the date of the merger agreement and disclosed to Banknorth or pursuant to the stock option agreement;

     - declare any dividend on its capital stock, other than regular quarterly cash dividends on the Andover common stock at a rate not in excess of $0.27 per share;

     - amend its certificate of incorporation and bylaws (or equivalent documents);

     - take specified actions with respect to its business, including without limitation enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; and incur indebtedness, except in the case of each of the foregoing as permitted by the merger agreement;

     - take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

     - take any action that would result in (1) any of the representations and warranties of Andover not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, the bank merger agreements or the stock option agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

     The merger agreement also provides that pending consummation of the merger Banknorth may not, and will cause each subsidiary of Banknorth not to, take the following actions without the prior written consent of Andover:

     - amend its articles and bylaws in a manner which would adversely affect the Banknorth common stock or the ability of Banknorth or First Massachusetts Bank, NA to consummate the transactions contemplated by the merger agreement;

     - make any acquisition, other than the proposed acquisition of MetroWest Bank on terms not materially different than those publicly announced on the date of announcement of the Andover merger agreement, that individually or in the aggregate could result in the merger not being consummated or otherwise materially adversely affect the ability of Banknorth to consummate the transactions contemplated by the merger agreement in a reasonably timely manner;

     - take any action that would result in (1) any of the representations and warranties of Banknorth not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, the bank merger agreements or the stock option agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND THE MERGER AGREEMENT

     Pursuant to the merger agreement, the Andover board of directors is required to recommend that Andover shareholders approve the merger agreement at all times prior to and during the meeting of Andover shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Andover board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Andover to comply with their fiduciary duties to the Andover shareholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "-- No Solicitation" on page 40.

NO SOLICITATION

     The merger agreement provides that neither Andover nor any of its subsidiaries nor any of their respective officers or directors may, and that Andover must direct and use its reasonable best efforts to cause its and each such subsidiary's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of, Andover or more than 10% of the outstanding equity securities of Andover or any of its subsidiaries (any such proposal or offer is hereinafter referred to as an "acquisition proposal"). Andover also agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors may, and that Andover must direct and use its reasonable best efforts to cause its and each such subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Andover or its board of directors from:

     - complying with its disclosure obligations under federal or state law;

     - providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Andover board of directors receives from the person so requesting such information an executed confidentiality agreement;

     - engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

     - recommending such an acquisition proposal to the shareholders of Andover,

if and only to the extent that (1) in each of the last three cases referred to above, the Andover board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) with respect to the last case referred to above, the Andover board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Andover's shareholders from a financial point of view than the merger. Andover is required to notify Banknorth immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Pursuant to the merger agreement, Banknorth and Andover made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has had or is reasonably likely to have a material adverse effect on the party making the representation and warranty. See
"-- Conditions to the Merger" beginning on page 35.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of (1) articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act and (2) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, unless a different date and time is specified as the effective time in such documents. Articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Banknorth after such satisfaction or waiver which is no later than the later of (A) five business days after such satisfaction or waiver or
(B) the first month end following such satisfaction or waiver, or on such other date as Banknorth and Andover may mutually agree upon.

     A closing will take place immediately prior to the effective time of the merger or on such other date as Banknorth and Andover may mutually agree upon.

TERMINATION AND AMENDMENT

     The merger agreement may be terminated:

     - by mutual consent of the boards of directors of the parties;

     - by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice thereof from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

     - by either Banknorth or Andover if the merger is not consummated by March 31, 2002, unless the failure to consummate the merger is due to a breach by the party seeking such termination of its obligations under the merger agreement or, if Andover is seeking to terminate, by any director of Andover through such director's breach of his or her respective shareholder agreement;

     - by either party if any required regulatory approvals for consummation of the merger or the bank mergers is not obtained;

     - by either party if the shareholders of Andover do not approve the merger agreement at a meeting of the shareholders of Andover duly called for such purpose; and

     - by Banknorth, prior to the special meeting, if Andover shall have breached the covenants described under "-- No Solicitation" on page 40 or the Andover board of directors shall have failed to recommend that the shareholders of Andover approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Banknorth.

     Andover also may terminate the merger agreement if during the five-day period commencing on the date on which the last required governmental approval of the merger and the bank mergers is received (without regard to any waiting period in respect thereof) (the "determination date") it notifies Banknorth and both of the following conditions are applicable:

     - the average daily per share closing prices of the Banknorth common stock during the 10 consecutive trading days ending on the determination date (the "Banknorth closing price") is less than 82.5% of $20.05 (the "Banknorth starting price"), the closing price of a share of Banknorth common stock on May 31, 2001 (the "starting date"); and

     - the number obtained by dividing the Banknorth closing price by the Banknorth starting price (the "Banknorth ratio") is less than the number obtained by (i) dividing the average of the closing index values of the Nasdaq Bank Index (the "index value") during the 10 consecutive trading days ending on the determination date by 2004.17, the closing index value of the Nasdaq Bank Index on the starting date, and multiplying such quotient by 0.825 (such number, the "index ratio").

     If both of the foregoing conditions are applicable, Andover has the right to terminate the merger agreement, which would not require any action of Andover shareholders. The Andover board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the Andover board of directors in light of the circumstances existing at the time that the Andover board of directors has the opportunity to make such an election, if any. Before making any determination to terminate the merger agreement, the Andover board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the Andover board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger -- Andover's Reasons for the Merger" beginning on page 21. In particular, the Andover board of directors may analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to Andover shareholders than the value that could be expected in the event Andover were to continue as an independent company, which would occur if the Andover board of directors were to exercise Andover's right to abandon the merger and Banknorth determined not to increase the exchange ratio. In addition, the Andover board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of Andover common stock. There can be no assurance that the Andover board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If Andover elected not to exercise its right to terminate the merger agreement, which it could do without any action on the part of Andover shareholders, the exchange ratio would remain 2.27 and the dollar value of the consideration which the shareholders of Andover would receive for each share of Andover common stock would be the value of 2.27 shares of Banknorth common stock at the effective time of the merger.

     If Andover elected to exercise its right to terminate the merger agreement, it must give notice to Banknorth during the five-day period commencing with the determination date. During the five-day period after receipt of such notice, Banknorth has the option to increase the consideration payable to Andover shareholders by adjusting the exchange ratio in the manner described below. Banknorth is under no obligation to adjust the exchange ratio and there can be no assurance that Banknorth would elect to adjust the exchange ratio if Andover were to exercise its option to terminate the merger agreement. Any such decision would be made by Banknorth in light of the circumstances existing at the time Banknorth has the opportunity to make such an election. If Banknorth elects to adjust the exchange ratio, it must give Andover prompt notice of that election and the adjusted exchange ratio, in which case Andover will not have any right to terminate the merger agreement as a result of the circumstances described above.

     The operation of the conditions permitting Andover to terminate the merger agreement based on a decrease in the market price of the Banknorth common stock reflects the parties' agreement that shareholders of Andover would assume the risk of a modest decline in value of the Banknorth common stock (equal to up to a 17.5% decline from the starting price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the Banknorth common stock unless the percentage decline in the value of the Banknorth common stock from the starting date to the determination date represents a decline that is more than 17.5 percentage points greater than the percentage decrease, if any, in the index value during such period. The premise of this agreement is that declines in value of the Banknorth common stock which are in accordance with an index of publicly-traded banking stocks is indicative of a broad-based change in market and economic conditions affecting Banknorth (as well as Andover) rather than factors which are specifically attributable to the value of the Banknorth common stock.

     The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Banknorth common stock may be illustrated by the following three scenarios:

          (1) One scenario is that the Banknorth closing price is below the Banknorth starting price of $20.05 but is not less than $16.54. Under such circumstances the Banknorth closing price would not be 82.5% or less than the Banknorth starting price. As a result, there would be no adjustment to the 2.27 exchange ratio and Andover would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to Andover's obligations were satisfied or waived).

          (2) A second scenario is that the Banknorth closing price declines to less than $16.54 and the index value also declines but the percentage decline in the price of the Banknorth common stock is not more than 17.5 percentage points greater than the percentage decline in the index value. Under such circumstances there would be no adjustment to the 2.27 exchange ratio and Andover would be obligated to consummate the merger (assuming all other conditions to Andover's obligations were satisfied or waived).

        For example, if the Banknorth closing price was $14.00 and the closing index value was 1500, the Banknorth ratio ($14.00 / $20.05, or .70) would not be less than the index ratio (1500 / 2004 = .75 X 0.825 = .62). The exchange ratio would remain 2.27 and Andover would be obligated to consummate the merger (assuming all other conditions to Andover's obligations were satisfied or waived).

          (3) A third scenario is that the Banknorth closing price declines to less than $16.54 and the percentage decline in the price of the Banknorth common stock is more than 17.5 percentage points greater than the percentage decline in the index value. Under such circumstances, Andover would have the right but not the obligation to terminate the merger agreement unless Banknorth elected to increase the exchange ratio to the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the Banknorth starting price, 0.825 and the exchange ratio (as then in effect) by (B) the Banknorth closing price and
     (y) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the index ratio and the exchange ratio (as then in effect) by (B) the Banknorth ratio.

        For example, if the Banknorth closing price was $14.00 and the closing index value was 1800, the Banknorth ratio ($14.00 / $20.05, or .70) would be less than the index ratio (1800 / 2004 = .90 X 0.825 = .74). If Andover exercised its right to terminate the merger agreement under such circumstances, Banknorth would have the option to increase the exchange ratio to the lesser of (x) 2.68 (the number determined by dividing $37.55 (the product of the $20.05 Banknorth starting price, 0.825 and the 2.27 exchange ratio) by the $14.00 Banknorth closing price), and (y)
        2.40 (the number determined by dividing 1.68 (the product of the .74 index ratio and the 2.27 exchange ratio) by .70 (the Banknorth ratio)). If Banknorth exercised such option, the exchange ratio would be 2.40 and Andover would be obligated to consummate the merger (assuming all other conditions to Andover's obligations were satisfied or waived).

     Andover shareholders should be aware that the average closing price on which the occurrence of a termination of the merger agreement by Andover may be based, and the subsequent increase, if any, in the exchange ratio by Banknorth, will be based on the average of the closing sale prices of the Banknorth common stock during a 10 trading-day period ending on the determination date, the date on which the last required governmental approval of the merger and the bank mergers is received. Accordingly, because the market price of the Banknorth common stock between the determination date and the effective time of the merger, as well as on the date certificates representing shares of Banknorth common stock are delivered in exchange for shares of Andover common stock following consummation of the merger, will fluctuate and possibly decline, the value of the Banknorth common stock actually received by holders of Andover common stock may be more or less than (A) the Banknorth closing price and (B) the value of the Banknorth common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

     In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

     To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Andover, except that after shareholders of Andover have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of Andover may be made without obtaining such approval.

DIRECTORS AND OFFICERS OF BANKNORTH AND FIRST MASSACHUSETTS BANK, NA FOLLOWING THE MERGER AND THE BANK MERGERS

     Banknorth. Except as noted below, the directors and officers of Banknorth immediately prior to consummation of the merger shall be the directors and officers of Banknorth upon consummation of the merger.

     Pursuant to the merger agreement, Banknorth agreed to take all action necessary to appoint or elect as a director of Banknorth upon completion of the merger one person serving as a non-employee director of Andover immediately prior to the merger who both meets the director qualifications set forth in Banknorth's bylaws and is otherwise reasonably acceptable to Banknorth. The person selected by Andover for this purpose is Mr. Irving E. Rogers, III, who has been a director of Andover since 1999 and a director of Andover Bank since 1996.

     Pursuant to the merger agreement, and subject to compliance with the director qualification requirements set forth in Banknorth's bylaws and the fiduciary duties of the board of directors of Banknorth, Banknorth will include Mr. Rogers on its list of nominees for director at the first annual meeting of shareholders of Banknorth following the effective time of the merger, who will be nominated for election for a three-year term.

     Additional information concerning Mr. Rogers is contained in Andover's annual report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this document. See "Where You Can Find More Information" beginning on page 77.

     First Massachusetts Bank, NA. Except as noted below, the directors and officers of First Massachusetts Bank, NA immediately prior to consummation of the bank mergers shall be the directors and officers of First Massachusetts Bank, NA upon consummation of the bank mergers.

     Pursuant to the merger agreement, Banknorth and Andover agreed that upon consummation of the merger of Andover's banking subsidiaries with and into First Massachusetts Bank, NA, the directors of First Massachusetts Bank, NA will include two persons serving as directors of Andover's banking subsidiaries as of the date of the merger agreement designated by Andover who both meet the director qualification requirements set forth in the bylaws of First Massachusetts Bank, NA and are otherwise acceptable to Banknorth and First Massachusetts Bank, N.A. The persons selected by Andover for this purpose are Messrs. Thomas F. Caffrey and Fred P. Shaheen. Mr. Caffrey has been a director of Andover and Andover Bank since 1987 and 1983, respectively, and Mr. Shaheen has been a director of the same since 1994 and 1983, respectively.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you are considering the recommendation of Andover's board of directors with respect to approving the merger agreement and the merger, you should be aware that some directors and executive officers of Andover may be deemed to have interests in the merger in addition to their interests as shareholders generally. The Andover board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

     Stock Options and Stock Units. The merger agreement provides that at the effective time of the merger each outstanding and unexercised option to purchase shares of Andover common stock granted pursuant to the Andover stock option plans will cease to represent the right to acquire shares of Andover common stock and will be converted into and become a right to acquire shares of Banknorth common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See "-- Assumption of Andover Stock Options and Stock Units" on page 34. All such currently outstanding options that are presently unvested shall become immediately fully vested upon consummation of the merger. At the record date, the executive officers of Andover held stock options, which are fully vested, to purchase an aggregate of 478,819 shares of Andover common stock, including options to purchase [205,018], [55,461], [44,900], [26,300], [48,440] and [38,975] shares held by Gerald T. Mulligan,
John R. Heerwagen, Michael J. Ecker, Raymond P. Smith, Joseph F. Casey and Octavio C. Bolivar, respectively.

     The merger agreement provides that at the effective time of the merger each outstanding stock unit under the Andover deferred compensation plan will cease to represent the right to acquire shares of Andover common stock and will be converted into and become rights to acquire Banknorth common stock based on the exchange ratio. See "-- Assumption of Andover Stock Options and Stock Units." At the record date, directors of Andover held stock units to purchase an aggregate of [33,099] shares of Andover common stock pursuant to the Andover deferred compensation plan.

     Noncompetition Agreement. Banknorth has agreed to enter into a noncompetition agreement with Gerald T. Mulligan which provides that:

     - during the three-year period following consummation of the merger Mr. Mulligan will not, directly or indirectly, (1) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or New Hampshire, provided, however, that this provision shall not prohibit Mr. Mulligan from owning bonds, non-voting preferred stock or up to 5% of the outstanding common stock of any entity if its common stock is publicly traded, (2) solicit or induce, or cause others to solicit or induce, any employee of Andover or any of its subsidiaries to leave the employment of such entities or (3) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Banknorth or any of its subsidiaries to transact business with any other entity, or to reduce or refrain from doing any business with Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Banknorth or its subsidiaries and any such customer.

     - Mr. Mulligan shall receive a lump sum payment of $1.27 million from Banknorth within five days of consummation of the merger in consideration of his execution and performance of the noncompetition agreement.

     Change-in-Control, Severance and Employment Agreements. Pursuant to the merger agreement, Banknorth agreed to honor, and to cause its appropriate subsidiaries to honor, various employment and/or change-in-control agreements which have been entered into by Andover and its subsidiaries, including the agreements described below.

     Prior to and separate from the transactions related to the merger, Andover and Andover Bank entered into special termination agreements with certain of their executive officers, including Gerald T. Mulligan, John R. Heerwagen, Michael J. Ecker, Raymond P. Smith, Joseph F. Casey and Octavio C. Bolivar. Each of these special termination agreements generally provides that if the employment of the officer is terminated for any reason during the two-year period following a change-of-control of Andover, then the officer would be entitled to receive a lump-sum payment in an amount equal to approximately three times his average annual compensation over the five previous years of his employment with Andover or Andover Bank, or such shorter period in which the officer was employed. For the purpose of these special termination agreements, a change of control will generally be deemed to have occurred (1) upon the acquisition by a person or group of persons of beneficial ownership of 25% or more of the common stock of Andover, (2) upon a majority of the board of directors of Andover no longer being comprised of incumbent directors for any reason, including a tender offer, proxy contest, merger or similar transaction or (3) in the event the shareholders of Andover approve certain business combinations or other transactions described in the agreements, which would include the proposed merger with Banknorth. Assuming the merger is completed in 2001, Messrs. Mulligan, Heerwagen, Ecker, Smith, Casey and Bolivar would be entitled to receive approximately $1.42 million, $615,000, $612,000, $596,000, $597,000 and $545,000,
respectively, pursuant to their special termination agreements in the event that their employment was terminated during the two-year period following the merger.

     Andover and Andover Bank also are party to an employment agreement with Gerald T. Mulligan. The employment agreement provides that Mr. Mulligan's employment will continue for successive one-year periods from its May 16 anniversary date unless he is given at least six months' prior notice of its non-renewal. Under the employment agreement, if Mr. Mulligan's employment is terminated without cause (as defined in the employment agreement), Andover and Andover Bank will remain obligated to continue to provide to Mr. Mulligan the compensation and benefits specified in the agreement until its expiration date. If Mr. Mulligan's employment was terminated for cause, Andover and Andover Bank would not have any continuing obligation to him under the employment agreement. In the event that Mr. Mulligan is entitled to receive benefits under both his special termination agreement and his employment agreement, he would receive benefits only under the special termination agreement.

     Indemnification and Insurance. Andover's directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Andover's certificate of incorporation, by-laws and the merger agreement. Pursuant to the merger agreement, Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of Andover or an Andover subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of, or pertaining to (1) the fact that he or she was a director, officer, employee, fiduciary or agent of Andover or a subsidiary of Andover or is or was serving at the request of Andover or a subsidiary of Andover as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (2) the negotiation, execution and performance of the merger agreement, the stock option agreement or any of the transactions contemplated by either of such agreements, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation and bylaws of Andover or the equivalent documents of any Andover subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by Andover to Banknorth pursuant to the merger agreement, in each case as in effect on the date of the merger agreement. Pursuant to the merger agreement, Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the certificate of incorporation, bylaws or similar governing instruments of Andover and its subsidiaries as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

     The merger agreement also provides Andover with the ability to purchase an extended reporting period endorsement under its existing directors' and officers' liability insurance coverage for Andover's directors and officers providing its directors and officers with coverage for six years following consummation of the merger of not less than the existing coverage under, and having other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Andover.

     Other than as set forth above and under "-- Directors and Officers of Banknorth and First Massachusetts Bank, NA following the Merger and the Bank Mergers" on page 44, no director or executive officer of Andover has any direct or indirect material interest in the merger, except insofar as ownership of Andover common stock might be deemed such an interest. See "Certain Beneficial Owners of Andover Common Stock" beginning on page 75.

CERTAIN EMPLOYEE MATTERS

     The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

     As soon as administratively practicable after the effective time of the merger, Banknorth will take all reasonable action so that employees of Andover and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of Banknorth and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Banknorth employee benefit plans, as well as the severance plan and special termination agreements of Andover, Banknorth and the Banknorth employee benefit plans will recognize years of service with Andover and its subsidiaries to the same extent as such service was credited for such purpose by Andover.

     If employees of Andover or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Banknorth, Banknorth will cause each such plan to (1) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Banknorth, (2) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (3) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

     All employees of Andover or a Andover subsidiary as of the effective time of the merger will become employees of Banknorth or a Banknorth subsidiary as of such time, and Banknorth or a Banknorth subsidiary will use its best efforts to give such persons (other than any person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination during the 90-day period after the effective time of the merger. Subject to such four-week notice requirement, Banknorth or a Banknorth subsidiary will have no obligation to continue the employment of any employee of Andover or a Andover subsidiary and nothing contained in the merger agreement will be deemed to give any employee of Andover or any Andover subsidiary a right to continuing employment with Banknorth or a Banknorth subsidiary after the effective time of the merger. An employee of Andover or an Andover subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) who is involuntarily terminated other than for cause or constructively terminated within two years following the effective time of the merger will be entitled to receive severance payments in accordance with, and to the extent provided in, the Andover employee severance plan.

     For a period of six months following the effective time of the merger, Banknorth will provide job counseling and outplacement services to all employees of Andover and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the effective time of the merger. During that period, Banknorth also will notify those former employees who wish to continue to be so notified of opportunities for positions with Banknorth or a Banknorth subsidiary for which Banknorth reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons. However, any decision to offer employment to any such person will be made in the sole discretion of Banknorth.

     Pursuant to the merger agreement, Andover may amend the Andover Bank Employee Stock Ownership Plan to provide (1) that in the event that the effective time of the merger occurs prior to December 31, 2001, a participant who is not actively employed on December 31, 2001 may nonetheless share in allocation of contributions under the Andover ESOP if such participant was actively employed as of the effective time of the merger, and (2) to terminate the Andover ESOP as of the effective time of the merger, which provisions, in each case, shall be reasonably satisfactory to Banknorth. Andover has taken steps to terminate the Andover ESOP as of the effective time of the merger.

BANK MERGERS

     Pursuant to the merger agreement, each of the banking subsidiaries of Andover, Andover Bank and Gloucester Bank & Trust Company, will be merged with and into First Massachusetts Bank, NA, a wholly-owned subsidiary of Banknorth, as soon as practicable following consummation of the merger.

RESALE OF BANKNORTH COMMON STOCK

     The Banknorth common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Andover shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Andover for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Banknorth or Andover at the time of the special meetings or (2) Banknorth at or after the effective time of the merger.

     Rules 144 and 145 will restrict the sale of Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Andover at the time of the special meetings, provided they are not affiliates of Banknorth at or following the effective time of the merger, may publicly resell any Banknorth common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are affiliates of Banknorth after the effective time of the merger may publicly resell the Banknorth common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of affiliates to resell shares of Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Banknorth's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of Banknorth common stock received by persons who may be deemed to be affiliates of Banknorth or Andover in the merger.

     Andover has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Banknorth a letter agreement intended to ensure compliance with the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the merger to shareholders of Andover, which is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Banknorth. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Andover common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Andover common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This summary is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any holder of Andover common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different.

     Consequently, each shareholder of Andover is urged to consult his or her own tax advisor concerning the specific federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such shareholder.

     The Merger. Banknorth and Andover have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P. which is based on facts, representations and assumptions that were provided by Andover and Banknorth and that are consistent with the state of facts that Andover and Banknorth believe will be existing as of the effective time of the merger. On the basis of such facts, representations and assumptions, Elias, Matz, Tiernan & Herrick L.L.P. has opined that for federal income tax purposes the merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

     - neither Banknorth nor Andover will recognize any gain or loss as a result of the merger;

     - no gain or loss will be recognized by shareholders of Andover upon the exchange of their Andover common stock solely for shares of Banknorth common stock pursuant to the merger, except in respect of cash received in lieu of a fractional share interest in Banknorth common stock;

     - the basis of the Banknorth common stock received by a Andover shareholder receiving solely Banknorth common stock will be the same as his or her basis in the Andover common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below); and

     - the holding period of the shares of Banknorth common stock received by a Andover shareholder receiving solely Banknorth common stock will include the period during which such Andover shareholder held the Andover common stock surrendered in exchange therefor, provided the surrendered Andover common stock was held by such shareholder as a capital asset at the effective time of the merger.

     For federal income tax purposes, cash received by a holder of Andover common stock in lieu of a fractional share interest in Banknorth common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Andover common stock allocable to such fractional share interest, if the deemed redemption meaningfully reduces the Andover shareholder's interest in Banknorth, taking into account the constructive ownership rules of the Internal Revenue Code. Such gain or loss should be long-term capital gain or loss if such share of Andover common stock is held as a capital asset and has been held for more than one year at the effective time of the merger. A common shareholder that owns an extremely small percentage of the Andover common stock, exercises no control over the affairs of Banknorth or Andover and does not actually or constructively own any shares of Banknorth common stock other than those received in the merger will be treated as experiencing a meaningful reduction in interest.

     Closing Opinion. It is a condition precedent to the obligations of Banknorth and Andover to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading "-- The Merger" above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Banknorth, Andover and others. If Elias, Matz

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

does not deliver this opinion, Banknorth and Andover will be obligated to consummate the merger if Goodwin Procter LLP, counsel to Andover, delivers this opinion.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles. Under this method, Andover's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Banknorth. Any difference between the purchase price for Andover and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit intangibles recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Banknorth issued after the merger will reflect the results attributable to the acquired operations of Andover beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See
"Summary -- Unaudited Comparative Per Share and Selected Financial Data" beginning on page 8.

EXPENSES OF THE MERGER

     The merger agreement provides that each of Andover and Banknorth bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the registration statement of which this document is a part and the registration fee to be paid to the Securities and Exchange Commission in connection therewith will be shared equally between Banknorth and Andover.

LISTING OF THE BANKNORTH COMMON STOCK AND DELISTING OF THE ANDOVER COMMON STOCK

     Banknorth has agreed to cause the shares of Banknorth common stock to be issued in the merger to be approved for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

     When the merger is completed, Andover common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

STOCK OPTION AGREEMENT

     As an inducement and a condition to Banknorth's entering into the merger agreement, Banknorth and Andover also entered into a stock option agreement, pursuant to which Andover, as issuer, granted Banknorth, as grantee, an option, upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Banknorth and Andover), to purchase up to 19.9% of the outstanding shares of Andover common stock, at a price of $37.65 per share, subject to adjustment in certain circumstances and termination within certain periods.

     Subject to applicable law and regulatory restrictions, Banknorth may exercise the option, in whole or in part, if, but only if, both an initial triggering event (as hereinafter defined) and a subsequent triggering event (as hereinafter defined) have occurred prior to the occurrence of an exercise termination event (as hereinafter defined), provided that written notice of such exercise is given within 90 days following the first subsequent triggering event to occur (or such later period as is provided in the stock option agreement). Notwithstanding the foregoing, Banknorth may not exercise the option if it is in willful material breach of the merger agreement such that Andover shall be entitled to terminate the merger agreement therefor in accordance with its terms.

     As defined in the stock option agreement, the term "initial triggering event" means any of the following events or transactions occurring on or after the date of execution of the stock option agreement:

     - Andover or any subsidiary of Andover, without having received Banknorth's prior written consent, shall have entered into an agreement to engage in an acquisition transaction (as hereinafter defined) with any person (the term "person" for purposes of the stock option agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than Banknorth or any subsidiary of Banknorth, or the board of directors of Andover shall have recommended that the shareholders of Andover approve or accept any acquisition transaction with any person other than Banknorth or a Banknorth subsidiary. For purposes of the stock option agreement, the term "acquisition transaction" shall mean (1) a merger or consolidation, or any similar transaction, involving Andover or any Andover subsidiary, (2) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Andover or any Andover subsidiary, (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Andover or any Andover subsidiary or (4) any substantially similar transaction, provided that in no event shall (x) any merger, consolidation, purchase or similar transaction involving only Andover and one or more of its subsidiaries, or involving only any two or more of such subsidiaries, be deemed to be an acquisition transaction, provided that any such transaction is not entered into in violation of the terms of the merger agreement, or (y) the transactions contemplated by the merger agreement or the entering into of the merger agreement be deemed to be an acquisition transaction;

     - Any person, other than Banknorth or a Banknorth subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Andover common stock (the term "beneficial ownership" for purposes of the stock option agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder);

     - The shareholders of Andover shall have voted and failed to adopt the merger agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the merger agreement or shall have been cancelled prior to termination of the merger agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Banknorth or a Banknorth subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an acquisition transaction;

     - The board of directors of Andover, without having received Banknorth's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Banknorth, its recommendation that the shareholders of Banknorth approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction, or Andover or any Andover subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an acquisition transaction with any person other than Banknorth or a Banknorth subsidiary;

     - Any person, other than Banknorth or a Banknorth subsidiary, shall have filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction (or filed a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

     - Andover shall have breached any covenant or obligation contained in the merger agreement after a proposal is made by any third party, other than Banknorth or a Banknorth subsidiary, to engage in an acquisition transaction and following such breach (x) Banknorth would be entitled to terminate
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

the merger agreement (whether immediately or after the giving of notice or passage of time or both) and (y) such breach shall not have been cured prior to the date the holder of the option sends issuer a written notice to exercise the option in whole or in part; or

     - Any person, other than Banknorth or a Banknorth subsidiary, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

As defined in the stock option agreement, the term "subsequent triggering event" means any of the following events or transactions occurring after the date of execution of the stock option agreement:

     - The acquisition by any person, other than Banknorth or any Banknorth subsidiary, of beneficial ownership of 25% or more of the then outstanding Andover common stock; or

     - The occurrence of the initial triggering event described in the first paragraph of the definition of initial triggering event above, except that the percentage referred to in clause (iii) of such paragraph shall be 25%.

     As defined in the stock option agreement, "exercise termination event" means each of the following:

     - the effective time of the merger;

     - termination of the merger agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an initial triggering event, except a termination by Banknorth due to a breach of the merger agreement (unless the breach by Andover giving rise to such right of termination was non-volitional); or

     - the passage of 12 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by Banknorth due to a breach of the merger agreement (unless the breach by Andover giving rise to such right of termination is non-volitional), provided that if an initial triggering event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the exercise termination event shall be 12 months from the expiration of the last triggering event but in no event more than 18 months after such termination. As defined in the stock option agreement, the term "last triggering event" means the last initial triggering event to be in effect.

     Under applicable law, Banknorth would be required to obtain the prior approval of the Federal Reserve Board prior to acquiring 5% or more of the outstanding shares of Andover common stock. See "-- Regulatory Approvals" beginning on page 36. In addition, certain other regulatory approvals also may be required before such an acquisition could be consummated.

     Upon the occurrence of a subsequent triggering event that occurs prior to an exercise termination event, (i) at the request of any holder of the option delivered within 90 days following such occurrence (or such later period as is provided in the stock option agreement), Andover (or any successor thereto) is required to repurchase the option from the holder of the option at a price equal to the amount by which (A) the market/offer price (as defined in each stock option agreement) exceeds (B) the option exercise price, multiplied by the number of shares for which the option may then be exercised, and (ii) at the request of the owner of option shares from time to time (the "owner"), delivered within 90 days following such occurrence (or such later period as is provided in each stock option agreement), Andover (or any successor thereto) is required to repurchase such number of the shares of Andover common stock acquired upon exercise of an option from the owner as the owner designates at a price equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the owner for the option shares so designated.

     The stock option agreement provides that in no event shall Banknorth's total profit (as defined in the stock option agreement, which definitions are incorporated herein by reference) exceed $19,700,000 and, if
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

it otherwise would exceed such amount, Banknorth, at its sole election, shall either (i) reduce the number of shares of Andover common stock subject to the option, (ii) deliver to Andover for cancellation shares of Andover common stock previously purchased by Banknorth pursuant to the option, (iii) pay cash to Andover or (iv) any combination thereof, so that Banknorth's actually realized total profit shall not exceed $19,700,000 after taking into account the foregoing actions. The stock option agreement also provides that the option may not be exercised for a number of shares as would, as of the date of exercise, result in a notional total profit (as defined in the stock option agreement, which definitions are incorporated herein by reference) of more than $19,700,000, provided that this provision shall not restrict any exercise of the option permitted on any subsequent date.

     The stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The existence of the option could significantly increase the cost to a potential acquiror of acquiring Andover compared to the cost of acquiring Andover had the stock option agreement and the merger agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Andover than it might otherwise have proposed to pay. In light of the foregoing, the stock option agreement may have the effect of discouraging persons who might now or at any other time prior to the effective time of the merger be interested in acquiring all or a significant interest in Andover from considering or proposing such an acquisition, even if any such person was prepared to offer to pay consideration which had a higher current market price than the shares of Banknorth common stock to be received under the merger agreement.

     A copy of the stock option agreement is included as Annex II hereto, and reference is made thereto for the complete terms thereof. The foregoing discussion is qualified in its entirety by reference to the stock option agreement.

SHAREHOLDER AGREEMENTS

     In connection with the execution of the merger agreement, each director of Andover entered into a shareholder agreement with Banknorth pursuant to which each director agreed to vote all shares of Andover common stock beneficially owned by him or her as of the record date for the special meeting to approve and adopt (1) the merger agreement and all transactions contemplated by the merger agreement and (2) any amendment to the Andover certificate of incorporation and bylaws required to be made to effect any of the transactions contemplated by the merger agreement, in each case at every meeting of the shareholders of Andover at which such matters are considered and at every adjournment of such meeting and in connection with every proposal to take action by written consent with respect to these matters. The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

     Andover also agreed to use its reasonable best efforts to cause those persons who may be deemed to be affiliates of Andover pursuant to Rule 145 under the Securities Act of 1933 to deliver to Banknorth prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See "The Merger -- Resale of Banknorth Common Stock" on page 48.

NO DISSENTERS' RIGHTS

     In accordance with Section 262 of the Delaware General Corporation Law, appraisal rights are not available to holders of any class of shares of a Delaware corporation such as Andover that, at the record date for determining shareholders entitled to vote on a plan of merger or consolidation, was listed on a national securities exchange or designated as a Nasdaq Stock Market National Market security, provided that such holders are not required by the terms of the plan of merger or consolidation to accept for such shares anything other than, among other things, shares of stock in the acquiring corporation which are so listed, plus cash in lieu of any fractional share interests. Because the Andover common stock and the

Banknorth common stock are listed on the Nasdaq Stock Market's National Market, Andover shareholders have no dissenters' rights of appraisal in connection with the merger.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

     The Banknorth common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG," and the Andover common stock is traded on the same under the symbol "ANDB." As of May 31, 2001, there were 137,026,185 shares of Banknorth common stock outstanding, which were held by approximately 14,000 holders of record; and as of the record date for the special meeting,
there were           shares of Andover common stock outstanding, which were held
by approximately           holders of record. Such numbers of shareholders do
not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others. The following table sets forth during the periods indicated the high and low sales prices of the Banknorth common stock and the Andover common stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of Banknorth common stock and Andover common stock.

                                                  BANKNORTH                      ANDOVER
                                         ---------------------------   ---------------------------
                                          MARKET PRICE     DIVIDENDS    MARKET PRICE     DIVIDENDS
                                         ---------------   DECLARED    ---------------   DECLARED
                                          HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                         ------   ------   ---------   ------   ------   ---------
2001
  First Quarter........................  $21.06   $18.13    $0.130     $35.25   $29.75    $0.270
  Second Quarter.......................   22.93    19.38     0.130      50.97    33.19     0.270
  Third Quarter (through July 27)......   22.96    21.50     0.130      51.20    48.51     0.270
2000
  First Quarter........................   16.13    10.38     0.125      28.56    25.00     0.240
  Second Quarter.......................   18.00    11.94     0.125      29.75    25.88     0.240
  Third Quarter........................   18.50    14.88     0.125      31.50    26.44     0.240
  Fourth Quarter.......................   21.13    15.56     0.125      35.56    27.81     0.270
1999
  First Quarter........................   20.25    16.50     0.115      34.75    27.00     0.210
  Second Quarter.......................   20.13    15.75     0.115      32.63    25.50     0.210
  Third Quarter........................   19.81    16.06     0.120      34.75    28.88     0.210
  Fourth Quarter.......................   19.56    14.31     0.120      31.50    27.38     0.240

     The following table shows the closing price per share of Banknorth common stock and Andover common stock on (1) June 8, 2001, the last trading day
preceding public announcement of the merger agreement, and (2)             ,
2001, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq Stock Market Inc.'s National Market. The following table also includes the equivalent price per share of Andover common stock on those dates. The equivalent per share price reflects the value of the Banknorth common stock you would receive for each share of your Andover common stock if the merger was completed on these dates, applying the exchange ratio of 2.27 shares of Banknorth common stock for each share of Andover common stock.

                                                HISTORICAL MARKET
                                                 VALUE PER SHARE
                                               -------------------   EQUIVALENT MARKET VALUE
DATE                                           BANKNORTH   ANDOVER    PER SHARE OF ANDOVER
----                                           ---------   -------   -----------------------
June 8, 2001.................................   $21.19     $38.22            $48.10
            , 2001...........................

     Shareholders are advised to obtain current market quotations for the Banknorth common stock and the Andover common stock. Because the consideration to be provided to shareholders of Andover in connection with the merger is based on a fixed number of shares of Banknorth common stock, shareholders of Andover are not assured of receiving a specific market value of Banknorth common stock, and thus a specific market value for their shares of Andover common stock, at the effective time of the merger. The market price of the Banknorth common stock at the effective time of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

                          INFORMATION ABOUT BANKNORTH

GENERAL

     Banknorth is a Maine-chartered, multi-bank holding company registered under the Bank Holding Company Act. As used herein, the term "Banknorth" refers to such corporation and, where the context requires, its subsidiaries.

     Banknorth conducts business from its headquarters in Portland, Maine and, as of June 30, 2001, 281 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. At June 30, 2001, Banknorth had consolidated assets of $18.1 billion and consolidated shareholders' equity of $1.4 billion. Based on total assets, Banknorth is one of the 50 largest commercial banking organizations in the United States.

     Banknorth offers a broad range of commercial and consumer banking services and products primarily through seven national bank subsidiaries. Its Maine and New Hampshire banking subsidiaries, Peoples Heritage Bank, NA and Bank of New Hampshire, NA, respectively, each have the number one deposit market position in their respective states. Banknorth's Vermont banks, The Howard Bank, NA, Franklin Lamoille Bank, NA and First Vermont Bank, NA, combined have that state's second largest deposit market share. Banknorth's Massachusetts-based bank, First Massachusetts Bank, NA, which also operates in north-central Connecticut through its GBT division, is one of the five largest banks in Massachusetts. Banknorth also operates in upstate New York through Evergreen Bank, NA.

     Banknorth also directly or indirectly operates a variety of insurance agencies in New England as subsidiaries of Morse, Payson & Noyes Insurance, its lead agency; The Stratevest Group, NA, a nondepository national bank which engages in trust and investment advisory activities; Bancnorth Investment Planning Group, an investment securities subsidiary; and Banknorth Leasing, which is engaged in equipment leasing activities.

     The executive offices of Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

COMPLETED ACQUISITIONS

     Banknorth's profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. In 2000, Banknorth completed three acquisitions, the largest of which was its acquisition of Banknorth Group, Inc. ("Old Banknorth") on May 10, 2000. This acquisition was effected by the merger of Old Banknorth with and into People Heritage Financial Group, Inc., which changed its name to "Banknorth Group, Inc." as a result of the merger. Approximately 42.9 million shares of Banknorth common stock were issued in connection with this transaction. As of December 31, 1999, Old Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million. The acquisition of Old Banknorth was accounted for using the pooling-of interests method and, accordingly, financial information of Banknorth for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     In October 2000, Banknorth completed the acquisition of Palmer Goodell Insurance Agency, Inc., an insurance agency based in Springfield, Massachusetts, and Arthur A. Watson & Co., Inc., an insurance agency based in Wethersfield, Connecticut. These agencies, which were acquired for a combination of cash and stock, had combined annual revenues of approximately $18 million in 1999.

     Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Banknorth's book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, especially incident to in-market acquisitions, frequently are anticipated.

PENDING ACQUISITIONS

     In addition to the proposed acquisition of Andover, on June 11, 2001, Banknorth announced that it had entered into an agreement to acquire MetroWest Bank, a Massachusetts-chartered savings bank headquartered in Framingham, Massachusetts. Set forth below is certain information relating to MetroWest Bank and its proposed acquisition by Banknorth. More detailed and pro forma financial information relating to MetroWest Bank, and Andover, is not contained herein because these entities, whether considered individually or combined, do not constitute a material acquisition for which such financial information would be required under SEC regulations.

     MetroWest Bank was formed in 1883 and operates 18 offices in the western suburbs of Boston, Massachusetts. At June 30, 2001, MetroWest Bank had $935.8 million of consolidated assets, including $600.8 million of net loans, $871.8 million of consolidated liabilities, including $717.9 million of deposits, and $64.0 million of shareholders' equity. MetroWest Bank's net income amounted to $4.8 million and $4.4 million during the six months ended June 30, 2001 and 2000, respectively, and $10.3 million, $7.8 million and $8.2 million during the year ended December 31, 2000, 1999 and 1998, respectively. At June 30, 2001, MetroWest Bank's nonperforming assets amounted to $550,000, or 0.06% of total assets.

     The agreement between Banknorth and MetroWest Bank sets forth the terms and conditions pursuant to which the parties would effect a series of transactions which would result in the combination of MetroWest Bank with and into First Massachusetts Bank, NA. The agreement provides, among other things, that as a result of the combination, each outstanding share of common stock of MetroWest Bank (subject to certain exceptions) will be converted into the right to receive $11.50, without interest. Based on the fully-diluted number of shares of MetroWest Bank common stock outstanding, the aggregate purchase price for this acquisition is approximately $166 million. Consummation of the acquisition of MetroWest Bank is subject to a number of customary conditions, including (1) the approval of the acquisition agreement by the shareholders of MetroWest Bank and
(2) the receipt of requisite regulatory approvals.

     Banknorth's proposed acquisition of MetroWest Bank is independent of its proposed acquisition of Andover, although it is anticipated that the regulatory authorities which have jurisdiction over these transactions will be considering the applications for approval of these transactions at or about the same time.

     It is anticipated that Banknorth's acquisitions of each of Andover and MetroWest Bank will be completed by the end of 2001, although there can be no assurance that this will be the case.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Banknorth is incorporated by reference or set forth in Banknorth's annual report on Form 10-K for the year ended December 31, 2000, and is incorporated herein by reference. Shareholders desiring copies of such document may contact Banknorth at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 77.

                           INFORMATION ABOUT ANDOVER

GENERAL

     Andover is a Delaware-chartered multi-bank holding company registered under the Bank Holding Company Act. As used herein, the term "Andover" refers to such corporation and, where the context requires, its subsidiaries.

     Andover conducts business from its headquarters in Andover, Massachusetts and, as of June 30, 2001, 12 banking offices in Middlesex and Essex Counties, Massachusetts and three offices in Rockingham County, New Hampshire. At June 30, 2001, Andover had consolidated assets of $1.8 billion and consolidated shareholders' equity of $163.3 million.

     Andover operates a broad range of commercial and consumer banking services and products primarily through its two wholly-owned banking subsidiaries -- Andover Bank and Gloucester Bank & Trust Company. Andover Bank was originally chartered in 1834 and operates 10 banking offices in Middlesex and Essex Counties, Massachusetts and three banking offices in Rockingham County, New Hampshire. Gloucester Bank & Trust Company was acquired by Andover on July 1, 2000 and operates two banking offices in Gloucester, Massachusetts. Andover also operates through Andover Capital Group, Inc., a subsidiary of Andover Bank which is engaged in commercial equipment loan and lease financing, and AB Insurance Services LLC, a subsidiary of Andover Bank which was formed in 1999 to engage in insurance agency activities.

     The executive offices of Andover are located at 61 Main Street, Andover, Massachusetts 01810, and its telephone number is (978) 749-2000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Andover is incorporated by reference or set forth in Andover's annual report on Form 10-K for the year ended December 31, 2000, and is incorporated herein by reference. Shareholders desiring copies of such document may contact Andover at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 77.

              SUPERVISION AND REGULATION OF BANKNORTH AND ANDOVER

GENERAL

     As registered bank holding companies under the Bank Holding Company Act of 1956, as amended, Banknorth and Andover are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. In addition, as multi-bank holding companies, each of Banknorth and Andover is subject to the jurisdiction of the Massachusetts Board of Bank Incorporation. All of the banking subsidiaries of Banknorth are organized as national banks, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"), and the banking subsidiaries of Andover are organized as Massachusetts-chartered banks, which are subject to regulation, supervision and examination by the Commissioner of Banks of the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation ("FDIC"). The following discussion summarizes certain aspects of those federal banking laws and regulations that affect Banknorth, Andover and their subsidiaries.

     As bank holding companies, the activities of Banknorth and Andover and those of companies that each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999, the day before the date of enactment of the Gramm-Leach-Bliley Act, discussed under "-- Financial Modernization" on page 60.

Generally, bank holding companies such as Banknorth and Andover are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank also may open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

CAPITAL AND OPERATIONAL REQUIREMENTS

     The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. "Tier 1 capital" generally consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 capital" and "Tier 3 capital" generally consist of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 capital and the allowance for credit losses up to 1.25% of risk-weighted assets.

     The sum of Tier 1, Tier 2 and Tier 3 capital, less investments in unconsolidated subsidiaries, represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At June 30, 2001, Banknorth's Tier 1 capital and total risk-based capital ratios under these guidelines were 10.23% and 13.06%, respectively, and Andover's were 12.47% and 13.72%, respectively.

     The "leverage ratio" requirement is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At June 30, 2001, Banknorth's and Andover's leverage ratios were 7.14% and 8.39%, respectively.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Neither Banknorth nor Andover is currently subject to this special capital charge.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of Banknorth and Andover is considered "well capitalized."

     The Federal bank regulatory agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. The banking agencies do not intend to establish an explicit risk-based capital charge for interest rate risk but will continue to assess capital adequacy for interest rate risk under a risk assessment approach based on a combination of quantitative and qualitative factors and have provided guidance on prudent interest rate risk management practices.

DISTRIBUTIONS

     Banknorth and Andover both derive funds for cash distributions to their respective shareholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of Banknorth, Andover and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of Banknorth, Andover and their respective shareholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of Banknorth and Andover is further subject to the prior claims of creditors of such subsidiaries.

"SOURCE OF STRENGTH" POLICY

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as Banknorth or Andover or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

FINANCIAL MODERNIZATION

     Effective March 11, 2000, the Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration with the Federal Reserve Board that the bank holding company seeks to become a financial holding company. No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

     The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

     As of the date hereof, neither Banknorth nor Andover had elected to become a financial holding company under the Bank Holding Company Act and one of Banknorth's national bank subsidiaries owned financial subsidiaries engaged in insurance brokerage activities throughout Banknorth's market area.

                     DESCRIPTION OF BANKNORTH CAPITAL STOCK

     Banknorth is authorized to issue up to 400,000,000 shares of Banknorth common stock and up to 5,000,000 shares of preferred stock. The capital stock of Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.

     The following description of the Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to Banknorth's articles of incorporation, as amended, and bylaws, the Banknorth shareholder rights plan and the Maine Business Corporation Act.

BANKNORTH COMMON STOCK

     General. Each share of Banknorth common stock has the same relative rights and is identical in all respects with each other share of Banknorth common stock. The Banknorth common stock is not subject to call for redemption and, upon receipt by Banknorth of the shares of Andover common stock surrendered in exchange for Banknorth common stock, each share of Banknorth common stock offered hereby will be fully paid and non-assessable.

     Voting Rights. Except as provided in any resolution or resolutions adopted by the Banknorth board of directors establishing any series of Banknorth preferred stock, the holders of Banknorth common stock possess exclusive voting rights in Banknorth. Each holder of Banknorth common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

     Dividends. Subject to the rights of the holders of any series of Banknorth preferred stock, the holders of the Banknorth common stock are entitled to such dividends as may be declared from time to time by the Banknorth board of directors out of funds legally available therefor.

     Preemptive Rights. Holders of Banknorth common stock do not have any preemptive rights with respect to any shares which may be issued by Banknorth in the future; thus, Banknorth may sell shares of Banknorth common stock without first offering them to the then holders of the Banknorth common stock.

     Liquidation. In the event of any liquidation, dissolution or winding up of Banknorth, the holders of the Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of Banknorth, all assets of Banknorth available for distribution, subject to the rights of the holders of any Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Banknorth common stock.

BANKNORTH PREFERRED STOCK

     The Banknorth board of directors is authorized to issue Banknorth preferred stock and to fix and state voting powers, designations, preferences or other special rights and the qualifications, limitations and restrictions of these shares. The Banknorth preferred stock may be issued in distinctly designated series, may be convertible into Banknorth common stock and may rank prior to the Banknorth common stock as to dividend rights, liquidation preferences, or both.

     The authorized but unissued shares of Banknorth preferred stock, as well as the authorized but unissued and unreserved shares of Banknorth common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Banknorth preferred stock, as well as Banknorth common stock, would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued listing of the Banknorth common stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which the Banknorth common stock may then be listed.

BANKNORTH RIGHTS

     Banknorth is party to an amended and restated rights agreement, dated as of July 25, 2000, with American Stock Transfer & Trust Company, as rights agent. The following description of the terms of the Banknorth rights agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached as an exhibit to the Form 8-A/A filed by Banknorth with the Securities and Exchange Commission on July 25, 2000.

     Pursuant to the Banknorth rights agreement, each share of Banknorth common stock has attached to it one preferred stock purchase right (a "Banknorth right"). Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Banknorth at a purchase price of $80, subject to adjustment.

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     The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until a date (the "distribution date") which will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Banknorth (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock (the "stock acquisition date"); or

     - 10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Banknorth common stock.

     Until a distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificates for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until a distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Banknorth, as described below.

     Unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Banknorth, acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Banknorth common stock having a market value of two times the exercise price of the Banknorth right. In addition, unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that Banknorth is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Banknorth right.

     At any time after a person becomes an acquiring person, Banknorth may exchange all or part of the Banknorth rights (other than Banknorth rights which previously have been voided as set forth above) for shares of Banknorth common stock at an exchange ratio of one share per Banknorth right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

     At any time until 10 days following the stock acquisition date, Banknorth may redeem the Banknorth rights in whole, but not in part, at a price of $.01 per Banknorth right. Immediately upon the action of the Banknorth board of directors ordering redemption of the Banknorth rights, the Banknorth rights will terminate and the only right of the holders of Banknorth rights will be to receive the redemption price.

     The Banknorth rights may have certain anti-takeover effects. The Banknorth rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Banknorth common stock if a triggering event thereafter occurs without the Banknorth rights having been redeemed. However, the Banknorth rights should not interfere with any merger or other business combination approved by the Banknorth board of directors because the Banknorth rights are redeemable under certain circumstances.

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OTHER PROVISIONS

     The articles of incorporation and bylaws of Banknorth contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Banknorth, including provisions: (1) classifying the Banknorth board of directors into three classes to serve for three years with one class being elected annually; (2) authorizing the Banknorth board of directors to fix the size of the Banknorth board of directors between three and 25 directors; (3) authorizing directors to fill vacancies in the Banknorth board of directors; (4) increasing the vote for removal of directors by shareholders; (5) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and (6) requiring an increased vote of shareholders to approve specified business combinations unless certain price and procedural requirements are met or the Banknorth board of directors approves the business combination in the manner provided therein. The provisions in the bylaws of Banknorth include specific conditions under which (A) persons may be nominated for election as directors of Banknorth at an annual meeting of shareholders; and
(B) business may be transacted at an annual meeting of shareholders.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Banknorth common stock or Banknorth preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Banknorth. Sections 611-A and 910 of the Maine Business Corporation Act also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders -- State Anti-takeover Statutes" beginning on page 71.

TRANSFER AGENT

     The transfer agent and registrar for the Banknorth common stock is American Stock Transfer & Trust Company.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act and Andover is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, shareholders of Andover will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by the articles of incorporation and bylaws of Banknorth and the Maine Business Corporation Act.

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE DIFFERENCES AFFECTING THE RIGHTS OF ANDOVER'S SHAREHOLDERS, BUT RATHER SUMMARIZES THE MORE SIGNIFICANT DIFFERENCES AFFECTING THE RIGHTS OF SUCH SHAREHOLDERS AND CERTAIN IMPORTANT SIMILARITIES; THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF INCORPORATION AND BYLAWS OF ANDOVER, THE ARTICLES OF INCORPORATION AND BYLAWS OF BANKNORTH AND APPLICABLE LAWS AND REGULATIONS.

AUTHORIZED CAPITAL STOCK

     Andover. Andover's certificate of incorporation authorizes the issuance of up to 15,000,000 shares of Andover common stock, $0.10 par value per share, of
which           shares were outstanding as of the record date for the special meeting, and up to 3,000,000 shares of preferred stock, $0.10 par value per share, of which no shares are issued and outstanding. The Andover preferred stock is issuable in series, each series having such rights and preferences as the Andover board of directors may fix and determine by resolution.

     Banknorth. Banknorth's articles of incorporation authorize the issuance of up to 400,000,000 shares of Banknorth common stock, $0.01 par value per share, of which 137,141,093 shares were outstanding as of June 30, 2001, and up to 5,000,000 shares of Banknorth preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth preferred stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.
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ISSUANCE OF CAPITAL STOCK

     Andover. Under the certificate of incorporation of Andover and the Delaware General Corporation Law, Andover may issue shares of Andover capital stock and rights or options for the purchase of shares of capital stock of Andover on such terms and for such consideration as may be determined by the Andover board of directors. Neither the Delaware General Corporation Law nor Andover's certificate of incorporation and bylaws require shareholder approval of any such actions. However, Andover is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Andover, with securities which are traded on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Andover also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Andover capital stock do not have preemptive rights with respect to any shares of Andover capital stock which may be issued.

     Banknorth. Under the Maine Business Corporation Act, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the Maine Business Corporation Act nor Banknorth's articles of incorporation and bylaws require shareholder approval of any such actions, except that pursuant to the Maine Business Corporation Act such rights or options to purchase Banknorth capital stock may be issued to directors, officers or employees of Banknorth or its subsidiaries only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding shares of Banknorth capital stock entitled to vote thereon. Banknorth also is subject to the requirements of the National Association of Securities Dealers, Inc., which as noted above generally require corporations, such as Banknorth, with securities which are listed on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock which may be issued.

VOTING RIGHTS

     Andover. Each share of Andover common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Andover, and shareholders of Andover do not have the right to cumulate votes in an election of directors.

     Banknorth. Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

     Andover. The bylaws of Andover provide that, except as otherwise fixed pursuant to the provision of Andover's certificate of incorporation relating to the rights of the holders of any class or series of Andover preferred stock, the number of directors of Andover shall be fixed by resolution duly adopted from time to time by the board of directors of Andover, provided, however, that if at the time of such action there is an "interested stockholder," such action shall in addition require a majority of the "continuing directors" then in office (in each case as such terms are defined in the certificate of incorporation of Andover). See "-- Mergers, Consolidations and Sales of Assets" beginning on page
70. Currently the number of directors of Andover is 10.

     Pursuant to the certificate of incorporation and bylaws of Andover, the Andover board of directors, other than those who may be elected by the holders of any class or series of preferred stock, is divided into
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three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve staggered, three-year terms.

     Banknorth. The articles of incorporation of Banknorth provide that the Banknorth board of directors may increase or decrease the number of directors of Banknorth by resolution, and that the shareholders of Banknorth may increase or decrease the number of directors by the affirmative vote of the holders of at least 67% of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently the number of directors of Banknorth is 14.

     Pursuant to the articles of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

DIRECTOR VACANCIES AND REMOVAL OF DIRECTORS

     Andover. Except as otherwise fixed pursuant to the provision of Andover's certificate of incorporation relating to the rights of the holders of any class or series of Andover preferred stock, any vacancy occurring in the board of directors, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from death, resignation, disqualification, removal or other cause, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, provided, however, that if at the time of such action there is an "interested stockholder," such action shall in addition require a majority of the "continuing directors" then in office. A director elected to fill such a vacancy shall hold office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified.

     Subject to the rights of any class or series of Andover preferred stock to elect directors, any director of Andover (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause and by the affirmative vote of (1) the holders of at least 80% of the then outstanding shares of Andover stock entitled to vote generally in the election of directors, voting together as a single class, at a duly constituted meeting of shareholders called expressly for such purpose, or (2) at least two-thirds of the directors then in office, unless at the time of such removal there shall be an "interested stockholder," in which case the affirmative vote of a majority of the "continuing directors" then in office also shall be required for removal of a director by vote of the board of directors. A director may not be removed without cause, and a director whose removal will be considered at a shareholder meeting is entitled to a 30-day notice prior to such meeting.

     Banknorth. Any vacancy occurring in the Banknorth board of directors by reason of an increase in the number of directors may be filled by the Banknorth board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Banknorth. Any other vacancy in the Banknorth board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Banknorth, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

     Pursuant to Banknorth's articles of incorporation, directors of Banknorth may be removed, with or without cause, by the holders of two thirds of the votes entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Banknorth also can be removed by Banknorth for cause in the manner specified in the Maine Business Corporation Act.

DIRECTOR DUTIES

     Andover. The board of directors of Andover, when evaluating any offer or proposal of any person to (1) make a tender offer or an exchange offer for any equity security of Andover or any subsidiary of

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Andover, (2) merge or consolidate Andover or any subsidiary of Andover with another person or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Andover or any subsidiary of Andover, shall, in connection with the exercise of its judgment in determining what is in the best interests of Andover and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of acceptance of such offer or proposal on (a) the employees of Andover and its subsidiaries, (b) the depositors, borrowers and other customers of any subsidiary of Andover, (c) the communities in which Andover and its subsidiaries operate and are located and (d) the ability of Andover and its subsidiaries to fulfill their objectives under applicable laws and regulations.

     Banknorth. Under the Maine Business Corporation Act, directors and officers may, in considering the best interests of the corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors.

CONFLICT OF INTEREST TRANSACTIONS

     Andover. The Delaware General Corporation Law generally provides that transactions involving a Delaware corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if: (1) the material facts are disclosed and a majority of disinterested directors or a committee of the board authorize the transaction, (2) the material facts are disclosed to or are known to the shareholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the shareholders, or (3) the transaction was fair to the corporation at the time it is authorized by the board of directors, a board committee or the shareholders.

     Banknorth. The Maine Business Corporation Act generally provides that transactions involving a Maine corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if: (1) the material facts are disclosed and noted in the minutes and a majority of disinterested directors on the board of directors or a committee thereof authorize, approve or ratify the transaction, (2) the material facts are disclosed and a majority of shares entitled to vote thereon authorize, approve or ratify the transaction, inclusive of any shares owned by or voted under the control of the benefitted director, or (3) the transaction was fair and equitable to the corporation at the time it is authorized or approved and the party asserting the fairness of the transaction establishes fairness.

EXCULPATION OF DIRECTORS AND OFFICERS

     Andover. Andover's certificate of incorporation provides that no director of Andover shall be personally liable to Andover or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Andover or its shareholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Delaware General Corporation Law dealing with the declaration and payment of dividends and repurchases of capital stock or (4) for any transaction from which the director derived an improper personal benefit. Andover's certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Andover shall be eliminated or limited to the extent permitted by the Delaware General Corporation Law, as so amended.

     Banknorth. The Maine Business Corporation Act provides that a director of a Maine corporation shall not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Andover. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if, any only to the extent, approved by the Delaware Court of Chancery or other relevant courts).

     Andover's bylaws provide that Andover shall indemnify and hold harmless each person who is made party to or is threatened to be made a party or is involved in any action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Andover to the fullest extent permitted by the Delaware General Corporation Law against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, Andover will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the Andover board of directors.

     Andover's bylaws provide that the right to indemnification also includes the right to be paid by Andover for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that the indemnified party delivers to Andover an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws or otherwise.

     Banknorth. Under the Maine Business Corporation Act, a corporation may indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in their capacities as such, provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification.

     Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

     Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

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SPECIAL MEETINGS OF SHAREHOLDERS

     Andover. Except as otherwise required by law, and subject to the rights of the holders of any class or series of Andover preferred stock, special meetings of the shareholders of Andover may be called only by (1) the board of directors of Andover pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (2) the chairman of the board or (3) the president, provided, however, that if at the time of such call there is an "interested stockholder," any such call also shall require an affirmative vote of a majority of the "continuing directors" then in office.

     Banknorth. Special meetings of shareholders of Banknorth may be called by the chairman, the president or a majority of the Banknorth board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Banknorth entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that special meetings of shareholders of Banknorth also may be called by the Superior Court of the State of Maine upon the petition of the holders of not less than 10% of the shares entitled to vote at the meeting.

SHAREHOLDER NOMINATIONS

     Andover. Andover's bylaws generally provide that nominations by shareholders of candidates for election as directors must be made in writing and delivered to or received by the secretary of Andover not less than 60 days nor more than 150 days prior to the date of the scheduled annual meeting, provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be delivered or received not later than the close of business on the tenth day following the earlier of (a) the day on which such notice of the date of the scheduled annual meeting was mailed or (b) the day on which such public disclosure was made. Each such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director
(1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of Andover's capital stock which are beneficially owned by such person on the date of such shareholder notice and (4) any other information relating to such person that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (b) as to the shareholder giving the notice (1) the name and address, as they appear on Andover's stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder's name and the name and address of any other shareholders known by such shareholder to be supporting such nominees and (2) the class and number of shares of Andover's capital stock which are beneficially owned by such shareholder and beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees.

     Banknorth. Banknorth's bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Banknorth not later than (1) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election of directors to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of Banknorth entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (5) the consent of each nominee to serve as a director of Banknorth if so elected.

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SHAREHOLDER PROPOSALS

     Andover. Andover's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to or received by the secretary of Andover not less than 60 days nor more than 150 days prior to the scheduled annual meeting, provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be delivered or received not later than the close of business on the tenth day following the earlier of (a) the day on which such notice of the date of the scheduled annual meeting was mailed or (b) the day on which public disclosure was made. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Andover's stock transfer books, of the shareholder proposing such business and of the beneficial owners (if any) of the stock registered in such shareholder's name and the name and address of any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of Andover's capital stock which are beneficially owned by the shareholder and beneficial owners (if any) on the date of such shareholder's notice and by any other shareholders known by such shareholder to be supporting such proposal and (d) any financial interest of the shareholder in such proposal.

     Banknorth. Banknorth's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Banknorth not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice to the clerk shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on Banknorth's books, of the shareholder proposing such business; (c) the class and number of shares of Banknorth which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. Shareholder proposals which are proposed to be included in the proxy statement and form of proxy of Banknorth relating to an annual meeting must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER ACTION WITHOUT A MEETING

     Andover. The certificate of incorporation of Andover provides that any action required or permitted to be taken at any annual or special meeting of shareholders must be effected at a duly constituted meeting of shareholders or by a consent in writing signed by the holders of all outstanding shares of capital stock of Andover entitled to vote thereon.

     Banknorth. The bylaws of Banknorth provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote thereon.

SHAREHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

     Andover. The bylaws of Andover provide that a list of shareholders will be available for inspection by any shareholder for a period of not less than 10 days before and during each meeting of shareholders for a purpose which is germane to the meeting. The Delaware General Corporation Law provides that a record shareholder of a Delaware corporation such as Andover may, upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records. The Delaware General Corporation Law authorizes a shareholder of a Delaware corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection.

     Banknorth. The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders. The Maine Business Corporation Act provides that a record shareholder of a Maine corporation such as Banknorth who has been such for at least six months or owns of record 10% or more of the corporation's outstanding shares may, for any proper purpose, and subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of shareholders. The Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

AMENDMENT OF GOVERNING INSTRUMENTS

     Andover. No amendment to the certificate of incorporation of Andover generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Andover then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, provided that (i) if there is an "interested stockholder" at any time within the 60-day period preceding the meeting of shareholders at which the vote thereon is to be taken, any such amendment also must be approved by a majority of the "continuing directors," and (ii) the affirmative vote of the holders of at least two-thirds of the then outstanding shares of stock entitled to vote thereon, voting together as a single class, is required to amend or adopt any provision inconsistent with certain provisions of the certificate of incorporation, including provisions dealing with: preemptive rights, the terms of the Andover capital stock, directors, limitation of liability of directors, the required vote for business combinations involving an "interested stockholder," the standards of the board of directors in evaluating acquisition offers or proposals, actions by shareholders and amendments to the certificate of incorporation and bylaws.

     The certificate of incorporation of Andover provides that the bylaws of Andover may be adopted, amended or repealed by (1) the affirmative vote of a majority of the board of directors of Andover, provided that if at the time of such action there is an "interested stockholder," the affirmative vote of a majority of the "continuing directors" also shall be required, or (2) the affirmative vote of the holders of at least 80% of the then outstanding capital stock of Andover entitled to vote thereon, voting together as a single class, at a meeting of shareholders called expressly in such purpose.

     Banknorth. No amendment to the articles of incorporation of Banknorth generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Banknorth then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, provided that the affirmative vote of the holders of at least 75% of the shares of Banknorth entitled to vote generally in an election of directors, voting together as a single class, is required to approve any amendment to the provisions in the Banknorth articles of incorporation dealing with preemptive rights, convertible debt securities, actions by shareholders, bylaws, the required vote for business combinations involving a "related person" and amendments to the articles of incorporation unless the amendment is approved by the affirmative vote of at least two thirds of the whole Banknorth board of directors (the total number of directors that Banknorth would have if there were no vacancies) and a majority of the Banknorth directors who are not affiliated with a "related person" (which generally is defined in the articles of incorporation to mean any person which holds 10% or more of the voting shares of Banknorth). In addition, the "fair price" provision in the articles of incorporation of Banknorth may not be amended except in the manner set forth therein. See "-- Mergers, Consolidations and Sales of Assets" below.

     The articles of incorporation of Banknorth provide that the Banknorth board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Banknorth.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Andover. The Delaware General Corporation Law generally requires the approval of the Andover board of directors and the holders of at least a majority of the outstanding Andover common stock for mergers and consolidations in which Andover is a participating corporation and for sales of all or substantially all of Andover's assets.

     The certificate of incorporation of Andover contains a provision which requires that mergers and certain other business combinations with an "interested stockholder" be approved by the holders of at least 80% of the capital stock of Andover entitled to vote generally in an election of directors, voting together as a single class. If, however, certain price and procedural requirements are met or the merger or other business combination is approved by a majority of Andover's "continuing directors," only the affirmative vote of a majority of the shares then outstanding and entitled to vote on the matter will be required. An "interested stockholder" for this purpose generally includes any person, firm or entity which is the beneficial owner of more than 10% of the outstanding capital stock of Andover entitled to vote generally in an election of directors, and a "continuing director" for this purpose generally is any director who is not an "interested stockholder" or affiliated with an "interested stockholder" who was elected as a director by the shareholders of Andover prior to the time the "interested stockholder" became such, or a person who is unaffiliated with an "interested stockholder" and is recommended to succeed such a continuing director by a majority of continuing directors.

     Banknorth. The Maine Business Corporation Act generally requires the approval of the Banknorth board of directors and the holders of at least a majority of the outstanding Banknorth common stock for mergers and consolidations in which Banknorth is a participating corporation and for sales of all or substantially all of Banknorth's property and assets.

     The articles of incorporation of Banknorth contain a provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of Banknorth and an "independent majority of stockholders," as defined, unless certain price and procedural requirements are met or the Banknorth board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Banknorth, and a "continuing director" generally is defined as any director who was a director of Banknorth prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

STATE ANTI-TAKEOVER STATUTES

     Andover. Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as Andover which has not "opted out" of coverage by this section in the prescribed manner shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder" unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder;" or (2) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market's National Market or (3) held of record by more than 2,000 shareholders, unless in each case this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

     An "interested stockholder" generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder;" and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an "interested stockholder."

     Banknorth. Section 910 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, such as Banknorth, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a "controlling person," which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the "controlling person" within 30 days after the "controlling person" provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a "controlling person." Section 910 could be interpreted to provide that a person or group of persons could become a "controlling person" for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

     Section 611-A of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934 may not engage in any business combination for five years following an "interested stockholder's" "stock acquisition date" unless the business combination is (1) approved by the corporation's board of directors prior to that "interested stockholder's" "stock acquisition date" or (2) approved, subsequent to that "interested stockholder's" "stock acquisition date," by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that "interested stockholder" or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An "interested stockholder" is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and "stock acquisition date" is defined to mean the date that any person, firm or entity first becomes an "interested stockholder" of that corporation.

DISSENTERS' RIGHTS OF APPRAISAL

     Andover. Under the Delaware General Corporation Law, a shareholder of a Delaware corporation such as Andover generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation's stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation's stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than
(1) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (2) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2000 holders, or any combination of the foregoing.

     Banknorth. Under the Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Maine Business Corporation Act generally does not confer appraisal rights, however, if the corporation's stock is either (1) registered or traded on a national securities exchange or (2) registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as is the Banknorth common stock. Even if a corporation's stock meets the foregoing requirements, however, the Maine Business Corporation Act provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than
(1) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (2) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing.

SHAREHOLDER RIGHTS PLANS

     Andover. Each share of Andover common stock has attached to it one preferred stock purchase right (an "Andover right") issued pursuant to the rights agreement, dated as of January 21, 1999, between Andover and FleetBank, N.A., as successor in interest to BankBoston, NA, as rights agent. Each Andover right entitles the registered holder to purchase from Andover a unit consisting of one-thousandth of a share of Andover's Series B Junior Cumulative Participating Preferred Stock, par value $0.10 per share, at a purchase price of $130 per unit, subject to adjustment. Initially, the Andover rights are not exercisable and are attached to and trade with all shares of Andover common stock. The Andover rights will separate from the common stock and will become exercisable on a "distribution date," which will occur at the earliest of:

     - 10 calendar days following the first public announcement that a person or group of affiliated or associated persons, other than Andover or any subsidiary thereof and subject to certain other exceptions (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Andover common stock (the "share acquisition date");

     - 10 business days (or such later date as may be determined by action of the Andover board of directors prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Andover common stock; or

     - the determination by a majority vote of the Andover board of directors that any person is an "adverse person," as defined in the Andover rights agreement.

     Until the distribution date, the Andover rights will be evidenced by the Andover common stock certificates and will be transferred with and only with such Andover common stock certificates, and the surrender for transfer of any certificate for Andover common stock outstanding also will constitute the transfer of the Andover rights associated with the Andover common stock represented by such certificate. The Andover rights are not exercisable until the distribution date and will expire at the close of business on February 16, 2009, unless earlier redeemed or exchanged by Andover.

     In the event that a share acquisition date occurs or the board of directors determines that a person is an adverse person, proper provision will be made so that each holder of an Andover right (other than an acquiring person, an adverse person or their associates or affiliates, whose rights shall become null and void) will thereafter have the right to receive upon exercise that number of units of Andover's Series B preferred stock having a market value of two times the exercise price of the right (such right being referred to as the "subscription right"). In the event that, at any time following the stock acquisition date, (1) Andover consolidates with, or merges with and into, any other person, and Andover is not the continuing or surviving corporation, (2) any person consolidates with Andover, or merges with and into

Andover and Andover is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Andover's common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (3) 50% or more of Andover's assets or earning power is sold, mortgaged or otherwise transferred, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right (such right being referred to as the "merger right"). The holder of an Andover right will continue to have the merger right whether or not such holder has exercised the subscription right. Rights that are or were beneficially owned by an acquiring person or an adverse person may (under certain circumstances specified in the rights agreement) become null and void.

     At any time after a person becomes an acquiring person or Andover's board of directors determines that a person is an adverse person, the board of directors may, at its option, exchange all or any part of the then outstanding and exercisable Andover rights for shares of Andover common stock or units of Andover Series B preferred stock at an exchange ratio specified in the rights agreement. Notwithstanding the foregoing, Andover's board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of Andover.

     In connection with the execution of the merger agreement, Andover and the Andover rights agent amended the Andover rights agreement to provide that none of the execution and delivery of the merger agreement and the Andover stock option agreement or the consummation of the transactions contemplated by the Andover stock option agreement shall have any consequences for purposes of the Andover rights agreement. Pursuant to the merger agreement, on or before the consummation of the merger Andover is required to terminate the Andover rights agreement in accordance with its terms and without the payment of any consideration to the holders of Andover common stock.

     Banknorth. Banknorth has adopted a shareholder rights plan which is substantially similar to the Andover rights agreement. See "Description of Banknorth Capital Stock -- Banknorth Rights" beginning on page 61.

               CERTAIN BENEFICIAL OWNERS OF ANDOVER COMMON STOCK

     The following table sets forth, to the best knowledge and belief of Andover, certain information regarding the beneficial ownership of the Andover common stock as of June 19, 2001 by (1) each person known to Andover to be the beneficial owner of more than 5% of the outstanding Andover common stock, (2) each director and certain named executive officers of Andover and (3) all of Andover's directors and executive officers as a group.

                                                            SHARES BENEFICIALLY     PERCENT
DIRECTORS, NAMED EXECUTIVE OFFICERS AND 5% SHAREHOLDERS          OWNED(1)         OF CLASS(2)
-------------------------------------------------------     -------------------   -----------
Private Capital Management, Inc. .........................        657,431(3)          9.80%
Dimensional Fund Advisors, Inc. ..........................        352,700(4)          5.26
Banc Funds................................................        271,000(5)          4.04
John P. Bachini...........................................          1,325(6)             *
Thomas F. Caffrey.........................................         13,380(7)             *
Paul J. Donahue, Sr. .....................................          5,700(8)             *
Clifford E. Elias.........................................         40,437(9)             *
Naomi A. Gardner..........................................         12,891(10)            *
Frank D. Goldstein........................................         29,367(11)            *
Cornelius J. McCarthy.....................................         13,300(12)            *
Irving E. Rogers, III.....................................          4,150(13)            *
Fred P. Shaheen...........................................         29,353(14)            *
Gerald T. Mulligan........................................        308,768(15)         4.47
John R. Heerwagen.........................................         72,105(16)         1.07
Michael J. Ecker..........................................         65,539(17)            *
Raymond P. Smith..........................................         27,621(18)            *
Joseph F. Casey...........................................         54,911(19)            *
All directors and executive officers of Andover as a group
  (17 persons)............................................        771,337(20)        10.74%

---------------

  *  Less than 1%.

 (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Andover common stock if he or she has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership of such shares at any time within 60 days of June 19, 2001.

 (2) Computed on the basis of 6,705,744 outstanding shares of Andover common stock as of June 19, 2001, except that in the case of individuals whose beneficial ownership includes shares for which such individual has the right to acquire under options granted. The computation includes such shares as outstanding shares.

 (3) The address of Private Capital Management, Inc. is 3003 Tamiami Trail North, Naples, Florida 34103. Andover has relied upon information set forth in the Schedule 13G dated February 14, 2001.

 (4) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90461. Andover has relied upon information set forth in the Schedule 13G dated February 2, 2001.

 (5) The address of Banc Funds is 208 South LaSalle Street, Suite 200, Chicago, Illinois 60604. Andover has relied upon information set forth in the
     Schedule 13D filed July 11, 1996 with the Securities and Exchange Commission. Andover believes this does not reflect shares issued pursuant to the six for five stock split declared on October 17, 1996, nor the five for four stock split declared on April 23, 1998.

 (6) Includes 1,250 shares which Mr. Bachini has the right to acquire under options granted pursuant to Andover's stock incentive plan.

                                         (notes continued on the following page)

 (7) Includes 4,192 shares owned by certain of Mr. Caffrey's family members, as to which Mr. Caffrey disclaims beneficial ownership, and 109 shares owned by a professional corporation. Also includes 4,500 shares which Mr. Caffrey has the right to acquire under options granted pursuant to Andover's stock incentive plan.

 (8) Includes 3,750 shares which Mr. Donahue has the right to acquire under options granted pursuant to Andover's stock incentive plan.

 (9) Includes 12,500 shares beneficially owned by a trust of which Mr. Elias is a trustee and shares voting and investment power and 8,112 shares owned by his wife, as to which Mr. Elias disclaims beneficial ownership. Also includes 3,000 shares which Mr. Elias has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(10) Includes 6,609 shares owned by Mrs. Gardner's spouse as to which Mrs. Gardner disclaims beneficial ownership. Also includes 4,500 shares which Mrs. Gardner has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(11) Includes 6,011 shares owned by certain members of Mr. Goldstein's family, as to which Mr. Goldstein disclaims beneficial ownership. Also includes 3,750 shares which Mr. Goldstein has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(12) Includes 8,565 shares owned by the retirement trust of C.J. McCarthy Insurance Agency, of which Mr. McCarthy is trustee and has sole voting and investment power. Also includes 4,500 shares which Mr. McCarthy has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(13) Includes 2,375 shares which Mr. Rogers has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(14) Includes 22,425 shares owned by Shaheen Brothers, Inc., of which Mr. Shaheen is Treasurer and 50% owner and shares voting and investment power with his partner. Also includes 4,500 shares which Mr. Shaheen has the right to acquire under options granted pursuant to Andover's stock incentive plan.

(15) Includes 205,018 shares which Mr. Mulligan has the right to acquire under options previously granted pursuant to Andover's stock incentive plan and 21,696 owned by his wife. Also includes 5,403 shares allocated to Mr. Mulligan's account under the Andover ESOP as to which he may direct the vote.

(16) Includes 55,461 shares which Mr. Heerwagen has the right to acquire under options granted pursuant to Andover's stock incentive plan. Also includes 3,929 shares allocated to Mr. Heerwagen's account under the Andover ESOP as to which he may direct the vote.

(17) Includes 44,900 shares which Mr. Ecker has the right to acquire under the options granted pursuant to Andover's stock incentive plan. Also includes 3,875 shares allocated to Mr. Ecker's account under the Andover ESOP as to which he may direct the vote. Also includes 450 shares owned by one of Mr. Ecker's family members.

(18) Includes 26,300 shares which Mr. Smith has the right to acquire under options granted pursuant to Andover's stock incentive plan. Also includes 1,321 shares allocated to Mr. Smith's account under the Andover ESOP as to which he may direct the vote.

(19) Includes 48,440 shares which Mr. Casey has the right to acquire under options granted pursuant to Andover's stock incentive plan. Also includes 4,471 shares allocated to Mr. Casey's account under the Andover ESOP as to which he may direct the vote.

(20) Includes a total of 26,025 shares allocated to the accounts of all executive officers as a group under the Andover ESOP as to which he or she may direct the vote. Also includes a total of 478,819 shares which the directors and executive officers as a group have the right to acquire under options granted pursuant to Andover's stock incentive plan.

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

                                 LEGAL OPINION

     The validity of the Banknorth common stock to be issued in the merger will be passed upon for Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Banknorth incorporated by reference herein from Banknorth's annual report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Andover incorporated by reference herein from Andover's annual report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                     PROPOSALS FOR THE 2002 ANNUAL MEETING

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Andover in connection with the next annual meeting of shareholders of Andover, which will be held only if the merger is not consummated before the time of such meeting, is November 23, 2001.

     In addition, Andover's bylaws provide that any director nominations and new matters submitted by shareholders must be filed with the Secretary of Andover at least 60 days, but not more than 150 days, prior to the date of the scheduled annual meeting, and that no other nominations or proposals by shareholders shall be acted upon at the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made.

     Any such proposals should be mailed to: Secretary, Andover Bancorp, Inc., 61 Main Street, Andover, Massachusetts 01810.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Banknorth and Andover files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Banknorth and Andover at the Commission's public reference rooms at the following locations in Washington, D.C., New York, New York and Chicago, Illinois.

Public Reference Room           Chicago Regional Office         Seven World Trade Center
Judiciary Plaza                 Citicorp Center                 13th Floor
Room 1024                       500 West Madison Street         New York, New York 10048
450 Fifth Street, N.W.          Suite 1400
Washington, D.C. 20549          Chicago, Illinois 60661

     You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Banknorth's and Andover's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

     Banknorth has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The Commission allows Banknorth and Andover to "incorporate by reference" into this document, which means that Banknorth and Andover can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Banknorth and Andover incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission before the special meeting under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

BANKNORTH SEC FILINGS (FILE NO. 000-16947)                 PERIOD/DATE
------------------------------------------                 -----------
Annual Report on Form 10-K...............   Year ended December 31, 2000
Quarterly Reports on Form 10-Q...........   Quarter ended March 31, 2001
Current Reports on Form 8-K..............   Filed on January 24, 2001, June 11, 2001
                                            (as amended on June 13, 2001) and June
                                              25, 2001

ANDOVER SEC FILINGS (FILE NO. 000-16358)                  PERIOD/DATE
----------------------------------------                  -----------
Annual Report on Form 10-K...............  Year ended December 31, 2000
Quarterly Reports on Form 10-Q...........  Quarter ended March 31, 2001
Current Reports on Form 8-K..............  Filed on June 19, 2001

     You may request a copy of these filings, at no cost, by writing or telephoning the appropriate company at the following addresses:

Banknorth Group, Inc.                      Andover Bancorp, Inc.
P.O. Box 9540                              61 Main Street
Two Portland Square                        Andover, Massachusetts 01810
Portland, Maine 04112-9540                 Attention: Joseph F. Casey
Attention: Brian S. Arsenault              (978) 749-2000
(207) 761-8517

     To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by
            , 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. NEITHER BANKNORTH NOR ANDOVER HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS DOCUMENT. MOREOVER, NEITHER BANKNORTH NOR ANDOVER IS MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE BANKNORTH COMMON STOCK TO BE ISSUED BY BANKNORTH IN THE MERGER, AND NEITHER BANKNORTH NOR ANDOVER IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 11, 2001

                                    BETWEEN

                             BANKNORTH GROUP, INC.,

                                      AND

                             ANDOVER BANCORP, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                        I

                               TABLE OF CONTENTS

                                                                      PAGE NO.
                                                                      --------
                                   RECITALS

                                  ARTICLE I
                             CERTAIN DEFINITIONS
1.01.  Certain Definitions.........................................       1

                                  ARTICLE II
                                  THE MERGER
2.01.  The Merger..................................................       6
2.02.  Effective Date and Effective Time; Closing..................       6

                                 ARTICLE III
                      CONSIDERATION; EXCHANGE PROCEDURES
3.01.  Merger Consideration........................................       7
3.02.  Rights as Shareholders; Stock Transfers.....................       7
3.03.  Fractional Shares...........................................       7
3.04.  Exchange Procedures.........................................       7
3.05.  Anti-Dilution Provisions....................................       8
3.06.  Company Options; Stock Units................................       8

                                  ARTICLE IV
                         ACTIONS PENDING ACQUISITION
4.01.  Forbearances of the Company.................................       9
4.02.  Forbearances of Parent......................................      11

                                  ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
5.01.  Disclosure Schedules........................................      12
5.02.  Standard....................................................      12
5.03.  Representations and Warranties of the Company...............      12
5.04.  Representations and Warranties of Parent....................      22

                                  ARTICLE VI
                                  COVENANTS
6.01.  Reasonable Best Efforts.....................................      25
6.02.  Shareholder Approval........................................      25
6.03.  Registration Statement......................................      26
6.04.  Regulatory Filings..........................................      26
6.05.  Press Releases..............................................      27
6.06.  Access; Information.........................................      27
6.07.  Affiliates..................................................      28
6.08.  Acquisition Proposals.......................................      28
6.09.  Certain Policies............................................      28
6.10.  Nasdaq Listing..............................................      29
6.11.  Indemnification.............................................      29
6.12.  Benefit Plans...............................................      30
6.13.  Directors...................................................      31
6.14.  Bank Mergers................................................      31
6.15.  Consulting Agreement........................................      31
6.16.  Company Rights Agreement....................................      32
6.17.  Notification of Certain Matters.............................      32

                                                                      PAGE NO.
                                                                      --------
                                 ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER
       Conditions to Each Party's Obligation to Effect the
7.01.  Merger......................................................      32
7.02.  Conditions to Obligation of the Company.....................      33
7.03.  Conditions to Obligations of Parent.........................      33

                                 ARTICLE VIII
                                 TERMINATION
8.01.  Termination.................................................      34
8.02.  Effect of Termination and Abandonment.......................      35

                                  ARTICLE IX
                                MISCELLANEOUS
9.01.  Survival....................................................      35
9.02.  Waiver; Amendment...........................................      36
9.03.  Counterparts................................................      36
9.04.  Governing Law...............................................      36
9.05.  Expenses....................................................      36
9.06.  Notices.....................................................      36
9.07.  Entire Understanding; No Third Party Beneficiaries..........      37
9.08.  Severability................................................      37
9.09.  Enforcement of the Agreement................................      37
9.10.  Interpretation..............................................      37
9.11.  Assignment..................................................      37
9.12.  Alternative Structure.......................................      37

EXHIBIT A     Form of Shareholder Agreement
EXHIBIT B      Form of Stock Option Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2001 (this "Agreement"), between Banknorth Group, Inc. ("Parent") and Andover Bancorp, Inc. (the "Company").

                                    RECITALS

     A. The Company. The Company is a Delaware corporation, having its principal place of business in Andover, Massachusetts.

     B. Parent. Parent is a Maine corporation, having its principal place of business in Portland, Maine.

     C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Board Action. The respective Boards of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

     E. Shareholder Agreements. As a material inducement to Parent to enter into this Agreement, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement.

     F. Stock Option Agreement. As a material inducement to the willingness of Parent to consummate the transactions contemplated by this Agreement, the Company is simultaneously entering into the Stock Option Agreement, substantially in the form of Exhibit B hereto (the "Stock Option Agreement"), pursuant to which the Company will grant to Parent an option to acquire shares of Company Common Stock.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 6.08.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Articles of Merger" has the meaning set forth in Section 2.02.

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger Agreements" has the meaning set forth in Section 6.14.

          "Bank Mergers" has the meaning set forth in Section 6.14.

          "Benefit Plans" has the meaning set forth in Section 5.03(m).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

          "Certificate of Merger" has the meaning set forth in Section 2.02.

          "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

          "Code" has the meaning set forth in the recitals to this Agreement.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliates" has the meaning set forth in Section 6.07.

          "Company Articles" means the Certificate of Incorporation of the Company.

          "Company Banks" means Andover Bank and Gloucester Bank & Trust
     Company.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" means the Bylaws of the Company.

          "Company Common Stock" means the common stock, $0.10 par value per share, of the Company and, unless the context otherwise requires, related Company Rights.

          "Company Deferred Compensation Plan" means the Deferred Compensation Plan for Directors of the Company and its Subsidiaries.

          "Company ESOP" means the Andover Bank Employees' Stock Ownership Plan, restated as of January 1, 1997.

          "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

          "Company Loan Property" has the meaning set forth in Section 5.03(o).

          "Company Meeting" has the meaning set forth in Section 6.02.

          "Company Preferred Stock" means the preferred stock, $0.10 per share, of the Company.

          "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

          "Company Regulatory Authorities" has the meaning set forth in Section 5.03(i).

          "Company Rights" means the rights attached to shares of Company Common Stock pursuant to the Company Rights Agreement.

          "Company Rights Agreement" means the Shareholder Rights Agreement between the Company and FleetBoston, N.A., as Rights Agent, dated as of January 21, 1999.

          "Company Stock Option Plans" means (i) the Company Stock Option Plan dated May 8, 1986, as amended May 22, 1986, January 29, 1987, and November 2, 1987, (ii) the Company 1995 Stock Incentive Plan, dated February 16, 1995 and (iii) the Company 2001 Stock Incentive Plan, dated February 9, 2001.

          "Depositors Insurance Fund" means the Depositors Insurance of the Commonwealth of Massachusetts.

          "Derivatives Contract" has the meaning set forth in Section 5.03(q).

          "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, without regard to any requisite waiting period.

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" has the meaning set forth in Section 2.02(a).

          "Employees" has the meaning set forth in Section 5.03(m).

          "Environmental Laws" has the meaning set forth in Section 5.03(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" means an exchange agent designated by Parent.

          "Exchange Ratio" means 2.27, as adjusted pursuant to Sections 3.05 and 8.01(f) hereof.

          "Executive" has the meaning set forth in Section 6.15.

          "Fair Housing Act" means the Fair Housing Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.03(o).

          "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

          "Index Ratio" has the meaning set forth in Section 8.01(f).

          "Insurance Amount" has the meaning set forth in Section 6.11(c).

          "Insurance Policies" has the meaning set forth in Section 5.03(w).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Loans" has the meaning set forth in Section 5.03(r).

          "Maine Superintendent" means the Superintendent of the Bureau of Banking of the State of Maine.

          "Massachusetts Bank Commissioner" means the Commissioner of Banks of the Commonwealth of Massachusetts.

          "Massachusetts Board" means the Massachusetts Board of Bank Incorporation.

          "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its

     Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreements or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

          "MBCA" means the Maine Business Corporation Act, as amended.

          "Merger" has the meaning set forth in Section 2.01(a).

          "MHPF" means the Massachusetts Housing Partnership Fund.

          "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

          "Nasdaq Bank Average Index" means the average of the Nasdaq Bank Index for the ten consecutive trading days ending on the Determination Date.

          "Nasdaq Bank Index," on a given date, means the Nasdaq Bank Index, as such index value is reported by Bloomberg News Service on such date.

          "Nasdaq Bank Starting Index" means $2,004.17, the closing price of the Nasdaq Bank Index on May 30, 2001.

          "National Bank Act" means the National Bank Act, as amended.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "OCC" means the Office of the Comptroller of the Currency.

          "OREO" means other real estate owned.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Articles" means the Amended and Restated Articles of Incorporation of Parent, as amended.

          "Parent Benefits Plans" has the meaning set forth in Section 6.12(a).

          "Parent Board" means the Board of Directors of Parent.

          "Parent Bylaws" means the Bylaws of Parent.

          "Parent Closing Average" means the average of the last sales price per share for Parent Common Stock for the ten consecutive Nasdaq trading day period ending on the Determination Date.

          "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent and, unless the context otherwise requires, related Parent Rights.

          "Parent Massachusetts Bank" means First Massachusetts Bank, National Association and any successor thereto.

          "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

          "Parent Ratio" has the meaning set forth in Section 8.01(f).

          "Parent Rights" means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

          "Parent Rights Agreement" means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

          "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

          "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

          "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

          "Proxy Statement" has the meaning set forth in Section 6.03(a).

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Sections 5.03(g) and 5.04(g) in the case of the Company and Parent, respectively.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

          "Shareholders" means each director of the Company.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Starting Price" means $20.05, the closing price of a share of Parent Common Stock on May 30, 2001.

          "Stock Option Agreement" has the meaning set forth in the recitals to this Agreement.

          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

          "Transactions" means the Merger and the Bank Mergers.

          "Treasury Stock" means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

     2.01. The Merger.

          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with the applicable provisions of the MBCA and the DGCL (the "Merger"), the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

          (b) Name. The name of the Surviving Corporation shall be "Banknorth Group, Inc."

          (c) Articles and Bylaws. The articles of incorporation and bylaws of Parent immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

          (d) Directors and Officers of the Surviving Corporation. Except as provided in Section 6.13 hereof, the directors and officers of Parent immediately after the Merger shall be the directors and officers of Parent immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

          (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 905 of the MBCA and Sections 259-61 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02  Effective Date and Effective Time; Closing.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and a certificate of merger relating to the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio.

          (b) Outstanding Parent Common Stock. Each share of Parent Common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

          (c) Treasury Stock. Each share of Company Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

     3.03. Fractional Shares.

          (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of the Surviving Corporation.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted into shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder's shares of Company Common Stock, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Parent Common Stock by the closing price of a share of Parent Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

     3.04. Exchange Procedures.

          (a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in
     Section 3.01(a) hereof. As promptly as practicable after the Effective Time, but in no event later than five Business Days after the Company's transfer agent delivers a certified shareholders' list to the Exchange Agent, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement until Parent has received a written agreement from such person as specified in
     Section 6.07.

          (b) No holder of a Certificate shall be entitled to receive any dividends in respect of the Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to any holder's surrender of Certificates, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. Parent shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

          (c) Parent shall not be obligated to deliver a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificate evidencing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     3.05. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

     3.06. Company Options; Stock Units.

          (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.06.

          (b) At the Effective Time, each stock unit which is then outstanding under the Company Deferred Compensation Plan shall cease to represent a right to receive a share of Company Common Stock and shall be converted automatically into a stock unit with a right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio, and Parent shall continue to maintain the Company Deferred Compensation Plan unless and until it is merged or otherwise combined with a comparable Parent plan or terminated in accordance with its terms (in each case, subject to the right of plan participants to receive distribution of their deferred compensation accounts in accordance with their elections), except that from and after the Effective Time, (i) Parent shall be substituted for the Company and
     (ii) units shall be payable in shares of Parent Common Stock in accordance to the terms of the Company Deferred Compensation Plan.

          (c) Within five Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section 3.06 and the stock units payable in shares of Parent Common Stock referred to in paragraph (b) of this Section 3.06 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options and stock units remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options and stock units may be sold without a further holding period under Rule 144 under the Securities Act.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.

          (b) Capital Stock. Other than pursuant to the Stock Option Agreement and Rights set forth on Schedule 4.01(b) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c) Dividends; Etc. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) regular quarterly cash dividends at a rate not in excess of $0.27 per share on the Company Common Stock, and (B) dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Company's Disclosure Schedule or (iv) for grants of awards to newly-hired employees consistent with past practice. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, the Company and its Subsidiaries shall be permitted (i) to pay bonuses to employees of the Company and its Subsidiaries for its 2001 fiscal year to the extent earned in the ordinary course of business and accrued in accordance with GAAP and (ii) to make cash contributions to the Company ESOP for the 2001 fiscal year in the ordinary course of business as long as the total cash contributions to the Company ESOP for the 2001 fiscal year do not exceed $350,000 in the aggregate. In addition, the Company may pay retention bonuses to such employees of the Company and its Subsidiaries and in such amounts as may be mutually agreeable to the Company and Parent.

          (e) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

          (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Company's Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

          (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

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

          (j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing Material Contracts.

          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

          (n) Banking Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

          (o) Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

          (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (q) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (z) a material violation of any provision of this Agreement, the Bank Merger Agreements or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

          (r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

          (a) Articles and Bylaws. Amend the Parent Articles or Parent Bylaws or the equivalent documents of Parent Massachusetts Bank in a manner which would adversely affect in any manner the terms of the Parent Common Stock or the ability of Parent or Parent Massachusetts Bank to consummate the Transactions.

          (b) Acquisitions. Make any acquisition (including acquisitions of branch offices and related deposit liabilities), other than the proposed acquisition of MetroWest Bank on terms not materially different than those publicly announced on the date hereof, that individually or in the aggregate could result in the Merger not being consummated or otherwise materially adversely affect the ability of

     Parent to consummate the Transactions and the other transactions contemplated hereby in a reasonably timely manner.

          (c) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Stock Option Agreement, or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (z) a material violation of any provision of this Agreement, the Bank Merger Agreements or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

          (d) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01. Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

     5.02. Standard. No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03. Representations and Warranties of the Company.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to Parent:

          (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (b) Company Capital Stock. The authorized capital stock of the Company consists solely of 15,000,000 shares of Company Common Stock, of which 6,705,744 shares were outstanding as of the date hereof, and 3,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 131,389 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of

     Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company's Disclosure Schedule sets forth for each Company Stock Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and other than pursuant to the Stock Option Agreement, there are no shares of Company Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock (other than Company Rights), and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement.

          (c) Subsidiaries.

             (i) (A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

             (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

             (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

             (iv) The deposit accounts of each of the Company Banks are insured by the Bank Insurance Fund, and in the case of the Andover-based Company Bank the Depositors Insurance Fund, in the manner and to the maximum extent provided by applicable law, and each Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

          (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Company Common Stock, this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and the Stock Option Agreement and, assuming due authorization, execution and delivery by Parent, each of this Agreement and the Stock Option Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults.

             (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Banks of this Agreement, the Bank Merger Agreements and the Stock Option Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (D) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, federal and state banking agencies in connection with the Bank Mergers. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in
        Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the Bank Merger Agreements and the Stock Option Agreement by the Company and the Company Banks, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not
        (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports; Undisclosed Liabilities.

             (i) The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 with the SEC (collectively, the Company's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable securities regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii) Since March 31, 2001, neither the Company nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

             (iii) Since March 31, 2001, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

             (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries. Except for regular quarterly cash dividends at the rate of $0.10 per share on the Company Common Stock, since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the stock of the Company or any of its Subsidiaries have been declared, set aside or paid. No shares of the stock of the Company have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since March 31, 2001, and no agreements have been made to do the foregoing.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (i) Regulatory Matters.

             (i) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

             (ii) Neither the Company nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance With Laws.  Each of the Company and its Subsidiaries:

             (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for documents listed as exhibits to the SEC Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "Material Contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company or by any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement, excluding a Previously Disclosed fee to be paid to Merrill Lynch & Co.

          (m) Employee Benefit Plans.

             (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

             (ii) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of
        Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the

        Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v) All Pension Plans subject to Title IV of ERISA have been terminated prior to the date hereof.

             (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

             (vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the

     Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Environmental Matters.

             (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance;
        (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;
        (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

             As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources,
        (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
        (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

             (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group, including the Company and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries.

             (ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000.

             (iii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company's SEC Documents filed on or prior to the date hereof.

             (iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

             (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

             (vi) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

             (vii) As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transactions and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

          (q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

          (r) Loans; Nonperforming and Classified Assets.

             (i) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

             (ii) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 2001 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable
     (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 2001 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

          (t) Intellectual Property. The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (u) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

          (w) Insurance. The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. The Company's allowance for loan losses is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y) Transactions With Affiliates. All "covered transactions" between a Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z) Required Vote; Antitakeover Provisions.

             (i) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the Transactions on behalf of the Company.

             (ii) Based on the representation and warranty of Parent contained in Section 5.04(m), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Stock Option Agreement and the transactions contemplated hereby and thereby. Without limiting the foregoing, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stock Option Agreement and taken all other requisite action such that the provisions of Section 203 of the DGCL and the provisions of the Company Articles relating to special voting requirements for certain business combinations will not apply to this Agreement or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

             (iii) On a prior to the date hereof, the Company and the Rights Agent have entered into an amendment to the Company Rights Agreement, which amendment has been duly authorized by the Company and duly executed and delivered by the Company and the Rights Agent under the Company Rights Agreement, so that the entering into this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated by the Stock Option Agreement do not and will not enable or require the Company Rights to be exercised, distributed or triggered by any Person. There is no Acquiring Person, and neither a Distribution Date nor a Stock Acquisition Date has occurred, in each case as such terms are defined in the Company Rights Agreement.

          (aa) Fairness Opinion. The Company Board has received the written opinion of Merrill Lynch & Co. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

          (bb) Disclosure.  The representations and warranties contained in this
     Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section
     5.03 not misleading.

     5.04. Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Parent Stock.

             (i) As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which no more than 137,026,185 shares were outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement.

             (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c) Subsidiaries.

             (ii) Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Each banking subsidiary of Parent is duly licensed by the OCC and the deposits of each depository banking subsidiary of Parent are insured by the FDIC in the manner and to the maximum extent provided by law.

             (iii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of the Significant Subsidiaries of Parent are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of Parent's Significant Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

          (d) Corporate Power. Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the receipt of all necessary approvals of Governmental Authorities.

          (e) Corporate Authority. This Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults

             (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and the Parent Massachusetts Bank of this Agreement, the Bank Merger Agreements and the Stock Option Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, federal and state banking agencies in connection with the Bank Mergers. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement, the Bank Merger Agreements and the Stock Option Agreement by Parent and the Parent Massachusetts Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect.

             (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 under the Securities Act, or under

        Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii) Since March 31, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
        5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

          (i) No Brokers. Except as set forth in the Parent Disclosure Schedule, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement.

          (j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

          (k) Regulatory Matters.

             (i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

             (ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (l) Compliance With Laws.  Each of Parent and its Subsidiaries:

             (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportu-nity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

          (m) Ownership of Company Common Stock. Except for the Stock Option Agreement, none of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

          (n) Disclosure. The representations and warranties contained in this
     Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section
     5.04 not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

     6.02. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

     6.03. Registration Statement.

          (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

          (b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04. Regulatory Filings.

          (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Massachusetts Bank branches or branches of any other Subsidiary of Parent or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary; provided, however, that in no event shall such branch closures or consolidations be deemed a condition to Parent's obligation hereunder to consummate the Merger), the Bank Merger Agreements and the Stock Option Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, the Bank Merger Agreements and the Stock Option Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.05. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

     6.06. Access; Information.

          (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

          (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

          (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
     Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

     6.07. Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

     6.08. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B),
(C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

     6.09. Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

     6.10. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

     6.11. Indemnification.

          (a) From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise,
     (ii) the negotiation, execution and performance of this Agreement, the Stock Option Agreement or any of the transactions contemplated hereby and thereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to this Section, in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles and Company Bylaws or similar governing documents of the Company Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Mergers and shall continue in full force and effect from and after the Effective Time.

          (b) Any Indemnified Party wishing to claim indemnification under this
     Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction),
     (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state
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

     banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) Prior the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.

          (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

     6.12. Benefit Plans.

          (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefits Plans may occur at different times with respect to different plans.) Parent shall cause each Parent Benefits Plan in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, as well as the severance plan and special termination agreements of the Company, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company's Benefits Plans in accordance with their terms at any time.

          (b) Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation or "change-in-control" agreements, plans or policies of the Company which are Previously Disclosed. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

          (c) If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

          (d) For a period of six months following the Effective Time, Parent shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services in accordance with Parent's employment policies and practices, shall

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

     assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

          (e) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of Parent or a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of 90 days following the Effective Time. Subject to such four-week notice requirement, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or a Company Subsidiary the right to continue employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Company employee severance plan, a copy of which Parent acknowledges has been provided to it by the Company.

          (f) The Company may amend the Company ESOP to provide that (i) in the event that the Effective Time occurs prior to December 31, 2001, a participant who is not actively employed on December 31, 2001 may nonetheless share in allocation of contributions under the Company ESOP if such participant was actively employed as of the Effective Time and (ii) to terminate the Company ESOP as of the Effective Time, which provisions, in each case, shall be reasonably satisfactory to Parent.

     6.13. Directors. Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one non-employee director of the Company as of the date hereof who is designated by the Company and who both meets the director qualification requirements set forth in the Parent Bylaws and is otherwise reasonably acceptable to Parent as a director of Parent. Such person shall serve until the first annual meeting of stockholders of Parent following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in the Parent Bylaws and the fiduciary duties of the Parent Board, Parent shall include such person on the list of nominees for director presented by the Parent Board and for which the Parent Board shall solicit proxies at the first annual meeting of shareholders of Parent following the Effective Time, which person shall be nominated for a three-year term.

     6.14. Bank Mergers. Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank Merger Agreements"), to cause each of the Company Banks to merge with and into the Parent Massachusetts Bank (individually a "Bank Merger" and collectively the "Bank Mergers"), in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreements shall provide that the directors of Parent Massachusetts Bank upon consummation of the Bank Mergers shall be the directors of Parent Massachusetts Bank immediately prior to the Bank Mergers, plus two persons serving as a director of a Company Bank as of the date hereof designated by the Company who both meet the director qualification requirements set forth in the Bylaws of Parent Massachusetts Bank and are otherwise acceptable to Parent and Parent Massachusetts Bank.

     6.15. Consulting Agreement. Gerald T. Mulligan (the "Executive") shall continue to serve as President and Chief Executive Officer of the Company until the Effective Time. Prior to the Effective Time, and provided the Executive is so willing, Parent shall to enter into a consulting and noncompetition agreement (the "Consulting Agreement") with the Executive which provides that (i) the Executive shall be a consultant to Parent for a three-year period following the Effective Time (the "Consulting Period"); (ii) in his capacity as consultant, the Executive shall provide such consulting services to Parent as may be reasonably requested by it; (iii) during the Consulting Period the Executive will not, directly or indirectly, without the prior written consent of Parent, (x) become a director, officer, employee, principal, agent or consultant of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or New Hampshire and transacts business in any area in such states in which the Company or any of its banking subsidiaries maintains offices, provided, however, that this provision shall not prohibit the Executive from owning bonds, preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (y) solicit or induce, or cause others to solicit or induce, any employee of the Company or any of its Subsidiaries to leave the employment of such entities or (z) solicit any customer of the Company or any of its Subsidiaries other than in connection with the provision of consulting services under the Consulting Agreement; and (iv) the Executive shall receive annual compensation pursuant to the Consulting Agreement at a rate which is equal to the base salary paid to him by the Company as of the date hereof. The Consulting Agreement shall further provide that it shall supersede the Employment Agreement, dated as of May 16, 1991, among the Executive, the Company and the Andover-based banking subsidiary of the Company and, upon payment to the Executive of the amounts required to be paid thereunder, the Special Termination Agreement, dated as of December 17, 1992, as amended and restated as of January 23, 1997, between the Company and the Executive.

     6.16. Company Rights Agreement. On or prior to the Effective Date, the Company shall terminate the Company Rights Agreement in accordance with its terms and without the payment of any consideration to the holders of the Company Common Stock.

     6.17. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by holders of not less than a majority of the outstanding shares of the Company Common Stock.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have

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

     been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

          (f) Tax Opinion. Each of Parent and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated as of the Effective Date (which shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722), from Parent, the Company and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive Parent Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (ii) the basis of such Parent Common Stock will equal the basis of the Company Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, and (iii) the holding period of such Parent Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time, or, in the event that each of Parent and the Company shall not have received such written opinion from Elias, Matz, Tiernan & Herrick, L.L.P. as provided above, then in such case each of Parent and the Company shall have received the foregoing written opinion from Goodwin Procter LLP subject to the foregoing requirements as to form and substance.

     7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Possible Adjustment. The time period in which the Company may be entitled to exercise its right to terminate this Agreement pursuant to
     Section 8.01(f) shall have expired without the exercise by the Company of such termination right, provided that nothing contained herein shall prevent Parent, in the event of such exercise by the Company, from exercising its rights under such Section.

          (d) Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and
     7.02 as the Company may reasonably request.

     7.03. Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

          (c) Delay. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Transactions are not consummated by March 31, 2002, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this
     Section 8.01(c) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

          (d) No Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request that it be so withdrawn by a Governmental Authority or (ii) the shareholder approval referred to in
     Section 7.01(a) herein is not obtained at the Company Meeting.

          (e) Failure to Recommend. At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.08 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

          (f) Possible Adjustment. By the Company, if the Company Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

             (1) The Parent Closing Average shall be less than 82.5% of the Starting Price; and

             (2) (i) the number obtained by dividing the Parent Closing Average by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Nasdaq Bank Average Index by the Nasdaq Bank Starting Index and multiplying the quotient in this clause by 0.825 (such number being referred to herein as the "Index Ratio"); subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Company Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.825, and the Exchange Ratio (as then in effect) and the denominator of which is the Parent Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
        Section 8.01(f).

     8.02. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, and the Stock Option Agreement, which shall terminate in accordance with the terms thereof) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination, and the Stock Option Agreement, which shall terminate in accordance with the terms thereof). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

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

     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Registration Statement and the registration fee to be paid to the SEC in connection therewith shall be shared equally between the Company and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to the Company to:
        Andover Bancorp, Inc.
        61 Main Street
        Andover, Massachusetts 01810
        Attention: Gerald T. Mulligan
                   President and Chief Executive Officer
        Fax: (978) 475-3200

     With a copy to:
        Goodwin Procter LLP
        One Exchange Place
        Boston, Massachusetts 02109
        Attention: William P. Mayer, Esq.
        Fax: (617) 523-1231

     If to Parent to:
        Banknorth Group, Inc.
        P.O. Box 9540
        Two Portland Square
        Portland, Maine 04112-9540
        Attention: William J. Ryan
                   Chairman, President
                   and Chief Executive Officer
        Fax: (207) 761-8587

     With a copy to:
        Elias, Matz, Tiernan & Herrick L.L.P.
        12th Floor, The Walker Building
        734 15th Street, N.W.
        Washington, D.C. 20005
        Attention: Gerard L. Hawkins, Esq.
        Fax: (202) 347-2172

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, the Shareholder Agreements and the Stock Option Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Stock Option Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08. Severability.  Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.12. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                            BANKNORTH GROUP, INC.

                                            By:    /s/ PETER J. VERRILL
                                              ----------------------------------
                                                Name: Peter J. Verrill
                                                Title:Executive Vice President,
                                                      Chief Operating Officer
                                                      and Chief Financial
                                                      Officer

                                            ANDOVER BANCORP, INC.

                                            By:   /s/ GERALD T. MULLIGAN
                                              ----------------------------------
                                                Name: Gerald T. Mulligan
                                                Title:President and Chief
                                                      Executive Officer

                                                                       EXHIBIT A

                             SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT (the "Agreement"), dated as of June 11, 2001, by and
among (i)           , a shareholder ("Shareholder") of Andover Bancorp, Inc., a
Delaware corporation (the "Company"), and (ii) Banknorth Group, Inc., a Maine corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

     WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the business combination transaction contemplated therein, pursuant to which the Company will merge with and into Parent pursuant to the terms and conditions of the Merger Agreement (the "Merger") and Parent will pay consideration to the shareholders of the Company in the form of Parent Common Stock; and

     WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Agreement to Vote Shares. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares, to the extent such Shares are entitled to vote, in favor of approval and adoption of (i) the Merger Agreement and all transactions contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto and (ii) any amendment to the Company Articles and/or the Company Bylaws required to be made to effect any of the transactions contemplated by the Merger Agreement at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

          2. No Voting Trusts. Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement, except to the extent that such Shares are currently subject to any such voting trust agreement, arrangement or understanding.

          3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

             A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

             B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

             D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex II hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

          4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

          5. Term of Agreement; Termination.

             A. The term of this Agreement shall commence on the date hereof.

             B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

             C. If the Merger Agreement is not terminated prior in accordance with its terms, this Agreement (except for the provisions of Section 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any breach of such Section prior to such termination.

          6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a

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

     reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent:
           Banknorth Group, Inc.
           P.O. Box 9540
           Two Portland Square
           Portland, Maine 04112-9540
           Attention: William J. Ryan
                      Chairman, President and
                      Chief Executive Officer
           Fax: (207) 761-8587

        With a copy to:
           Elias, Matz, Tiernan & Herrick, L.L.P.
           734 15th Street, N.W.
           Washington, D.C. 20005
           Attn: Gerard L. Hawkins, Esq.
           Fax: (202) 347-2172

        If to Shareholder:

        With a copy to:
           Goodwin Proctor LLP
           One Exchange Place
           Boston, Massachusetts 02109
           Attention: William P. Mayer, Esq.
           Fax: (617) 523-1231

          8. Miscellaneous.

             A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

             B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

             C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

             D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

             E. CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MAINE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MAINE.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                            BANKNORTH GROUP, INC.

                                            By:
                                              ----------------------------------
                                                Name: Peter J. Verrill
                                                Title:  Executive Vice
                                                        President,
                                                        Chief Operating Officer
                                                        and
                                                        Chief Financial Officer

                                            [SHAREHOLDER]

                                            ------------------------------------
                                            (Signature)

[Annex I to this form of Shareholder Agreement is excluded. Exhibit B to the Agreement and Plan of Merger, the form of Stock Option Agreement, is not reproduced here as the executed Stock Option Agreement is included as Annex II of this prospectus/proxy statement.]

                                                                        ANNEX II
                             STOCK OPTION AGREEMENT

     Stock Option Agreement, dated as of June 11, 2001, between Banknorth Group, Inc., a Maine corporation ("Grantee"), and Andover Bancorp, Inc., a Delaware corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger"); and

     WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,340,478 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $0.10 per share, of Issuer (the "Common Stock") at a price per share equal to $37.65 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are either
     (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5 hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the Exercise Notice (as hereinafter defined) within ninety (90) days following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional (a "Listed Termination")); or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination, provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last Initial Triggering Event to be in effect, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the

Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof as a result of such a willful material breach.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any Subsidiary (as hereinafter defined) of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (x) a purchase, lease or other acquisition or assumption of all or any substantial part of the consolidated assets or consolidated deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction, provided that in no event shall (i) any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of its Subsidiaries, or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) the transactions contemplated by the Merger Agreement or the entering into of the Merger Agreement be deemed to be an Acquisition Transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, in each case prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition

        Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have breached any covenant or obligation contained in the Merger Agreement after a proposal is made by any third party, other than Grantee or a Grantee Subsidiary, to engage in an Acquisition Transaction and following such breach (x) Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) such breach shall not have been cured prior to the Notice Date (as defined below); or

             (vii) Any person other than Grantee or a Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing," the date of which being herein referred to as the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close.

          (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of Option Shares purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the Option Shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h) Certificates for Option Shares delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, which shall be set forth in a written opinion in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, stock split, split-up, merger, recapitalization, stock combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares or other securities or property that Grantee would have received in respect of Option Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act, and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in
Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such consolidated assets or consolidated deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's consolidated assets or consolidated deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's consolidated assets or consolidated deposits (or the assets or deposits of an Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph
     (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in paragraph
     (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") delivered to the Substitute Option Issuer, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute

Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day or six-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights

(for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods;
(ii) during the pendency of any order, injunction or judgment that prohibits or delays exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Charter or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

             (iii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer that:

             (i) Grantee has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

             (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act and any applicable securities offering rules of a federal or state banking authority.

     12. Neither of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder, provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

     14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $19,700,000 (the "Maximum Profit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer or
(iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party and (v) any equivalent amount with respect to the Substitute Option.

          (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as hereinafter defined) of more than the Maximum Profit, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date. As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to the conflict of law principles thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            ANDOVER BANCORP, INC.

                                            By:   /s/ GERALD T. MULLIGAN
                                              ----------------------------------
                                                Name: Gerald T. Mulligan
                                                Title: President and Chief
                                                Executive Officer

                                            BANKNORTH GROUP, INC.

                                            By:    /s/ PETER J. VERRILL
                                              ----------------------------------
                                                Name: Peter J. Verrill
                                                Title: Executive Vice President,
                                                 Chief Operating Officer and
                                                 Chief Financial Officer

                                                                       ANNEX III

                                 June 10, 2001

Board of Directors
Andover Bancorp, Inc.
61 Main Street
Andover, MA 01810

Members of the Board:

     We understand that Andover Bancorp, Inc. ("Andover") and Banknorth Group, Inc. ("Banknorth") propose to enter into an Agreement and Plan of Merger, dated as of June 11, 2001 (the "Agreement"), pursuant to which Andover is to be merged with and into Banknorth, with Banknorth being the surviving corporation in the transaction (the "Merger"). Pursuant to the Merger, each outstanding share of Andover common stock, par value $0.10 per share (the "Andover Shares"), other than certain excluded shares specified in the Agreement, will be converted into the right to receive 2.27 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Banknorth (the "Banknorth Shares"), all as more fully set forth in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of Andover.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to Andover and Banknorth that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Andover and Banknorth furnished to us by senior management of Andover and Banknorth, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of Banknorth;

          (3) Conducted discussions with members of senior management and representatives of Andover and Banknorth concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

          (4) Reviewed the market prices and valuation multiples for the Andover Shares and the Banknorth Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (5) Reviewed the respective publicly reported financial condition and results of operations of Andover and Banknorth and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

          (7) Participated in certain discussions and negotiations among representatives of Andover and Banknorth and their respective financial and legal advisors with respect to the Merger;

          (8) Reviewed the potential pro forma impact of the Merger;

          (9) Reviewed a draft of the Agreement and a draft of the related stock option agreement provided to us; and

                                      III-1

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Andover or Banknorth or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Andover or Banknorth, nor have we reviewed any individual credit files of Andover or Banknorth or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Andover and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Andover or Banknorth. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and the Expected Synergies, furnished to or discussed with us by Andover or Banknorth, we have assumed that all such information has been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Andover and Banknorth as to the future financial and operating performance of Andover, Banknorth or the combined entity, as the case may be, and the Expected Synergies.

     Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Andover, Banknorth, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

     We have been retained by the Board of Directors of Andover to act as financial advisor to Andover in connection with the Merger and will receive a fee from Andover for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Andover has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to Andover and Banknorth and have received fees for the rendering of such services, and we may continue to provide such services and receive compensation therefor in the future. In addition, in the ordinary course of our business, we may actively trade the Andover Shares and other securities of Andover and its affiliates and the Banknorth Shares and other securities of Banknorth and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

     This opinion is for the use and benefit of the Board of Directors of Andover. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without Merrill Lynch's prior written consent. Our opinion does not address the relative merits of the underlying decision by Andover to engage in the Merger as compared to other business strategies that may

                                      III-2
be available or the effort of any other transaction in which Andover might engage, and it does not constitute a recommendation to any shareholder of Andover as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

     We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Andover Shares or Banknorth Shares will trade following the announcement of the Merger or the price at which Banknorth Shares will trade following the consummation of the Merger or at any time.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Andover.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                      III-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 719 of the Maine Business Corporation Act ("MBCA") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated Sec. 719.

     Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

     Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

     Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of Banknorth. In addition, Banknorth carries a liability insurance policy for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) List of Exhibits:

      EXHIBIT NO.                                  EXHIBIT                             LOCATION
      -----------                                  -------                             --------
        2(a)             -- Agreement and Plan of Merger, dated as of June 11, 2001, between Banknorth and Andover, including Exhibits A and B
                            thereto                                                       (1)
        2(b)             -- Stock Option Agreement, dated as of June 11, 2001,
                            between Andover and Banknorth                                 (1)
        2(c)             -- Form of Shareholder Agreement, dated as of June 11, 2001,
                            between Banknorth and each director of Andover                (1)
        3(a)(1)          -- Amended and Restated Articles of Incorporation of
                            Banknorth                                                     (2)
        3(a)(2)          -- Amendments to the Amended and Restated Articles of
                            Incorporation of Banknorth                                    (3)
        3(b)             -- Bylaws of Banknorth                                           (4)
        4(a)             -- Specimen Common Stock certificate                             (5)
        4(b)             -- Stockholder Rights Agreement, dated as of September 12,
                            1989 and amended and restated as of July 27, 1999 and as
                            of July 25, 2000, between Banknorth and American Stock
                            Transfer & Trust Company, as Rights Agent                     (6)
        5                -- Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                            regarding legality of securities being registered
        8                -- Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                            regarding certain federal income tax consequences
       10                -- Form of Non-Competition Agreement between Banknorth and
                            Gerald T. Mulligan
       23(a)             -- Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                            (contained in the opinions included as Exhibits 5 and 8)
       23(b)             -- Consents of KPMG LLP
       24                -- Powers of Attorney (included in the signature page to
                            this Registration Statement)
       99(a)             -- Form of proxy for the Andover special meeting
       99(b)             -- Other Andover solicitation materials
       99(c)             -- Consent of Irving E. Rogers, III to be named as a
                            prospective director of Banknorth
       99(d)             -- Consent of Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated

---------------

(1) Exhibit is incorporated by reference to the amendment to Current Report on Form 8-K filed by Banknorth with the SEC on June 13, 2001. In addition, Exhibits 2(a), 2(b) and 2(c) above are attached as Annexes to the Prospectus/Proxy Statement included herein.

(2) Exhibits are incorporated by reference to (i) the proxy statement filed by Banknorth with the SEC on March 23, 1998, (ii) the proxy statement filed by Banknorth with the SEC on March 22, 2000 and (iii) the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000, which describes an amendment which changed the name of Banknorth to "Banknorth Group, Inc."

(3) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(4) Exhibit is incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 filed by Banknorth with the SEC on March 29, 2001.

(5) Incorporated by reference to the Registration Statement on Form S-4 (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(6) Exhibit is incorporated by reference to the Form 8-A/A report filed by Banknorth with the SEC on July 28, 2000.

     (b) Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 24th day of July 2001.

                                            BANKNORTH GROUP, INC.

                                            By:     /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                                       William J. Ryan
                                                   Chairman, President and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints William J. Ryan and Peter J. Verrill, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                                                       Director
-----------------------------------------------------
                    Gary G. Bahre

                /s/ STEPHEN J. BOYLE                   Executive Vice President and       July 24, 2001
-----------------------------------------------------    Controller (principal
                  Stephen J. Boyle                       accounting officer)

                /s/ P. KEVIN CONDRON                   Director                           July 24, 2001
-----------------------------------------------------
                  P. Kevin Condron

                /s/ GEORGE W. DOUGAN                   Director                           July 24, 2001
-----------------------------------------------------
                  George W. Dougan

                /s/ LUTHER F. HACKETT                  Director                           July 24, 2001
-----------------------------------------------------
                  Luther F. Hackett

                /s/ DANA S. LEVENSEN                   Director                           July 24, 2001
-----------------------------------------------------
                  Dana S. Levensen

                                                       Director
-----------------------------------------------------
                  John M. Naughton

            /s/ MALCOLM W. PHILBROOK, JR.              Director                           July 24, 2001
-----------------------------------------------------
              Malcolm W. Philbrook, Jr.

              /s/ ANGELO P. PIZZAGALLI                 Director                           July 24, 2001
-----------------------------------------------------
                Angelo P. Pizzagalli

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                  /s/ PAMELA PLUMB                     Director                           July 24, 2001
-----------------------------------------------------
                    Pamela Plumb

                 /s/ WILLIAM J. RYAN                   Chairman, President and Chief      July 24, 2001
-----------------------------------------------------    Executive Officer (principal
                   William J. Ryan                       executive officer)

               /s/ CURTIS M. SCRIBNER                  Director                           July 24, 2001
-----------------------------------------------------
                 Curtis M. Scribner

                  /s/ PAUL R. SHEA                     Director                           July 24, 2001
-----------------------------------------------------
                    Paul R. Shea

                 /s/ JOHN E. VEASEY                    Director                           July 24, 2001
-----------------------------------------------------
                   John E. Veasey

                /s/ PETER J. VERRILL                   Executive Vice President, Chief    July 24, 2001
-----------------------------------------------------    Operating Officer and
                  Peter J. Verrill                       Treasurer (principal financial
                                                         officer)

                /s/ PATRICK E. WELCH                                                      July 24, 2001
-----------------------------------------------------
                  Patrick E. Welch